UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.__)

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NORDSTROM, INC.

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1617 Sixth Avenue, Seattle, Washington 98101
April 12, 2019
Dear Shareholder,

You are invited to join us online May 23, 2019, at 9 a.m. Pacific Daylight Time for the 2019 Annual Meeting of Shareholders via webcast. We also invite you to attend the meeting in person, which will take place in the John W. Nordstrom Room on the 5th floor of the Downtown Seattle Nordstrom, at 1617 Sixth Avenue.
As a company, we made significant strides throughout 2018. Our generational investments — which include Manhattan, Canada, Nordstromrack.com/Hautelook and Trunk Club — continue to scale and improve in profitability. Our customer base is as strong as ever with more customers shopping across multiple channels, and we are seeing deeper engagement with customers through The Nordy Club loyalty program and our local market strategy. We aim to continue this momentum by focusing on our three strategic pillars: providing a differentiated product offering, delivering exceptional services and experiences, and leveraging the strength of our brand.
We recognize the retail environment is rapidly evolving and we continuously reinvest in our business while solving customer needs in new and relevant ways. Because of this, we have built a business model that is a key point of difference in the market. It enables us to serve customers across multiple touchpoints — through stores, online, Full-Price and Off-Price, all of which increases engagement and spend.
In all that we do, we remain committed to managing the business in the best interest of our customers, employees and shareholders. As a shareholder, one of your rights is to vote, which can be done online, by telephone or by using a printed proxy card as outlined in this document. In addition to this Proxy Statement, we encourage you to view our online Letter to Shareholders at investor.nordstrom.com and read our 2018 Annual Report. There you will find a more complete picture of our performance and how we are working to increase shareholder value by improving the customer experience.
Thank you on behalf of all of us at Nordstrom for your continued support.
Sincerely,

Brad D. Smith
Chairman of the Board

Peter E. Nordstrom	Erik B. Nordstrom
Co-President	Co-President

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1617 Sixth Avenue, Seattle, Washington 98101

Notice of Annual Meeting of Shareholders
Thursday, May 23, 2019
9:00 a.m. Pacific Daylight Time
John W. Nordstrom Room, 5th floor, Nordstrom Downtown Seattle Store, 1617 Sixth Avenue, Seattle, Washington 98101
The 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of Nordstrom, Inc. (the “Company”) will be held for the following purposes:

1.	To elect 11 Directors to serve until the 2020 Annual Meeting of Shareholders;

2.	To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s Independent Registered Public Accounting Firm to serve for the 2019 fiscal year;

3.	To conduct an advisory vote regarding the compensation of our Named Executive Officers;

4.	To approve the Nordstrom, Inc. 2019 Equity Incentive Plan; and

5.	To transact any other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.
You are eligible to vote if you were a shareholder of record at the close of business on March 15, 2019 (the “Record Date”). There were 154,952,755 shares of the Company’s Common Stock issued and outstanding as of March 15, 2019.
Shareholders are invited to attend the Annual Meeting in person. Those who are hearing impaired or require other assistance should contact the Company at 206-303-3040 so that we may facilitate your participation at the Annual Meeting.
YOUR VOTE IS VERY IMPORTANT. Whether or not you intend to be present at the Annual Meeting, you are encouraged to vote.
Seattle, Washington
April 12, 2019
By order of the Board of Directors,
Robert B. Sari
Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON May 23, 2019

The accompanying Proxy Statement and the 2018 Annual Report on Form 10-K are available at investor.nordstrom.com

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PROXY SUMMARY
This summary highlights information described in more detail elsewhere in this Proxy Statement. It does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are provided to help you find further information.
2019 Annual Meeting of Shareholders

Date and Time:	May 23, 2019 at 9:00 a.m. Pacific Daylight Time	Meeting Webcast:	investor.nordstrom.com, select Events & Presentations and follow the instructions given. The webcast will be archived and available for one year following the Annual Meeting.

Place:	John W. Nordstrom Room, 5th floor
Nordstrom Downtown Seattle Store
1617 Sixth Avenue
Seattle, Washington 98101
Eligibility to Vote
You are eligible to vote if you were a shareholder of record at the close of business on March 15, 2019.
How to Cast Your Vote (page 77)
You can vote by any of the following methods:

Internet:	(www.proxyvote.com), until 11:59 p.m. Eastern Daylight Time on May 22, 2019;	*	Mail:	by completing, signing and returning your proxy or voting instruction card on or before May 22, 2019; or

Telephone:	if you requested printed materials, by using the toll-free number listed on your proxy card until 11:59 p.m. Eastern Daylight Time on May 22, 2019;		In person:
if you are a shareholder of record, by voting your shares at the Annual Meeting. If your shares are held in the name of a broker, nominee or other intermediary, you must obtain a proxy, executed in your favor, to bring to the meeting.

Voting Matters (page 76)

		Board Vote Recommendation	Page Reference (for more detail)
1.	Election of Directors	FOR each Director Nominee	19
2.	Ratification of the Appointment of Independent Registered Public Accounting Firm	FOR	25
3.	Advisory Vote Regarding Executive Compensation	FOR	61
4.	Approval of the Nordstrom, Inc. 2019 Equity Incentive Plan	FOR	64

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Board of Directors Nominees (page 21)

Name	Age	Director Since	Occupation	Committee Memberships	Other Public Company Boards
Shellye L. Archambeau*	56	2015	Former Chief Executive Officer of MetricStream, Inc.	Corporate Governance and Nominating, Technology	Verizon, Inc., Okta, Roper Technologies, Inc.
Stacy Brown-Philpot*	43	2017	Chief Executive Officer of TaskRabbit, Inc.	Audit and Finance, Technology	HP Inc.
Tanya L. Domier*	53	2015	Chief Executive Officer of Advantage Solutions	Audit and Finance, Compensation (Chair)	YUM! Brands, Inc.
Kirsten A. Green*	47	2019	Founder and Managing Partner of Forerunner Ventures	Audit and Finance, Technology
Glenda G. McNeal*	58	2019	President Enterprise Strategic Partnerships of American Express	Compensation, Corporate Governance and Nominating	RLJ Lodging Trust
Erik B. Nordstrom	55	2006	Co-President of Nordstrom, Inc.	N/A
Peter E. Nordstrom	57	2006	Co-President of Nordstrom, Inc.	N/A
Brad D. Smith*	55	2013	Executive Chairman of Intuit, Inc.	Compensation, Corporate Governance and Nominating	Intuit, Inc., SurveyMonkey
Gordon A. Smith*	60	2015	Co-President and Chief Operating Officer of JPMorgan Chase & Co.	Compensation, Corporate Governance and Nominating (Chair)
Bradley D. Tilden*	58	2016	Chairman and Chief Executive Officer of Alaska Air Group, Inc.	Audit and Finance (Chair)	Alaska Air Group, Inc.
B. Kevin Turner*	54	2010	President and Chief Executive Officer of Core Scientific	Corporate Governance and Nominating, Technology (Chair)

*	Independent Director

Governance of the Company (page 10)

•	9 of 11 Director nominees are independent.

•	Independent Directors meet regularly in executive session.

•	The roles of Co-Presidents and Chairman of the Board are separate.

•	Only independent Directors are Committee members.

•	Director elections have a majority voting standard and all Directors are elected annually.

•	The Board has stock ownership guidelines for Directors and Executive Officers.

•	Board, Committee and Director performance evaluations are conducted annually.

•	The Board and its Committees are responsible for risk oversight.

•	Co-President and management succession planning is one of the Board’s highest priorities.

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Business Highlights
In fiscal year 2018, net earnings were $564 million, or $3.32 per diluted share, which included a $0.05 favorable income tax benefit related to prior periods and an estimated non-recurring credit-related charge of $0.28 (see page 42 of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019). We achieved net sales of $15.5 billion. This compares to $15.1 billion in 2017, which included $220 million for the 53rd week associated with the 4-5-4 retail calendar. We maintained a strong financial position, generating annual operating cash flow of more than $1 billion for the 10th consecutive year and returning nearly $1 billion to shareholders through dividends and share repurchases during the year.

Achieved $15.5B in sales, reflecting scaling of our generational investments.	Grew comparable sales 1.7%, reflecting Full-Price increase of 0.9% and Off-Price increase of 3.5%.	Generated earnings of $564M, reflecting lower income tax expense associated with corporate tax reform.
Our business model is a key point of difference in serving customers in multiple ways — through stores, online, Full-Price and Off-Price — with meaningful synergies across Nordstrom. We are focused on leveraging our digital and physical assets to provide customers with a best-in-class experience. In 2018, we achieved the following milestones in executing our customer strategy through our three strategic pillars: providing a compelling product offering, delivering outstanding services and experiences, and leveraging the strength of the Nordstrom brand:

•
We continued to see positive customer trends. In 2018, over 35 million customers shopped with us, an increase of 6% from last year. One-third of our customers shopped across our multiple channels, which generally leads to higher customer spend.

•
Digital sales increased 16% and made up 30% of net sales. Additionally, Nordstrom.com achieved scale, with the profitability of Full-Price digital sales at parity with store sales. We believe our early investments to build a robust digital business have given us a competitive advantage.

•
Our generational investments continued to scale, contributing approximately $2 billion in sales and an improvement in profitability. Nordstromrack.com/HauteLook became our fastest business to reach $1 billion in sales. Trunk Club delivered sales growth of 35%. We opened our Men’s Store in New York City and furthered our expansion into Canada with the introduction of six Nordstrom Rack stores.

•	We launched our local market strategy in Los Angeles, which drove outsized market share gains in this market by increasing product selection, delivery speed and convenience for customers.
As we aspire to be the best fashion retailer in a digital world, we believe we are well positioned to deliver a differentiated customer experience and drive increased shareholder value.
Executive Compensation Highlights - Paying For Performance
In accordance with our pay-for-performance philosophy, the compensation program for our Named Executive Officers is straightforward in design and includes four primary elements: base salary, performance-based bonus, long-term incentives (“LTI”) and benefits. Within these elements, we emphasize variable pay over fixed pay, with at least 70% of each Named Executive Officer’s target compensation linked to our financial or market results. The program also balances the importance of these executives achieving both critical short-term objectives and strategic long-term priorities. The following graphics represent target compensation for the Co-Presidents and the other Named Executive Officers, as shown on page 29.

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Our Variable Pay Reflects Company Performance
Our pay-for-performance design includes rigorous performance goals and high performance standards. Further, with a substantial portion of pay in the form of Nordstrom stock, pay outcomes align with our shareholders’ experience. This is evidenced by our Named Executive Officers’ recent incentive compensation payouts and grant realizable values as of our 2018 fiscal year end, as shown below.

INCENTIVE COMPENSATION PAYOUTS	2014	2015	2016	2017	2018
Incentive Earnings Before Interest and Income Tax Expense (“Incentive EBIT”)	$1,391M	$1,246M	$1,076M	$952M	$909M
Incentive Adjusted Return on Invested Capital (“Incentive Adjusted ROIC”)	13.6%	11.0%	12.4%	10.0%	12.8%
Annual bonus (payout as a % of Target*)	83%	0%	80%	96%	89%
3-year TSR percentile ranking within comparator group	63%ile	53%ile	16%ile	10%ile	24%ile
Performance Share Unit (“PSU”) vesting (payout as a % of Target)	75%	75%	0%	0%	0%
PSU comparator group	Retail	Retail	S&P 500	S&P 500	S&P 500

*
Actual bonus payout for fiscal year 2017 as a % of Target for the Co-Presidents was 94%. Actual bonus payout for fiscal year 2018 as a % of Target for the Co-Presidents was 63%. See pages 35 and 36 for more information.

Incentive EBIT and Incentive Adjusted ROIC are not measures of financial performance under Generally Accepted Accounting Principles (“GAAP”) and should be considered in addition to, and not a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures. PSU vesting as shown in the table above corresponds to the performance periods ending in fiscal years 2014 through 2018. Three-year Total Shareholder Return (“TSR”) percentile ranking is based on our TSR performance over three-year rolling periods between fiscal years 2012 and 2018 versus the comparator group. Beginning with the 2014 – 2016 performance period, we changed our comparator group from our retail peer group to the Standard and Poor’s 500. See page 37 to learn more about long-term incentive pay.

GRANT REALIZABLE VALUES	2014	2015	2016	2017	2018
PSUs (realizable value as a % of grant value)	0%	0%	0%	51%	N/A
RSUs (realizable value as a % of grant value)	94%	75%	111%	111%	94%
Stock options (realizable value as a % of grant value)	38%	0%	6%	6%	N/A
Realizable values shown above are based on the actual value at time of vest, current unvested values using our 2018 fiscal year end stock price of $45.33 and current performance for the outstanding PSUs granted in 2017 (which were tracking at 50% payout as of the end of the fiscal year), shown as a percent of grant value. PSUs, restricted stock units (“RSUs”) and stock options are shown in the column matching the year of grant.

The Compensation Committee reviews these results and other analyses with the goal of ensuring that the Named Executive Officers’ aggregate compensation aligns with shareholder interests. Based on these and other outcomes, the Compensation Committee believes that total direct compensation for our Named Executive Officers reflects our pay-for-performance objective and is well aligned with shareholder interests.

For more information on executive compensation, please see the Compensation Discussion and Analysis starting on page 29.

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CORPORATE GOVERNANCE
Our Corporate Governance Framework
Since its founding, our Company’s leaders and employees have always sought to maintain the highest ethical standards in every aspect of our business. Our corporate governance framework is designed to support this tradition of integrity, trust and unyielding commitment to do the right thing, which has served our customers and shareholders well over the years. Our corporate governance framework, more fully discussed on the following pages, includes the following highlights:

Corporate Governance

- 10 of 12 current Directors are Independent
- Independent Chairman
- Regular Executive Sessions of Independent Directors
- Committees Comprised Only of Independent Directors
- All Audit & Finance Committee Members are SEC "Audit Committee Financial Experts"
- Annual Evaluations of Board, Committees and Directors
- Authority to Hire Independent Consultants and Experts

Shareholder Rights

- Annual Election of all Directors
- Majority Vote Standard for Director Elections
- Each Common Share is Entitled to One Vote
- Shareholders of 10%+ Entitled to Call Special Meeting
- Annual Say-on-Pay Advisory Vote
- Regular Outreach and Engagement of Shareholders
- Open Communications with Directors

Compensation

- Pay-for-Performance Philosophy Guides Executive Compensation
- Stock Ownership Policy for Directors and Executive Officers
- Executive Compensation Clawback Policy
- Hedging and Pledging Policies
- Independent Compensation Consultant Engaged by Compensation Committee

Strategy and Risk

- Company Strategy Oversight by Board
- Risk Oversight by Board and Committees Aligned with Company Strategy
- Regular Risk Management Reports to Board and Committees
- Compensation Program Designed to Reduce Undue Risk
- Annual Strategy Planning Meeting
- Board Oversight of Co-Presidents and Management Succession Planning

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Board Responsibilities, Leadership Structure and Role in Risk Oversight
The Board of Directors (“Board”) oversees, counsels and directs management in promoting the long-term interests of the Company and our shareholders. The Board’s responsibilities include:

•	determining the appropriate structure for the senior leadership of the Company;

•	selecting and evaluating the performance of the Co-Presidents;

•	planning for succession with respect to the positions of the Co-Presidents and monitoring management’s succession planning for other senior executives;

•	reviewing and approving our major financial objectives, our strategic and operational plans and other significant actions;

•	monitoring the conduct of our business and the assessment of our business risks to promote the proper management of the business;

•	overseeing the management of cybersecurity, including oversight of appropriate risk mitigation strategies, systems, processes and controls; and

•	overseeing the processes for maintaining integrity with regard to our financial statements and other public disclosures, and compliance with laws and our Code of Business Conduct and Ethics.
At this time, the Board believes different people should hold the positions of Chairman of the Board and Co-Presidents, as this may strengthen corporate governance and aid in the Board’s oversight of management. Currently, Brad D. Smith serves as Chairman of the Board and Erik Nordstrom and Peter Nordstrom serve as Co-Presidents. The Co-Presidents are responsible for day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Co-Presidents and presides over the full Board. The duties of our Chairman of the Board are more fully described in the Chairman of the Board and Presiding Director section below. The Board believes this leadership structure also aids in the Board’s oversight and management of risk.
The full Board has primary responsibility for oversight of risk management and has assigned to the Board’s standing Committees the task of focusing on the specific risks inherent in their respective areas of oversight. The full Board:

•	considers and determines the Company’s risk appetite, which is the amount of risk the organization is willing to accept;

•
oversees management’s implementation of an appropriate system to manage risks (i.e., to identify, assess, mitigate, monitor and communicate these risks) and monitors the effectiveness of this process as the business environment changes;

•	provides risk oversight through the Board’s committee structure and processes; and

•
manages directly certain risks, in particular, the risks associated with the Company’s strategic direction, which are reviewed at an annual strategy planning meeting and periodically throughout the year.

The Company has a comprehensive, structured approach to managing risks, which are identified, assessed, prioritized and managed at all levels within the Company through an enterprise risk management process which is aligned with the Company’s strategy. Within this framework, management is responsible for assessing and managing the Company’s exposure to risks. Management regularly reports on risks to the relevant Committee or the Board. The Board and its Committees discuss the various risks confronting the Company throughout the year, particularly when reviewing operating and strategic plans and when considering specific actions for approval. The risks are classified into four major categories: Strategic, Compliance, Operational and Financial, and mapped for the appropriate management and Board (and Committee) oversight.
Through the risk oversight process, the Board: (i) obtains an understanding of the risks inherent in the Company’s strategy and management’s execution of the strategy within the agreed risk appetite; (ii) accesses useful information from internal and external sources about the critical assumptions underlying the strategy; (iii) is alert for possible dysfunctional behavior within the organization which might lead to excessive risk taking; (iv) provides input to executive management regarding critical risk issues on a timely basis; and (v) encourages open communication and appropriate escalation of reporting of risk throughout the enterprise, striving to ensure that risk management is part of the corporate culture. The Board’s leadership structure and the collective knowledge and experience of its members promotes a broad perspective, open dialogue and useful insights regarding risk, thereby increasing the effectiveness of the Board’s role in risk oversight.

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Director Independence
A Director is considered independent when our Board affirmatively determines that he or she has no material relationship with the Company, other than as a Director. Our Board makes this determination in accordance with the standards set forth in our Corporate Governance Guidelines, which are consistent with the listing standards of the New York Stock Exchange (“NYSE”) and Securities and Exchange Commission (“SEC”) rules. In making this determination, the Board considers existing relationships between the Company and the Director, whether directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board has affirmatively determined the following Director nominees are independent within the meaning of the listing standards of the NYSE, SEC rules and the Company’s Corporate Governance Guidelines, and none of these Director nominees have a material relationship with the Company other than as a Director:

Shellye L. Archambeau	Kirsten A. Green	Gordon A. Smith
Stacy Brown-Philpot	Glenda G. McNeal	Bradley D. Tilden
Tanya L. Domier	Brad D. Smith	B. Kevin Turner
Chairman of the Board and Presiding Director
The Company has a Chairman of the Board who is also an independent Director and who serves as the Presiding Director within the meaning of the listing standards of the NYSE. Currently, Brad D. Smith serves as the Company’s Chairman of the Board.
The Chairman of the Board is appointed annually by the Board. As described in the Company’s Bylaws, Corporate Governance Guidelines and Charter of the Corporate Governance and Nominating Committee, the Chairman of the Board:

•	presides at meetings of the Board;

•	assists in establishing the agenda for each Board and Board Committee meeting;

•	serves as the Presiding Director to lead regular executive sessions of the Board in which only independent Directors participate;

•	calls special meetings of the Board and/or the shareholders;

•
provides input and support to the Chair of the Corporate Governance and Nominating Committee on nominees to fill vacant Board seats and the selection of Committee Chairs and membership on Board Committees;

•	advises the Co-Presidents and other members of the Executive Team on such matters as strategic direction, corporate governance and overall risk assessment; and

•	performs such other duties as the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.

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Director Elections
The Company’s Bylaws provide that, in an uncontested election, a Director nominee will be elected if the number of votes cast for the nominee’s election exceeds the number of votes cast against the nominee’s election. An incumbent Director nominee who fails to receive the requisite votes for election will continue to serve as a Director until the earlier of: (i) 90 days from the date on which the voting results of the election are determined; or (ii) the date on which an individual is selected by the Board to fill the position held by such Director. In any election which is a contested election (meaning that the number of director nominees exceeds the number of directors to be elected), the standard for election of directors is a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting.
Management Succession Planning
The Board and management believe that one of their primary responsibilities is to ensure the Company has the appropriate leadership capability to effectively deliver upon its business commitments. The Company’s management is actively engaged and involved in leadership development, having regular discussions of the leadership capabilities of the organization and the attraction, development and retention of critical talent to promote future success. In addition to the Company’s regular review of leadership capabilities, the Board annually conducts a detailed review of the talent strategies for the entire organization and reviews succession plans for senior leadership positions, including those of the Co-Presidents. The Board reviews high-potential employees, evaluates plans to develop their management and leadership capabilities and sanctions the strategies used to deploy these individuals most effectively. In addition to the annual review, succession is regularly discussed in executive sessions of the Board and in Board Committee meetings, as applicable. Directors become familiar with potential successors for key leadership positions through various means, including the comprehensive annual talent and succession review, Board meeting presentations and less formal interactions throughout the course of the year.
Our entire Board, with the oversight of our Corporate Governance and Nominating Committee, is responsible for implementing succession procedures for the Co-Presidents. We believe the Board, led by our Chairman, should collaborate with the Co-Presidents on the critical aspects of the succession planning process, including establishing selection criteria, identifying and evaluating candidates and making management succession decisions. The Board has procedures in place to respond to an unexpected vacancy in one or more of the Co-Presidents’ positions, including a detailed review of the succession plan annually by the Board. It is the Board’s practice to be prepared for a planned or unplanned change in leadership in order to ensure the stability of the Company.
Communications with Directors
Shareholders and other interested parties may communicate with Directors by contacting the Corporate Secretary’s Office at:

Telephone: 206-303-2541

7	Email: board@nordstrom.com

*	Mail: Nordstrom, Inc. 1700 Seventh Avenue, Suite 1500 Seattle, Washington 98101-4407 Attn: Corporate Secretary
The Corporate Secretary will relay the question or message to the specific Director with whom the shareholder or interested party wishes to communicate.

If no specific Director is requested, the Corporate Secretary will relay the question or message to the Chairman of the Board. Certain items that are unrelated to the duties and responsibilities of the Board, such as business solicitations, advertisements, junk mail and other mass mailings will not be relayed to Directors.
The Audit and Finance Committee has established procedures to respond to possible concerns about ethics and accounting-related practices. To report your concerns, you may use the Company’s confidential Whistleblower Hotline at:

Telephone: 1-888-832-8358

Internet: ethicspoint.com
Your concerns will be investigated and communicated to the Audit and Finance Committee, as necessary.

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Board Committees and Charters
The Board has a standing Audit and Finance Committee, Compensation Committee, Corporate Governance and Nominating Committee, and Technology Committee. Each Committee has a Board-approved Charter which is reviewed annually by the respective Committee. Recommended changes to the charter, if any, are submitted to the Corporate Governance and Nominating Committee and the Board for approval. The Board makes Committee and Committee Chair assignments annually at its meeting immediately following the Annual Meeting, although further changes to Committee assignments may be made from time to time as deemed appropriate by the Board. The Board has determined that the Chairs and all Committee members are independent under the applicable NYSE rules. Committee Charters and current Committee membership are posted on our website at investor.nordstrom.com and may be viewed by selecting the Corporate Governance item in the Investor Relations drop-down menu. The Chairs and members of the Committees as of the date of this Proxy Statement are identified in the following table.

Director	Audit and Finance Committee	Compensation Committee	Corporate Governance and Nominating Committee	Technology Committee
Shellye L. Archambeau			✓	✓
Stacy Brown-Philpot	✓			✓
Tanya L. Domier	✓
Kirsten A. Green	✓			✓
Glenda G. McNeal		✓	✓
Philip G. Satre*	✓	✓
Brad D. Smith		✓	✓
Gordon A. Smith		✓
Bradley D. Tilden
B. Kevin Turner			✓

Chair

*	Mr. Satre is not seeking re-election and will be retiring from the Board at the end of his current term in May 2019.

Audit and Finance Committee
This committee was formed from the merger of the Audit Committee and Finance Committee in May 2018. As more fully described in its Charter, the primary responsibility of the Audit and Finance Committee is to assist the Board in fulfilling its oversight responsibility by reviewing and discussing:

•	the integrity of the Company’s financial statements;

•	the accounting, auditing and financial reporting processes of the Company;

•	the management of business and financial risk and the internal controls environment;

•
the Company’s compliance with legal and regulatory requirements and ethics programs as established by management and the Board, in conjunction with any recommendations by the Corporate Governance and Nominating Committee with respect to corporate governance standards;

•	the reports resulting from the performance of audits by the independent auditor and the internal audit team;

•	the qualifications, independence and performance of the Company’s independent auditors; and

•	the performance of the Company’s internal audit team.
In addition, the Audit and Finance Committee provides financial oversight, including:

•
assisting the Board in fulfilling its oversight responsibilities with respect to the Company’s capital structure, financial policies, capital investments, business and financial planning and related matters;

•	reviewing and discussing the Company’s tax strategies and the implications of actual or proposed tax law changes;

•	reviewing and discussing the Company’s dividend payment and share repurchase strategies, banking relationships, borrowing facilities and cash management; and

•	monitoring the ratings assigned by rating agencies to the Company’s long-term debt.
The Audit and Finance Committee regularly reviews accounting, auditing and financial reporting processes, enterprise risk management, and compliance with laws and regulations. The Audit and Finance Committee also meets privately and separately with the independent registered public accounting firm, the Chief Financial Officer and the Vice President, Internal Audit.

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In addition to meeting the independence requirement for audit committee members, each current member of the Audit and Finance Committee also meets the financial literacy and experience requirements contained in the corporate governance listing standards of the NYSE. The Board has determined that all Audit and Finance Committee members qualify as “audit committee financial experts” under the regulations of the SEC. Although all members of the Audit and Finance Committee meet the current regulatory requirements for accounting or related financial management expertise and the Board has determined that each of them qualifies as an “audit committee financial expert,” members of the Audit and Finance Committee are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting.

Compensation Committee
As more fully described in its Charter, the primary responsibilities of the Compensation Committee are:

•
approving an overall compensation philosophy for the Company’s Executive Officers in light of the Company’s goals and objectives. The Executive Officers are referenced on pages 27 and 28 and include the Named Executive Officers shown in the Compensation Discussion and Analysis on page 29 and other business unit presidents and Company executives over major organizational functions reporting to the Co-Presidents or other senior executives;

•	selecting performance measures aligned with the Company’s business strategy;

•	reviewing and approving the Company’s cash and equity-based compensation plans for executives;

•	recommending to the Board the form and amount of Director compensation;

•	reviewing and approving any benefit plans, retirement and deferred compensation or other perquisites offered to the Executive Officers and other eligible employees; and

•	reviewing the Company’s compensation practices so that they do not encourage imprudent risk taking.
The Committee has the sole authority to retain such consultants and advisors as it may deem appropriate and to approve related fees and other retention terms. The Committee has retained Semler Brossy Consulting Group, LLC (“Semler Brossy”), an independent compensation consulting firm, to advise the Committee on executive compensation and benefit matters. Semler Brossy provides services only as directed by the Committee. During fiscal year 2018, Semler Brossy’s services included review of pay programs, performance goal-setting, alignment of pay and performance and other pay-related matters specific to the Compensation Committee’s Charter. The Compensation Committee has assessed the independence of Semler Brossy pursuant to NYSE rules and determined that Semler Brossy is independent and its work for the Compensation Committee does not raise any conflict of interest.

A consultant from Semler Brossy attends Committee meetings in person or by phone and supports the Committee by providing independent expertise on market practices and trends in executive compensation within the general industry and the peer group defined for such purposes. Additionally, the consultant provides advice regarding the composition of the Company’s peer group and analysis of peer group practices for base salary, performance-based bonus, long-term incentives and other compensation elements, and advice on management’s proposed levels of executive compensation. Semler Brossy also advises the Committee on compensation program design including incentive structure, stock ownership guidelines, regulatory requirements related to executive compensation, plans submitted to shareholders for approval, governance responsibilities, and such other matters as assigned by the Committee from time to time as necessary to carry out its responsibilities under its Charter.

Corporate Governance and Nominating Committee
As more fully described in its Charter, the primary responsibilities of the Corporate Governance and Nominating Committee are:

•	reviewing and recommending individuals to the Board for nomination as members of the Board and its Committees;

•	reviewing possible conflicts of interest of Board members and the Company’s Executive Officers;

•	developing and reviewing the Company’s Corporate Governance Guidelines;

•	reviewing and considering revisions to the corporate governance standards contained in the Company’s Codes of Business Conduct and Ethics;

•	reviewing and recommending approval of the policies and practices of the Company in the area of corporate governance;

•	producing and providing to the Board an annual performance evaluation of the Board, the Directors and each Committee of the Board;

•	establishing succession procedures in the case of an emergency or the retirement of one or both Co-Presidents; and

•	reviewing the overall performance of the Co-Presidents on an annual basis.

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Technology Committee
As more fully described in its Charter, the primary responsibilities of the Technology Committee are:

•	assisting the Board in its oversight with respect to the Company’s technology strategy;

•	reviewing and discussing the Company’s technology acquisition and development process to assure ongoing business growth;

•	reviewing and discussing the Company’s data management and automation processes, and measurement and tracking systems;

•	reviewing and discussing the Company’s policies and safeguards for information technology and data security; and

•	making recommendations to the Board with respect to investments in technology.
Board Meetings and Attendance
The Board held 9 meetings during fiscal year 2018, one of which was devoted principally to Company strategy. During the past fiscal year, the Audit Committee held 5 meetings, the Finance Committee held 2 meetings, the combined Audit and Finance Committee held 8 meetings after merging in May 2018, the Compensation Committee held 6 meetings, the Corporate Governance and Nominating Committee held 5 meetings, and the Technology Committee held 4 meetings. Each Director attended at least 75% of the aggregate of all meetings of the Board and the Committees on which he or she served during the year and overall attendance at the meetings, on a combined basis, was 94%. Independent members of the Board met at each regular meeting of the Board in executive session without management present.
Director Compensation
The Company’s pay-for-performance philosophy for Director compensation reflects the Board’s belief that payment of a majority of the Director fees in the form of Nordstrom common stock (“Common Stock”) aligns the interests of Directors with the interests of the Company’s shareholders and enhances Director compensation when the Company performs well. The Board believes that the Director fees paid by the Company should be competitive with other companies of similar characteristics.
Employee Directors of the Company are not paid any fees for serving as members of the Board. Nonemployee Director compensation consists of the following elements:

Annual Compensation Elements for 2018	Amount ($)*
Director Retainer	85,000
Audit and Finance Committee Chair Retainer	20,000
Compensation Committee Chair Retainer	20,000
Corporate Governance and Nominating Committee Chair Retainer	15,000
Technology Committee Chair Retainer	15,000
Special Committee Member Retainer**	20,000
Special Committee Working Member Retainer**	35,000
Special Committee Chair Retainer**	100,000
Director Equity Grant of Common Stock having a grant date value of	140,000
Chairman of the Board Equity Grant of Common Stock having a grant date value of	200,000

*	Directors may elect to take some or all of their cash retainer fees in Common Stock.

**
In addition to the standing board committees identified above, the Board formed a special committee, consisting of: Ms. Archambeau, Ms. Brown-Philpot, Mr. Satre, Mr. Brad Smith, Mr. Gordon Smith, Mr. Tilden, and Mr. Turner, in connection with the announcement in June 2017 by the Nordstrom family that it was exploring the potential of a going-private transaction. This special committee was disbanded in March 2018, following the conclusion of that process.

Under the Director Stock Ownership Guidelines, Directors are currently required to own Common Stock having a value of at least $425,000 by their fifth anniversary of joining the Board. As of March 15, 2019, each nominee for election at the Annual Meeting had either satisfied this obligation or had time remaining to do so.

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Director Summary Compensation Table
During the fiscal year ended February 2, 2019, nonemployee Directors of the Company received the following compensation for their services:

Name	Fees Earned or Paid in Cash ($)(a)(b)	Stock Awards ($)(b)(c)	All Other Compensation ($)(d)	Total ($)
Shellye L. Archambeau	105,000	139,977	10,395	255,372
Stacy Brown-Philpot	105,000	139,977	4,804	249,781
Tanya L. Domier	105,000	139,977	17,722	262,699
Kirsten A. Green*	—	—	—	—
Glenda G. McNeal*	—	—	—	—
Philip G. Satre	185,000	339,929	2,068	526,997
Brad D. Smith	105,000	239,968	3,228	348,196
Gordon A. Smith	120,000	139,977	13,937	273,914
Bradley D. Tilden	125,000	139,977	4,237	269,214
B. Kevin Turner	135,000	139,977	27,186	302,163

*	Kirsten Green and Glenda McNeal were appointed on February 26, 2019, and received no compensation in fiscal year 2018.
(a) Fees Earned or Paid in Cash
The amounts reported reflect the cash fees paid to each nonemployee Director, whether or not such fees were deferred or taken as Common Stock. Ms. Archambeau and Ms. Brown-Philpot received $20,000 in cash for their services as Special Committee Members and elected to take their retainers in Common Stock. Ms. Domier received $20,000 for service as the Compensation Committee Chair. Mr. Satre received $100,000 for his service as Chair of the Special Committee. Mr. Brad Smith received $20,000 for his service as a Special Committee Member. Mr. Gordon Smith received $20,000 in cash for his service as a Special Committee Member and elected to take his retainer and $15,000 for service as Chair of the Corporate Governance and Nominating Committee in Common Stock. Mr. Tilden received $20,000 for service as Chair of the Audit and Finance Committee and $20,000 as a Special Committee Member. Mr. Turner received $35,000 for service as a Special Committee Working Member and elected to receive his retainer and $15,000 as Chair of the Technology Committee in Common Stock.
(b) Deferred Compensation Program
Nonemployee Directors may elect to defer all or a part of their cash retainers and stock awards under the Nordstrom Directors Deferred Compensation Plan (“Directors Plan”). Directors are required to make advance elections to defer the receipt of fees or stock awards, and all deferral elections generally are irrevocable. Directors are also required to make advance elections about the form and timing of distribution of their deferred cash fees or stock awards.
In 2018, cash deferrals could be directed among 18 deemed investment alternatives and gains and losses for cash deferrals were posted to the Director’s account daily based on their investment elections. In addition, plan participants were offered a fixed rate option of 4.4% in 2018, which was not subsidized by the Company, but rather was a rate based on guaranteed contractual returns from a third-party insurance company provider. Deferred stock awards are credited to the Director’s account as units. Each unit in the Directors Plan is equal in value to the price of one share of Common Stock. Each deferred unit is credited with dividends, in the form of additional units, to the same extent as a share of Common Stock.
During the fiscal year which ended February 2, 2019, Ms. Archambeau and Ms. Brown-Philpot deferred 100% of their stock awards into the Directors Plan.
(c) Stock Awards
The amounts reported reflect the grant date fair value associated with each Director’s stock awards. Fractional shares are not awarded or paid in cash. In recognition of the significant time and attention in performing the duties required of the position, our Chairman of the Board is annually awarded, on the date of the Company’s Annual Meeting, an additional stock award having a value of $200,000. On November 20, 2018, Brad D. Smith received an additional pro-rated stock award having a value of $99,991, after assuming the position of Chairman of the Board on November 1, 2018.

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(d) All Other Compensation
All Directors, their spouses and eligible children may participate in the Company’s employee merchandise discount program. The program provides discounts ranging from 20% for eligible nonmanagement employees up to 33% for eligible management and high-performing nonmanagement employees and Directors. A 40% discount is available at certain times of the year on specified merchandise. These discounts vary somewhat by source and type of merchandise or service. During the fiscal year ended February 2, 2019, all Other Compensation consisted only of merchandise discounts for all Directors.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended February 2, 2019, no member of the Compensation Committee was an employee, officer or former officer of the Company or any of its subsidiaries, and no Executive Officer of the Company served on the board of directors or compensation committee of any entity that has one or more directors, or compensation committee of any entity that has one or more Executive Officers, serving as a member of the Company’s Board or Compensation Committee.
Codes of Business Conduct and Ethics and Other Policies
We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and persons performing similar functions. We have also adopted a Directors’ Code of Business Conduct and Ethics that applies to all of our Directors. A grant of a waiver from a provision of the codes requiring disclosure under applicable SEC rules, if any, will be disclosed on our website at investor.nordstrom.com and may be viewed by selecting the Corporate Governance item in the Investor Relations drop-down menu.
We have a policy that prohibits Directors and Executive Officers (as well as other key insiders and their immediate family members) from engaging in hedging or short sale transactions with respect to the Company’s Common Stock. We also have a policy with respect to pledging of Common Stock, which subjects Directors and Executive Officers to a preclearance requirement and restrictions, including that pledged shares may not be counted toward the Company’s stock ownership guidelines. Our Executive Officers, in the aggregate, have less than 0.5% of the Company’s outstanding shares pledged to third parties and are in compliance with our policy.
Corporate Social Responsibility
Our goal is to operate our business with the utmost integrity and serve our customers, employees and shareholders in a way that is deserving of their support and trust. Social responsibility is one way we strive to follow through with this commitment. We actively pursue solutions to reduce our environmental impact, contribute to the communities we serve, and support the rights of workers who create our products. We believe that both transparency and collaboration are key to progress in all of these areas, and we disclose our efforts in an annual Corporate Social Responsibility Report. More information can be found at nordstrom.com under Nordstrom Cares. We also continue to work with and learn from interested parties. The Company does not use corporate funds to make contributions to support or oppose federal, state or local political parties, candidates, campaigns and/or ballot measures. Our statement on Political Activity may be accessed through our website at investor.nordstrom.com and may be viewed by selecting the Corporate Governance item in the Investor Relations drop-down menu.
Website Access to Corporate Governance Documents
The Charters for each of the standing Committees of the Board, the Company’s Corporate Governance Guidelines, the Employee Code of Business Conduct and Ethics, and the Director Code of Business Conduct and Ethics, as well as all Company filings made with the SEC, may be accessed through our website at investor.nordstrom.com, and may be viewed by selecting the Corporate Governance item in the Investor Relations drop-down menu and SEC Filings.

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PROPOSAL 1	ELECTION OF DIRECTORS
The Board recommends a vote FOR each nominee.
Eleven nominees, recommended by the Company’s Board, will be elected at the Annual Meeting, each to hold office until the 2020 Annual Meeting of Shareholders and until their successors have been duly elected and qualified. All of the nominees listed in this Proposal 1 are currently Directors of the Company.

Director Qualifications and Experience
The Board, acting through the Corporate Governance and Nominating Committee, seeks a Board that, as a whole, possesses the experience, skills, backgrounds and qualifications appropriate to function effectively in light of the Company’s current and evolving business circumstances. The Committee reviews the size of the Board, the tenure of our Directors and their skills, backgrounds and experiences in determining the slate of nominees and whether to seek one or more new candidates. The Committee seeks directors with established records of significant accomplishments in businesses and areas relevant to our strategies. With respect to the nomination of continuing Directors for re-election, the individual’s prior contributions to the Board are also considered.
All of our Directors bring to our Board a wealth of executive leadership experience derived from their service as senior executives of complex corporations. As a group, they also bring extensive board experience. The process undertaken by the Committee in recommending qualified director candidates is described in the Director Nominating Process below.

Director Nominating Process
The Corporate Governance and Nominating Committee is responsible for identifying and recommending to the Board the nominees to stand for election as directors at each Annual Meeting of Shareholders or, if applicable, at a special meeting of shareholders.
In nominating director candidates, the Committee considers such factors as it deems appropriate, including whether there are any evolving needs of the Board with respect to a particular field, skill or experience. These factors may include judgment, skill, experience with businesses and other organizations, the candidate’s experience and skill set relative to those of other members of the Board and the extent to which the candidate would be a desirable addition to the Board and any Committees of the Board. In addition to these factors, the Committee may also consider a director candidate’s diversity of background during the evaluation and selection process of director candidates. In this context, diversity is broadly construed to mean varied skills, backgrounds and experiences, which include gender and ethnicity, as well as other differentiating characteristics, all in the context of the requirements and needs of the Board at that point in time. The Committee, however, does not have a formal policy regarding how diversity of background should be applied in identifying or evaluating director candidates, and, depending on the current needs of the Board, the Committee may weigh certain factors more or less heavily. The goal of the Committee is to assist the Board in attracting competent individuals with the requisite management, financial and other expertise who will act as directors in the best interests of the Company and its shareholders.
The Committee will consider the qualifications of director candidates recommended by shareholders, and evaluate each of them using the same criteria the Committee uses for incumbent candidates. Shareholders who wish to submit nominees for election as directors should follow the procedures described on page 75.

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The following table summarizes key qualifications, skills or attributes most relevant to the decision to nominate an individual to serve on the Board. A mark indicates an area of focus or expertise on which the Board relies. The lack of a mark, however, does not mean the Director does not possess that qualification or skill.

	Shellye L. Archambeau	Stacy Brown-Philpot	Tanya L. Domier	Kirsten A. Green	Glenda G. McNeal	Erik B. Nordstrom	Peter E. Nordstrom	Brad D. Smith	Gordon A. Smith	Bradley D. Tilden	B. Kevin Turner

Global/International Commerce	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Retail Industry			✓			✓	✓	✓	✓		✓
eCommerce/Technology	✓	✓	✓	✓		✓		✓			✓
Finance/Accounting	✓	✓	✓	✓	✓			✓		✓	✓
Senior Executive Management	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Legal
Customer-Focused Business	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
General Business Management	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Communications/Marketing	✓	✓	✓	✓		✓	✓	✓	✓		✓
Governance	✓							✓	✓	✓
Public Company Board	✓	✓	✓					✓	✓	✓
Loyalty/Rewards Program									✓	✓	✓
No director candidates were recommended by our shareholders for election at the Annual Meeting.

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Our Director Nominees
Information related to the Director nominees is set forth below, including age, and the particular experience, qualifications, attributes or skills that led the Board to conclude that the person should serve as a Director for the Company.

Shellye L. Archambeau
Director since 2015
Age 56
Former Chief Executive Officer of MetricStream, Inc., a global provider of governance, risk, compliance and quality management solutions to corporations across diverse industries from 2002 to January 2018. Prior to joining MetricStream, Ms. Archambeau was Chief Marketing Officer and Executive Vice President of Sales for Loudcloud, Inc., a provider of Internet infrastructure services, from 2001 to 2002; Chief Marketing Officer of NorthPoint Communications from 2000 to 2001; and President of Blockbuster Inc.’s ecommerce division from 1999 to 2000. Before joining Blockbuster, Ms. Archambeau held domestic and international executive positions during a 15-year career at IBM. Ms. Archambeau has been a director of Verizon, Inc. since December 2013, a director at Roper Technologies, Inc. since April 2018, and a director at Okta since December 2018. She served as a director of Arbitron, Inc. from 2005 to 2013.
Ms. Archambeau brings to the Board, among other skills and qualifications, leadership experience in technology, ecommerce, digital media and communications. Her technology and international experience position her to advise the Board and senior management on global operations and on technology innovations to elevate the customer experience.

Stacy Brown-Philpot
Director since 2017
Age 43
Chief Executive Officer of TaskRabbit, Inc., a digital home services labor platform company, since April 2016. Previously, Ms. Brown-Philpot served as the company’s Chief Operating Officer from January 2013 to April 2016. From May 2012 to December 2012, Ms. Brown-Philpot was an Entrepreneur-in-Residence at Google Ventures, the venture capital investment arm of Alphabet, Inc. Prior to that, she spent nearly a decade, from 2003 to 2012, in various directorial positions at Google, including two years as the company’s senior director of global consumer operations. Ms. Brown-Philpot also has a background in finance where she served as a senior analyst at Goldman Sachs and senior associate at PricewaterhouseCoopers. She has been a director of HP Inc. since 2015.
Ms. Brown-Philpot brings to the Board innovation, operational and entrepreneurial experience, digital, branding and marketing expertise, as well as financial and accounting skills. She provides unique insights to elevate the consumer experience in a global digital economy. Her service on the board of HP Inc. provides her with experience in corporate governance matters and key skills in working with directors, understanding board processes and functions, assessing risk and overseeing management.

Tanya L. Domier
Director since 2015
Age 53
Chief Executive Officer of Advantage Solutions, a global business solutions services firm, since 2013 and has served on Advantage Solutions’ board of directors since 2008. Ms. Domier was President and Chief Operating Officer from 2010 to 2012 and President of Marketing Services Division and Integrated Marketing Services from 2000 to 2010. Before joining Advantage Solutions (formerly known as Advantage Sales & Marketing) in 1990, Ms. Domier held management positions with the J.M. Smucker Company. She has been a director of Yum! Brands, Inc. since January 2018.
Ms. Domier brings to the Board extensive experience in global sales and marketing focused on the customer, successful strategic planning expertise and senior leadership skills. Further, Ms. Domier possesses financial and accounting skills, and knowledge of and experience with executive compensation programs.

Kirsten A. Green
Director since 2019
Age 47
Founder and Managing Partner of Forerunner Ventures, a venture capital firm, since 2010. Prior to founding Forerunner, Ms. Green was an equity research analyst and investor at Banc of America Securities, formerly Montgomery Securities. Ms. Green began her career at Deloitte & Touche LLP where she earned her CPA license. Ms. Green has served as a member of the board of directors of numerous private companies since 2013.
Ms. Green brings to the Board extensive experience in consumer and commerce focused businesses and provides unique insights with respect to the challenges and opportunities of today’s rapidly evolving digital commerce landscape. Ms. Green has deep domain expertise and an understanding of consumer behaviors, brand building and products.

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Glenda G. McNeal
Director since 2019
Age 58
President Enterprise Strategic Partnerships of American Express, since 2017. Prior to that role, from 2011 to March 2017, Ms. McNeal served as Executive Vice President and General Manager of the Global Client Group of American Express. Ms. McNeal has held positions of increasing responsibility at American Express since 1989 when she first joined the company. Before joining American Express, Ms. McNeal worked with the accounting firm of Arthur Andersen, LLP and with the investment banking firm of Salomon Brothers, Inc. Ms. McNeal has been a director of RLJ Lodging Trust since 2011. Ms. McNeal served on the board of directors of United States Steel Corporation from 2007 to 2018.
Ms. McNeal brings to the Board extensive experience in business development, innovation, and customer relationship management, as well as financial, accounting and senior leadership skills. Ms. McNeal provides unique insights on strategic planning, risk oversight and operational matters. Ms. McNeal’s service on public company boards provides her with experience with corporate governance matters and key skills in working with directors, understanding board processes and functions, and assessing risk and overseeing management.

Erik B. Nordstrom
Director since 2006*
Age 55
Co-President of Nordstrom, Inc. since May 2015. Mr. Nordstrom served as Executive Vice President and President, Nordstrom.com from May 2014 to May 2015. From February 2006 to May 2014, Mr. Nordstrom was Executive Vice President and President, Stores for the Company. From August 2000 to February 2006, he served as Executive Vice President, Full-Line Stores. Mr. Nordstrom previously served as Executive Vice President and Northwest General Manager from February 2000 to August 2000, and as Co-President of the Company from 1995 to February 2000. He has held various other management and sales positions of increasing responsibility since joining the Company in 1979.
Mr. Nordstrom’s positions of increasing responsibility with the Company over more than 35 years, including executive and operational roles, give him a customer-centric perspective in retailing and supporting the business of the Company.

Peter E. Nordstrom
Director since 2006*
Age 57
Co-President of Nordstrom, Inc. since May 2015. Mr. Nordstrom served as Executive Vice President and President, Merchandising for the Company from February 2006 to May 2015. From September 2000 to February 2006, he served as Executive Vice President and President, Full-Line Stores. Mr. Nordstrom previously served as Executive Vice President and Director of Full-Line Store Merchandise Strategy from February 2000 to September 2000, and as Co-President of the Company from 1995 to February 2000. He has held various other management and sales positions of increasing responsibility since joining the Company in 1978.
Mr. Nordstrom’s positions of increasing responsibility with the Company over more than 35 years, including executive and operational roles, give him a customer-centric perspective in retailing and supporting the business of the Company.

Brad D. Smith
Director since 2013
Age 55
Executive Chairman and former Chief Executive Officer of Intuit, Inc., a global provider of business and financial management solutions since 2016 and President and Chief Executive Officer from 2008 to 2019. Mr. Smith has served on Intuit’s board of directors since 2008. Mr. Smith joined Intuit in 2003 and served as Senior Vice President and General Manager, Small Business division from 2006 to 2007, Senior Vice President and General Manager, QuickBooks from 2005 to 2006, Senior Vice President and General Manager, Consumer Tax Group from 2004 to 2005 and as Vice President and General Manager of Intuit’s Accountant Central and Developer Network from 2003 to 2004. Before joining Intuit, Mr. Smith was Senior Vice President of Marketing and Business Development of ADP, where he held several executive positions from 1996 to 2003. Mr. Smith has served on the board of directors of SurveyMonkey since 2017, and served on the board of directors of Yahoo! Inc. from 2010 until 2013.
Mr. Smith brings to the Board digital expertise, brand marketing, innovation and entrepreneurial experience, as well as financial and accounting skills, from his position at Intuit. He provides unique insights related to technology innovation and marketing of products and services to broad audiences throughout the world. Mr. Smith’s service on the boards of Yahoo!, SurveyMonkey, and Intuit provide him with experience in corporate governance matters and key skills in working with directors, understanding board processes and functions, assessing risk and overseeing management.

*	Erik Nordstrom and Peter Nordstrom are brothers, great grandsons of the Company’s founder and the second cousins of James F. Nordstrom, Jr., President, Stores for the Company.

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Gordon A. Smith
Director since 2015
Age 60
Co-President and Chief Operating Officer of JP Morgan Chase & Co., a global financial services firm since January 2018. Mr. Smith was Chief Executive Officer, Consumer and Community Banking, JP Morgan Chase & Co. from 2007 to January 2018. He previously was President, Global Commercial Card Group for American Express Travel Related Services, Inc., from 2005 to 2007, President of Consumer Card Services Group for American Express Travel Related Services, Inc., from September 2001 to 2005 and Executive Vice President of U.S. Service Delivery from March 2000 to September 2001. Mr. Smith joined American Express in 1978 and held positions of increasing responsibility within the company. Mr. Smith served on the board of directors of Choice Hotels International from 2004 until 2017.
Mr. Smith brings to the Board his extensive experience in customer-focused businesses in a highly competitive industry. He provides unique insights with respect to customer rewards programs in the consumer services industry. Further, Mr. Smith’s service on a public company board provides him with experience with corporate governance matters and key skills in working with directors, understanding board processes and functions, assessing risk and overseeing management.

Bradley D. Tilden
Director since 2016
Age 58
Chairman and Chief Executive Officer of Alaska Air Group, Inc., an airline holding company, since January 2014. In May 2012, Mr. Tilden was named President and Chief Executive Officer of Alaska Air Group. He served as Executive Vice President of Finance and Planning from 2002 to 2008 and as Chief Financial Officer from 2000 to 2008 for Alaska Air Group, and prior to 2000, was Vice President of Finance at Alaska Air Group. Before joining Alaska Airlines, Mr. Tilden worked for the accounting firm PricewaterhouseCoopers. He serves on the board of Alaska Air Group.
Mr. Tilden brings to the Board executive, operational, strategic planning and financial experience, as well as insights with respect to customer rewards programs in the consumer services industry. Mr. Tilden’s service on a public company board provides him with experience with corporate governance matters and key skills in working with directors, understanding board processes and functions, assessing risk and overseeing management.

B. Kevin Turner
Director since 2010
Age 54
President and Chief Executive Officer of Core Scientific, a company focused on Blockchain and Artificial Intelligence infrastructure. Mr. Turner was previously Chief Executive Officer of Citadel Securities, a global market maker, and Vice Chairman of Citadel LLC, a global financial institution, from August 2016 to January 2017. He served as Chief Operating Officer of Microsoft Corporation from 2005 to 2016, and as Chief Executive Officer and President of Sam’s Club, a Wal-Mart subsidiary corporation from 2002 to 2005. Between 1985 and 2002, Mr. Turner held a number of positions of increasing responsibility with Wal-Mart Stores, Inc., including Executive Vice President and Global Chief Information Officer from 2001 to 2002.
Mr. Turner’s experience at Core Scientific, Microsoft and Walmart have provided him extensive experience in highly competitive and customer centric businesses.  He provides insight and expertise in strategy, digital, global operations, supply chain, merchandising, branding, marketing and technology.  Further, Mr. Turner’s deep experience in both technology and retail uniquely positions him to advise the Board and senior management on the intersection of digital technology and retail.

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AUDIT AND FINANCE COMMITTEE REPORT
The following Report of the Company’s Audit and Finance Committee of the Board (the “Audit and Finance Committee”) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference.
The Audit and Finance Committee operates under a written Charter adopted by the Board. The Charter contains a detailed description of the scope of the Audit and Finance Committee’s responsibilities and how they will be carried out. The Audit and Finance Committee’s Charter is available on our website at investor.nordstrom.com, and may be viewed by selecting the Corporate Governance item in the Investor Relations drop-down menu.
The Board determined that each member of the Audit and Finance Committee is independent from the Company as such term is defined in Sections 303.01(B)(2)(a) and (3) of the NYSE’s listing standards at all times during the fiscal year and that each member was an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K under the Securities Exchange Act of 1934.
The Audit and Finance Committee serves in an oversight capacity and is not part of the Company’s managerial or operational decision-making process. As part of its responsibilities for oversight of the Company’s Enterprise Risk Management process, the Audit and Finance Committee reviews and discusses Company policies and processes with respect to risk assessment and risk management, including discussions of individual risk areas. Management is responsible for the Company’s internal controls and the financial reporting process. Deloitte, the Company’s independent registered public accounting firm, reports to the Company’s Audit and Finance Committee, and is responsible for performing an integrated audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with auditing standards generally accepted in the United States of America.
Deloitte and the Company’s internal auditors have full access to the Audit and Finance Committee. The auditors meet with the Audit and Finance Committee at each of the Audit and Finance Committee’s regularly scheduled meetings, with and without management being present, to discuss appropriate matters. The Audit and Finance Committee has the sole authority to engage, evaluate and terminate the Company’s independent auditors. The Audit and Finance Committee also pre-approves all auditing services, internal control-related services and permitted nonaudit services to be performed by the Company’s independent auditors, and periodically reviews whether to request proposals for the engagement of the independent audit firm.
The Audit and Finance Committee recommended to the Board that the audited consolidated financial statements for the fiscal year ended February 2, 2019 be included in the Company’s Annual Report on Form 10-K for such fiscal year, based on the following actions by the Committee:

•	review of the Company’s audited consolidated financial statements with management;

•	review of the unaudited interim financial statements and Forms 10-Q prepared each quarter by the Company;

•	review of the Company’s Disclosure Committee practices and the certifications prepared each quarter in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002;

•	review with management regarding the critical accounting estimates on which the financial statements are based, as well as its evaluation of alternative accounting treatments;

•	receipt of management representations that the Company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America;

•
review with management, the internal auditors and Deloitte regarding management’s assessment of the effectiveness of the Company’s internal control over financial reporting and Deloitte’s evaluation of the Company’s internal control over financial reporting;

•	review with legal counsel and management regarding contingent liabilities;

•
receipt of the written disclosures and letter from Deloitte required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit and Finance Committees Concerning Independence; and

•
review with Deloitte regarding their independence, the audited consolidated financial statements, the matters required to be discussed by Auditing Standard No. 16 Communications with Audit and Finance Committees, as amended, and other matters, including Rule 2-07 of SEC Regulation S-X.

Audit and Finance Committee
Bradley D. Tilden, Chair
Stacy Brown-Philpot
Tanya L. Domier
Kirsten A. Green
Philip G. Satre

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PROPOSAL 2	RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board recommends a vote FOR this proposal.
The Audit and Finance Committee, consistent with NYSE and SEC rules, has appointed Deloitte to be the Company’s independent registered public accounting firm for the fiscal year ending February 1, 2020. Deloitte and its predecessors have served as the Company’s independent registered public accounting firm for over 45 years, including the fiscal year ended February 2, 2019.
As a matter of good corporate practice to provide shareholders an avenue to express their views on this matter, the Board has determined to seek shareholder ratification of Deloitte’s appointment at this time. If the shareholders do not ratify the appointment of Deloitte, the Board will reconsider the appointment. A representative of Deloitte will be present at the Annual Meeting to respond to questions and to make a statement if he or she so desires.

Audit Fees
The following table summarizes fees billed or expected to be billed to the Company by Deloitte in connection with services for the fiscal years ended February 2, 2019 and February 3, 2018:

	Fiscal Year Ended February 2, 2019		Fiscal Year Ended February 3, 2018
Type of Fee	($)	(%)	($)	(%)
Audit Fees(a)	3,657,000	83	2,924,000	55
Audit-Related Fees(b)	581,000	13	683,000	13
Other Fees(c)	152,000	4	1,680,000	32
TOTAL	4,390,000	100	5,287,000	100
(a) Audit Fees
Audit Fees primarily relate to fees for services for: (i) auditing the consolidated financial statements of the Company; (ii) reviewing the interim financial information of the Company included in its Form 10-Qs; and (iii) auditing the Company’s internal control over financial reporting. Substantially all of Deloitte’s work on these audits was performed by full-time, regular employees and partners of Deloitte and its affiliates.
(b) Audit-Related Fees
Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal control over financial reporting.
This amount does not reflect reimbursement of $274,000 for fiscal year ended February 2, 2019 and $254,000 for fiscal year ended February 3, 2018. This amount includes accounting research tool subscription fees of $6,000 for fiscal year ended February 2, 2019 and $6,000 for fiscal year ended February 3, 2018.
(c) Other Fees
Other Fees for fiscal years ended February 2, 2019 and February 3, 2018 primarily related to fees for advice and recommendations on supply chain strategy.

Pre-Approval Policy
Consistent with SEC policies regarding auditor independence, the services performed by Deloitte for the fiscal years ended February 2, 2019 and February 3, 2018 were pre-approved in accordance with the policies and procedures adopted by the Audit and Finance Committee. The pre-approval policy is periodically reviewed and updated. It describes the permitted audit, audit-related, tax and other services that Deloitte may perform. Normally, pre-approval is provided at regularly scheduled Audit and Finance Committee meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been assigned to the Chair of the Audit and Finance Committee.

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The Chair is responsible for updating the Audit and Finance Committee at the next regularly scheduled meeting of any services that were pre-approved between meetings.
The Audit and Finance Committee approves proposed services, which incorporates appropriate oversight and control of the Deloitte relationship, while permitting the Company to receive immediate assistance from Deloitte when time is of the essence.
The Committee also reviews on a regular basis:

•	a listing of approved services since its last review;

•	a report summarizing the year-to-date services provided by Deloitte, including fees paid for those services; and

•	a projection for the current fiscal year of estimated fees.
The policy prohibits the Company from engaging the independent registered public accountants for services billed on a contingent fee basis and from hiring current or former employees of the independent auditor who have not satisfied the statutory cooling-off period for certain positions.

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EXECUTIVE OFFICERS
The Executive Officers of the Company are appointed annually by the Board following each year’s annual meeting and serve at the discretion of the Board. In addition to Erik Nordstrom and Peter Nordstrom, whose biographical information is provided under Election of Directors on page 22, the following are the other Executive Officers of the Company on the date of filing of this Proxy Statement.

Anne L. Bramman
Employee since 2017
Age 51
Chief Financial Officer since June 2017, when she joined the Company. From March 2015 to March 2017, Ms. Bramman served as Senior Vice President and Chief Financial Officer of Avery Dennison Corporation. She previously served as Chief Financial Officer of Carnival Cruise Line from December 2010 to March 2015. She was employed by L Brands in various finance leadership positions from July 2004 to December 2010, including Senior Vice President, Chief Financial Officer of Henri Bendel from 2008 to 2010.

Christine F. Deputy
Employee since 2015
Age 53
Chief Human Resources Officer since June 2015, when she joined the Company. Ms. Deputy previously served as Group Human Resources Director at Aviva plc from March 2013 to June 2015. From February 2012 to March 2013, she was Human Resources Director — Global Retail Banking for Barclays Bank. From July 2009 to February 2012, she was Chief Human Resource Officer at Dunkin’ Brands. She was employed at Starbucks Corporation from March 1998 to June 2009, serving as Vice President, Human Resources Asia Pacific from November 2007 to June 2009, Vice President, Global Staffing from September 2005 to January 2008, as well as other executive positions from 1998 to 2005.

Kelley K. Hall
Employee since 2017
Age 46
Chief Accounting Officer and Treasurer since August 2017, when Ms. Hall joined the Company. From October 2008 to August 2017, she held various senior finance leadership positions at NIKE, Inc. most recently as Vice President and Chief Financial Officer for NIKE, Inc.’s Enterprise Operations. Prior to NIKE, she spent 14 years with Starbucks Corporation in a variety of finance leadership roles, including several roles as vice president supporting U.S. retail and corporate finance.

Scott A. Meden
Employee since 1985
Age 56
Chief Marketing Officer since August 2016. From February 2010 to August 2016, Mr. Meden served as Executive Vice President and General Merchandise Manager, Shoe Division. He previously served as Executive Vice President and President, Nordstrom Rack from February 2006 to February 2010, as Divisional Merchandise Manager from September 2002 to January 2006, as Director of Business Planning and Analysis from 2001 to September 2002, and as Financial Manager, Shoes from 1999 to 2001.

Edmond Mesrobian
Employee since 2018
Age 58
Chief Technology Officer since August 2018, when he joined the Company. Previously he was Chief Technology Officer for multi-national grocery retailer Tesco PLC from 2015 to July 2018. From 2011 to 2014, he served as Chief Technology Officer for global travel company Expedia Group, Inc., which includes online travel brands Expedia.com, Hotels.com and Hotwire.com. Prior to joining Expedia, he held the role of Chief Technology Officer at RealNetworks, Inc. from 2003 to 2010, where he led development across multiple digital media services and software.

James F. Nordstrom, Jr.
Employee since 1986
Age 46
President, Stores since May 2014. From 2005 to 2014, Mr. Nordstrom served as Executive Vice President and President, Nordstrom.com. He previously served as Corporate Merchandise Manager, Children’s Shoes, from May 2002 to February 2005, and as a project manager for the design and implementation of the Company’s inventory management system from 1999 to May 2002. Mr. Nordstrom is a great-grandson of the Company’s founder.

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Robert B. Sari
Employee since 2009
Age 63
General Counsel and Corporate Secretary since April 2009, when he joined the Company. Mr. Sari previously served as Executive Vice President, General Counsel, and Secretary of Rite Aid Corporation since October 2005. Mr. Sari also served as Rite Aid’s Senior Vice President, General Counsel and Secretary from 2002 to 2005 and as a Senior Vice President, Deputy General Counsel and Secretary from 2000 to 2002. He served in other roles for Rite Aid beginning in 1997.

Geevy S.K. Thomas
Employee since 1983
Age 54
President, Nordstrom Rack since January 2018. Mr. Thomas previously served as Chief Innovation Officer since January 2017. From 2010 to 2017, he served as Executive Vice President and President, Nordstrom Rack. He previously served as Executive Vice President and South Regional Manager from November 2001 to February 2010, as Executive Vice President and General Merchandise Manager, Full-Line Stores from February 2001 to November 2001, and as Executive Vice President, Full-Line Stores and Director of Merchandising Strategy from February 2000 to February 2001. Prior to February 2000, he held various merchandise strategy, store and regional management positions with the Company.

Kenneth J. Worzel
Employee since 2010
Age 54
Chief Digital Officer since May 2018 and President of Nordstrom.com since 2016. From 2010 to 2016, Mr. Worzel served as Executive Vice President, Strategy and Development. Prior to joining the Company, he was a partner with McKinsey & Company, a global management consulting firm, from 2009 to 2010. While at McKinsey, he provided the Company and other clients with management strategy and organizational services. Prior to joining McKinsey, he was a managing partner at Marakon Associates, an international strategy consulting firm, from 1992 to 2008. As a partner at Marakon Associates, he provided consulting services to the Company from 1997 to 2008.

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COMPENSATION OF EXECUTIVE OFFICERS
Compensation Discussion and Analysis
This section describes our executive compensation program and the compensation decisions made for our fiscal year 2018 Named Executive Officers. Our Named Executive Officers include Blake Nordstrom, our former Co-President, who passed away unexpectedly on January 2, 2019.

Erik B. Nordstrom	Co-President
Anne L. Bramman	Chief Financial Officer
Peter E. Nordstrom	Co-President
Kenneth J. Worzel	Chief Digital Officer and President, Nordstrom.com
Christine F. Deputy	Chief Human Resources Officer
Blake W. Nordstrom	Former Co-President
For purposes of our filings with the SEC, including this annual Proxy Statement, Erik Nordstrom is considered our Principal Executive Officer and Anne Bramman is considered our Principal Financial Officer.

2018 Snapshot
Increased Customer Engagement Driving Continued Growth
In fiscal year 2018, net earnings were $564 million, or $3.32 per diluted share, which included a $0.05 favorable income tax benefit related to prior periods and an estimated non-recurring credit-related charge of $0.28 (see page 42 of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019). We achieved net sales of $15.5 billion. This compares to $15.1 billion in 2017, which included $220 million for the 53rd week associated with the 4-5-4 retail calendar. We maintained a strong financial position, generating annual operating cash flow of more than $1 billion for the 10th consecutive year and returning nearly $1 billion to shareholders through dividends and share repurchases during the year.

Achieved $15.5B in sales, reflecting scaling of our generational investments.	Grew comparable sales 1.7%, reflecting Full-Price increase of 0.9% and Off-Price increase of 3.5%.	Generated earnings of $564M, reflecting lower income tax expense associated with corporate tax reform.

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Our business model is a key point of difference in serving customers in multiple ways — through stores, online, Full-Price and Off-Price — with meaningful synergies across Nordstrom. We are focused on leveraging our digital and physical assets to provide customers with a best-in-class experience. In 2018, we achieved the following milestones in executing our customer strategy through our three strategic pillars: providing a compelling product offering, delivering outstanding services and experiences, and leveraging the strength of the Nordstrom brand:

•
We continued to see positive customer trends. In 2018, over 35 million customers shopped with us, an increase of 6% from last year. One-third of our customers shopped across our multiple channels, which generally leads to higher customer spend.

•
Digital sales increased 16% and made up 30% of net sales. Additionally, Nordstrom.com achieved scale, with the profitability of Full-Price digital sales at parity with store sales. We believe our early investments to build a robust digital business have given us a competitive advantage.

•
Our generational investments continued to scale, contributing approximately $2 billion in sales and an improvement in profitability. Nordstromrack.com/HauteLook became our fastest business to reach $1 billion in sales. Trunk Club delivered sales growth of 35%. We opened our Men’s Store in New York City and furthered our expansion into Canada with the introduction of six Nordstrom Rack stores.

•	We launched our local market strategy in Los Angeles, which drove outsized market share gains in this market by increasing product selection, delivery speed and convenience for customers.
As we aspire to be the best fashion retailer in a digital world, we believe we are well positioned to deliver a differentiated customer experience and drive increased shareholder value.
Shareholders Support our Compensation Program
Our shareholders approved our Board’s recommendation to hold executive compensation advisory votes on an annual basis so that they may frequently and openly express their views about the compensation of our Named Executive Officers. Each year since 2011, more than 90% of the votes cast have been supportive of our compensation programs. Based on the majority of shareholders voting in favor of our executive compensation program last year, we continued to implement similar compensation policies and programs in fiscal year 2018, with the exception of a change in the mix of the form of equity-based incentive awards for fiscal year 2018, only, as discussed on page 37, and continued to apply the following pay and benefits philosophy.
Our Pay and Benefits Philosophy:

•	We believe that if our customers win, our employees and shareholders win – our interests are aligned.

•	We pay for performance by investing in talent that delivers results and demonstrates the behaviors that drive our success, while not encouraging excessive risk taking.

•	We deliver competitive pay and benefits for all jobs and differentiate pay for critical jobs that directly impact our ability to deliver on our strategy.

•	We use objective market data to design flexible pay and benefits programs to help attract, retain, motivate and reward our employees and meet the needs of specific talent groups.

•	We provide equal pay and promotion opportunities for all employees and give them the information they need to clearly understand their pay and effectively manage their careers.
We Emphasize Variable Pay and Balance Short- and Long-Term Incentives as Well as Incentive Values
In accordance with our pay-for-performance philosophy, the compensation program for our Named Executive Officers is straightforward in design and includes four primary elements: base salary, performance-based bonus, long-term incentives (“LTI”) and benefits. Within these elements, we emphasize variable pay over fixed pay, with at least 70% of each Named Executive Officer’s target compensation linked to our financial or market results. The program also balances the importance of these executives achieving both critical short-term objectives and strategic long-term priorities. The following graphics represent target compensation for the Co-Presidents and the other Named Executive Officers.

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Our Variable Pay Reflects Company Performance
Our pay-for-performance design includes rigorous performance goals and high performance standards. Further, with a substantial portion of pay in the form of Nordstrom stock, pay outcomes align with our shareholders’ experience. This is evidenced by our Named Executive Officers’ recent incentive compensation payouts and grant realizable values as of our 2018 fiscal year end, as shown below.

INCENTIVE COMPENSATION PAYOUTS	2014		2015		2016		2017		2018
Incentive Earnings Before Interest and Income Tax Expense (“Incentive EBIT”)	$1,391	M	$1,246	M	$1,076	M	$952	M	$909	M
Incentive Adjusted Return on Invested Capital (“Incentive Adjusted ROIC”)	13.6%		11.0%		12.4%		10.0%		12.8%
Annual bonus (payout as a % of Target*)	83%		0%		80%		96%		89%
3-year TSR percentile ranking within comparator group	63%ile		53%ile		16%ile		10%ile		24%ile
Performance Share Unit (“PSU”) vesting (payout as a % of Target)	75%		75%		0%		0%		0%
PSU comparator group	Retail		Retail		S&P 500		S&P 500		S&P 500

*
Actual bonus payout for fiscal year 2017 as a % of Target for the Co-Presidents was 94%. Actual bonus payout for fiscal year 2018 as a % of Target for the Co-Presidents was 63%. See pages 35 and 36 for more information.

Incentive EBIT and Incentive Adjusted ROIC are not measures of financial performance under Generally Accepted Accounting Principles (“GAAP”) and should be considered in addition to, and not a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures. PSU vesting as shown in the table above corresponds to the performance periods ending in fiscal years 2014 through 2018. Three-year Total Shareholder Return (“TSR”) percentile ranking is based on our TSR performance over three-year rolling periods between fiscal years 2012 and 2018 versus the comparator group. Beginning with the 2014 – 2016 performance period, we changed our comparator group from our retail peer group to the Standard and Poor’s 500. See page 37 to learn more about long-term incentive pay.

GRANT REALIZABLE VALUES	2014	2015	2016	2017	2018
PSUs (realizable value as a % of grant value)	0%	0%	0%	51%	N/A
RSUs (realizable value as a % of grant value)	94%	75%	111%	111%	94%
Stock options (realizable value as a % of grant value)	38%	0%	6%	6%	N/A
Realizable values shown above are based on the actual value at time of vest, current unvested values using our 2018 fiscal year end stock price of $45.33 and current performance for the outstanding PSUs granted in 2017 (which were tracking at 50% payout as of the end of the fiscal year), shown as a percent of grant value. PSUs, restricted stock units (“RSUs”) and stock options are shown in the column matching the year of grant.

The Compensation Committee reviews these results and other analyses with the goal of ensuring that the Named Executive Officers’ aggregate compensation aligns with shareholder interests. Based on these and other outcomes, the Compensation Committee believes that total direct compensation for our Named Executive Officers reflects our pay-for-performance objective and is well aligned with shareholder interests.

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Effective Corporate Governance Reinforces Our Compensation Program
Our compensation philosophy for our executive team, including our Named Executive Officers, is reflected in governance practices that support the needs of our business, drive performance and align with our shareholders’ long-term interests. Below is a summary of what we do and don’t do in that regard.

WHAT WE DO		WHAT WE DON’T DO
☑
Pay for performance: Our compensation program for Named Executive Officers emphasizes variable pay over fixed pay, with at least 70% of each Named Executive Officer’s target compensation linked to our financial or market results.
		Ø	Provide employment agreements.
☑	Retain meaningful stock ownership guidelines: Our expectations for ownership align executives’ interests with those of our shareholders, and all Named Executive Officers have exceeded their targets.	Ø	Offer separation benefits to Named Executive Officers who are Nordstrom family members.
☑
Mitigate undue risk: We have caps on potential performance-based bonus payments, a clawback policy on performance-based compensation, and active and engaged oversight and risk management systems, including those related to compensation-related risk.
		Ø	Offer special perquisites to our Named Executive Officers.
		Ø	Maintain separate change in control agreements.
☑	Engage an independent compensation consulting firm: The Compensation Committee’s consultant does not provide any other services to the Company.	Ø	Gross up taxes, except in the case of selected relocation expenses.
☑	Apply conservative post-employment and change in control provisions: Executive Officers are subject to provisions in the same manner as those for our broader employee population.	Ø	Reprice underwater stock options.
☑
Limit accelerated vesting: Our equity plan provides for accelerated vesting of equity awards after a change in control only if an executive is involuntarily terminated by the Company or resigns for good reason, a provision referred to as a “double trigger.”
		Ø	Issue grants below 100% fair market value.
		Ø	Pay dividends on any unearned or unvested equity awards.
☑	Restrict pledging activity: All Executive Officers are subject to pre-clearance requirements and restrictions.	Ø	Permit hedging or short-sale transactions.
☑	Receive strong shareholder support: Each year since 2011, more than 90% of the votes cast on the matter have been in favor of our compensation programs.	Ø	Count pledged shares towards stock ownership targets.

Context for Understanding Our Compensation Program and Decisions
This section provides background on the roles involved in determining compensation for our Named Executive Officers, our use of market data and the companies selected for our peer group.
Our Roles in Determining Compensation are Well Defined
Compensation Committee
Our Compensation Committee (“Committee”) oversees the development and delivery of our pay and benefits philosophy and compensation plans for the Named Executive Officers and other executives as described in the Committee Charter on our website at investor.nordstrom.com.
As part of that oversight, the Committee ensures the Named Executive Officers’ aggregate compensation aligns with shareholder interests by reviewing analyses that include:

•	Cash alignment to evaluate the short-term incentive payouts relative to our financial performance.

•
Relative pay and performance to compare the percentile rankings of our total direct compensation (base salary + performance-based bonus + long-term incentives) with financial performance metrics of our peer group.

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Compensation Committee Consultant
The Committee’s independent executive compensation consulting firm, Semler Brossy Consulting Group, LLC (“Semler Brossy”), is retained by, and reports directly to, the Committee. A consultant from that firm attends the Committee meetings in person or by phone, and in support of the Committee’s role, provides independent expertise on market practices, compensation program design and related subjects as described on page 15. Semler Brossy provides services only as directed by the Committee. During fiscal year 2018, Semler Brossy’s services included review of pay programs, performance goal-setting, alignment of pay and performance and other pay-related matters specific to the Committee’s Charter.
Management
Our Co-Presidents provide input to the Committee on the level and design of compensation elements for the Named Executive Officers and other Executive Officers, excluding themselves. Our Chief Human Resources Officer joins the Co-President(s) in Committee meetings to provide perspective and expertise relevant to the agenda. Management supports the Committee’s activity by providing analyses and recommendations developed internally or occasionally with the assistance of external consulting firms other than the Committee’s consulting firm.
Market Data Provides a Reference Point for Compensation
The Committee believes that knowledge of market practices, particularly those of our peers listed below, is helpful in assessing the design and targeted level of our executive compensation package. In reviewing peer group information, the Committee uses survey data provided by external consultants, monitors general market movement for executive pay and references proxy statements for specific roles.
When the Committee reviews market data, they consider the 50th percentile (median) of our peer group as a reference point, rather than a policy, for positioning target total direct compensation. Target opportunities for individual pay elements vary by executive role based on scope of responsibilities and expected contributions.
Erik Nordstrom, Peter Nordstrom and Blake Nordstrom’s target total direct compensation for 2018 was below our peer group median, as it has been in previous years. Based on the Committee’s review of relevant market data and internal pay equity, the Committee believes the target total direct compensation for Anne Bramman, Kenneth Worzel, and Christine Deputy was within a competitive range of the peer group median. Actual pay for the Named Executive Officers can exceed our established targets or peer group actual pay through the variable compensation elements when pre-determined performance milestones are achieved. Due to challenging business circumstances, actual or realizable pay for the past few years has been below target, as shown on page 31.
Peer Group Companies Represent Our Business
Each year, the Committee reviews the appropriateness of our peer group for comparison on pay and related practices. While the companies represent prominent brands and specialty retailers that are relevant to Nordstrom, they may not always have a direct match to our product offerings or annual revenue. However, the peer group companies generally meet the following selection criteria:

•	collective representation of our primary business areas including our Full-Price, Off-Price, in store, and online business and private label products;

•	some overlap with our industry group as defined by institutional shareholders and shareholder service organizations;

•	general compatibility with our compensation strategy through a competitive offering of the primary pay elements of base salary, performance-based bonus and long-term incentives; and

•	public company subject to similar market pressures with a track record of sustainability.
 Our peer group used for evaluating compensation for fiscal year 2018 was comprised of the following retail companies:

Bed Bath & Beyond, Inc.	J. C. Penney Company, Inc.	Tapestry, Inc.
Capri Holdings Limited*	Kohl’s Corporation	Tiffany & Co.
Dillard’s, Inc.	L Brands, Inc.	The TJX Companies, Inc.
Estée Lauder Companies Inc.	Macy’s, Inc.	Urban Outfitters, Inc.
Foot Locker, Inc.	Neiman Marcus Group LTD LLC	VF Corporation
Gap, Inc.	Ralph Lauren Corporation	Williams-Sonoma, Inc.
Hudson’s Bay Company	Ross Stores, Inc.
* Formerly known as Michael Kors Holding Limited.
During 2018, as part of its annual review of peer companies to be used for compensation comparison purposes, the Committee determined that no changes to the peer group would be made for fiscal year 2019.

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Each Element of Compensation Has its Own Purpose
Our compensation program for Named Executive Officers is made up of four primary elements outlined below. Each element has its own purpose based on our fundamental premise of pay for performance and our pay and benefits philosophy, described on page 30. Additional information is provided below in the “About Our Compensation Elements: What We Paid in 2018 and Why” section.

Compensation Element	Purpose
Base Salary (See below)	Reflect scope of the role and individual performance through base-line cash compensation.
Performance-Based Annual Cash Bonus (Pages 35 and 36)	Motivate and reward contributions to annual operating performance and long-term business strategy with cash that varies based on results.
Long-Term Incentives (Page 37)	Promote alignment of executive decisions with Company goals and shareholder interests through restricted stock units where value varies with Company stock performance.
Benefits (Page 38)	Provide meaningful and competitive broad-based, leadership and retirement benefits that support healthy lifestyles and contribute to financial security.
Pay Changes for 2018
On an annual basis, the Committee reviews base salary, performance-based bonus target opportunity and long-term incentive target grant value for each of the Named Executive Officers in consideration of the upcoming fiscal year. Committee decisions for fiscal year 2018 are summarized below and shown as a comparison of 2017 and 2018 fiscal year end (“FYE”) amounts. The Committee believes these elements and the overall compensation program are meeting the expectations for our pay-for-performance and pay and benefits philosophies.

	Base Salary ($)		Performance-Based Annual Cash Bonus (Target Opportunity as a % of Base Salary)		Long-Term Incentives Annual Grant Target (Grant Value as a % of Base Salary)*
Name	FYE 2017	FYE 2018	FYE 2017	FYE 2018	FYE 2017	FYE 2018
Erik B. Nordstrom	758,500	same	200	same	350	same
Anne L. Bramman	750,000	775,000	90	same	175	same
Peter E. Nordstrom	758,500	same	200	same	350	same
Kenneth J. Worzel	750,000	800,000	80	125	150	250
Christine F. Deputy	567,000	585,000	80	same	150	same
Blake W. Nordstrom	758,500	—	200	—	350	—

*
In 2017, actual annual long-term incentive grant values varied from target grant values for certain Named Executive Officers. See page 37 to learn more about the long-term incentive pay elements for 2018.

About Our Compensation Elements: What We Paid in 2018 and Why
Base Salary
The Committee begins its annual review of base salary for the Named Executive Officers through discussion with the Co-Presidents on the expectations and achievements of each executive during the previous year, as well as their pay history and pay equity with other internal roles. The Committee then references our pay levels to similar roles in peer companies to ensure they are within a competitive range of the peer group median. Named Executive Officers do not necessarily receive increases in base salary every year. When they do, the changes are effective April 1st following their annual performance review, which includes a discussion about individual results against defined expectations.
For 2018, Anne Bramman, Kenneth Worzel and Christine Deputy each received increases in base salary of approximately 3% to acknowledge performance and maintain relative market competitiveness. In addition, Kenneth Worzel received a base salary increase in May 2018 from $775,000 to $800,000 when he assumed additional responsibilities as Chief Digital Officer.

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Performance-Based Annual Cash Bonus
The opportunity for annual performance-based cash awards under our shareholder-approved Nordstrom, Inc. Executive Management Bonus Plan (“Executive Management Bonus Plan”) is designed to focus the Named Executive Officers on the alignment between annual operating performance and long-term business strategy. The Committee establishes the following criteria in developing the annual bonus arrangements:

•
Target bonus opportunity: In determining the target percentage of base salary, the Committee takes into account the mix of pay elements, market pay information for similar roles within our peer group and the internal relationship between roles within the Company.

In support of our pay-for-performance philosophy, the maximum bonus payout, which is associated with superior performance, is 2.5 times an executive’s target bonus opportunity. This maximum is higher than is common among our retail peers because we believe it is important to continue encouraging and paying rewards when we achieve truly superior results. Under our approach, truly superior results are rarely achieved. In the past nine years, we have not paid out bonuses in excess of 150% of target except for fiscal year 2010, when the payout was 200% of target.
In November 2017, the Committee approved an increase in Kenneth Worzel’s target bonus opportunity from 80% to 90% of base salary, effective at the beginning of fiscal year 2018. In May 2018, the Committee approved increasing his target bonus opportunity to 125%, effective as of the beginning of fiscal year 2018, to recognize his additional responsibilities as Chief Digital Officer.

•
Performance measures: The Committee establishes the performance measures to focus executives on the most important annual and long-term strategic goals. For fiscal year 2018, the Named Executive Officers had the following measures:

–
Incentive Adjusted ROIC to ensure our overall performance aligns directly with shareholder returns over the long term. The measure is expressed as a threshold that must be met before any payout can be made on Incentive EBIT results to ensure our executives are rewarded only after earnings generate meaningful returns for our shareholders.

–
Incentive EBIT to emphasize the importance of earnings and its role in driving shareholder value. Erik Nordstrom, Peter Nordstrom and Blake Nordstrom each had this performance measure weighed at 100%, subject to the achievement of the Incentive Adjusted ROIC threshold. Anne Bramman, Kenneth Worzel and Christine Deputy each had this performance measure weighed at 67%, again subject to the achievement of the Incentive Adjusted ROIC threshold.

–
Individual Measure to enable differentiation in bonus payout opportunity based on individual contributions and execution against goals. This measure was added for fiscal year 2018 for Anne Bramman, Kenneth Worzel and Christine Deputy. The individual bonus measure accounted for 33% of the total bonus opportunity for these Named Executive Officers.

The following charts show the mix of financial and individual components of the bonus opportunity for the Co-Presidents and other Named Executive Officers for fiscal year 2018.
* Incentive EBIT measure is subject to the Incentive Adjusted ROIC threshold.

•
Performance measure milestones: The Committee defines financial milestones for Incentive Adjusted ROIC (as a threshold) and Incentive EBIT (as a range) that relate to varying percentages of bonus payout. The difficulty level in achieving the milestones reflects the Committee’s belief that there should be a balance between executive pay opportunity, reinvestment in the Company and return to shareholders. Quantitative and qualitative goals were established for the individual bonus measures.

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In accordance with our bonus plan, Incentive Adjusted ROIC and Incentive EBIT achievement used to determine bonus payout may differ from ROIC and EBIT, as reported in our Form 10-K filed with the SEC, due to the exclusion of certain one-time gains or losses. This is the case for 2018 where achievements reflect a non-operating related adjustment not included in the financial plan. Incentive Adjusted ROIC and Incentive EBIT are not measures of financial performance under GAAP and should be considered in addition to, and not a substitute for, return on assets, net earnings, total assets or other financial measures prepared in accordance with GAAP. See Appendix A for a reconciliation of GAAP and non-GAAP financial measures.

–
Our Incentive Adjusted ROIC for our Named Executive Officers other than the Co-Presidents was 12.8% for fiscal 2018, exceeding our threshold goal of 9.5%. This result reflects an adjustment that the Committee approved to remove the impact of an estimated $72 million non-operating credit-related charge (see page 42 of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019). The Committee did not approve this adjustment to Incentive Adjusted ROIC for the Co-Presidents. For that reason, their Incentive Adjusted ROIC result was 12.0%, which also exceeded the threshold goal of 9.5%.

–
Our Incentive EBIT achievement fell below our target goal of $941 million, warranting a payout level of less than 100%. As shown in the table below, the Incentive EBIT achievement for the Co-Presidents was 63%, and was 89% for the other Named Executive Officers. This achievement includes the above-noted adjustment to remove the impact of an estimated $72 million non-operating credit-related charge for the Named Executive Officers, excluding the Co-Presidents.

Achievement results on the individual bonus measures varied. Performance against the quantitative and qualitative goals was evaluated by the Co-Presidents and the payout results were approved by the Committee.

–
After reviewing the Company’s Full-Price sales, Off-Price sales, selling, general and administrative expenses and free cash flow results for the fiscal year, the Committee determined that Anne Bramman achieved 100% of her target performance with respect to the aggregate individual performance measures.

–
After reviewing the Company’s Full-Price sales, Full-Price EBIT and total sales, and the Company’s market share results for the Los Angeles market, the Committee determined that Kenneth Worzel achieved 75% of his target performance with respect to the aggregate individual performance measures.

–
After reviewing the Company’s Full-Price sales, Off-Price sales, selling, general and administrative expenses and progress on organizational capabilities and effectiveness, the Committee determined that Christine Deputy achieved 100% of her target performance with respect to the aggregate individual performance measures.

The performance-based annual cash bonus results are summarized in the following table.
2018 Bonus Measures, Incentive EBIT Milestones, Individual Measure Achievement and Total Bonus Payout

			Milestones						Total Bonus Payout (as a % of Target)
Named Executive Officer	Bonus Measures	Weight	Threshold (25%)		Target (100%)		Superior (250%)	Result / Payout %
Co-Presidents	Incentive EBIT	100%	$728	M	$941	M	≥$1,153M	$837M/ 63%	63%
	Subject to Incentive Adjusted ROIC threshold		9.5%					12.0%
Anne L. Bramman	Incentive EBIT	67%	$728	M	$941	M	≥$1,153M	$909M/ 89%	93%
	Subject to Incentive Adjusted ROIC threshold		9.5%					12.8%
	Individual Measure	33%						100%
Kenneth J. Worzel	Incentive EBIT	67%	$728	M	$941	M	≥$1,153M	$909M/ 89%	84%
	Subject to Incentive Adjusted ROIC threshold		9.5%					12.8%
	Individual Measure	33%						75%
Christine F. Deputy	Incentive EBIT	67%	$728	M	$941	M	≥$1,153M	$909M/ 89%	93%
	Subject to Incentive Adjusted ROIC threshold		9.5%					12.8%
	Individual Measure	33%						100%

*
The Incentive EBIT achievement for the Co-Presidents was less than that for the other Named Executive Officers as the Committee determined that the adjustment they approved to remove the impact of an estimated $72 million non-operating credit-related charge described above would not apply for the Co-Presidents. Also, the Committee approved a discretionary bonus for Blake Nordstrom in the amount of $82,026 so that the sum of his performance-based bonus and the discretionary award equaled what his performance-based bonus would have been had he been an active employee on the last day of the fiscal year.

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Long-Term Incentives
Annual grants of equity under our shareholder-approved equity incentive plan are intended to provide the Named Executive Officers with additional incentive to create shareholder value and receive financial rewards. The long-term incentive value that determines the size of the annual grant to Named Executive Officers is expressed as a percentage of base salary as shown on page 34.
In establishing the long-term incentive value at grant for each Named Executive Officer, the Committee considers the mix of pay elements, market pay information for similar roles within our peer group, our annual share usage and dilution, performance and internal equity of grant size by role. The Committee typically approves annual grants of equity awards during the February Committee meeting, which is scheduled at least a year in advance. The February meeting occurs after performance results for the prior year are known, which allows the Committee to align compensation elements with our performance and business goals.
For fiscal year 2018 only, the grant for all of the Company’s Executive Officers, including the Named Executive Officers, was changed from a mix of restricted stock units, performance share units and stock options to 100% restricted stock units, vesting equally over four years, which is consistent with the mix for all other eligible employees. This change resulted, in part, from the Committee’s deliberations following the announcement by the Nordstrom family group that it was exploring a potential going private transaction and the Committee’s determination to make awards which would remain relevant to executives and have some retention effect in the context of the uncertainty surrounding any potential transaction. The 2018 grant mix was a one-time response to a special circumstance and was not indicative of the Company’s pay strategy going forward. As described in the “Changes for 2019” section on page 39, the long-term incentive mix for 2019 is composed of performance-based equity and stock options for Erik Nordstrom and Peter Nordstrom and performance-based equity and restricted stock units for the other Named Executive Officers.
In November 2017, the Committee approved an increase in Kenneth Worzel’s target equity grant value from 150% to 175% of base salary, effective at the beginning of fiscal year 2018. In May 2018, the Committee approved increasing his target equity grant value to 250%, effective with the 2019 annual equity grant, to recognize his additional responsibilities as Chief Digital Officer.
One-Time Equity Awards
In March 2018, the Committee determined to award Anne Bramman, Kenneth Worzel and Christine Deputy restricted stock unit grants, equal to 300% of their respective base salaries, to mitigate retention risk and to recognize their critical roles in their respective functions and in supporting the Company’s key strategies over the next few years. The grants were made on March 6, 2018, the first day of the open trading window following Committee approval, and vest in four equal annual installments.
2016 Performance Share Units Did Not Pay Out
Performance share units for the 2016 – 2018 fiscal year performance cycle were granted based on the vesting schedule below. At the end of the performance cycle, our TSR did not meet the minimum threshold of greater than the 50th percentile of the Standard & Poor’s 500, which is required for payout. As a result, none of these performance share units vested.

Required Percentile Rank for Vesting	% of Granted Performance Share Units Paid Out at Vesting
>90th	175
>80th	150
>75th	125
>65th	100
>50th	75
≤50th	—
2017 Performance Share Units are Still in Process
The 3-year performance cycle for the 2017 performance share units runs from January 29, 2017 through February 1, 2020. The vesting schedule for the 2017 performance share unit grant is shown below. The peer group for this grant consists of companies in the Standard & Poor’s 500 as of the first day of the performance cycle.

Required Percentile Rank for Vesting	% of Granted Performance Share Units Paid Out at Vesting
>85th	175
>75th	150
>65th	125
>55th	100
>40th	50
≤40th	—

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Stock Ownership Guidelines Align Executives and Shareholders
Ownership of Common Stock by our Named Executive Officers and other executive officers is encouraged by management and the Board and our stock ownership guidelines were formally established in 2004. Ownership shares are made up of all forms of Common Stock, as well as vested performance share units that are deferred and unvested restricted stock units. Ownership shares do not include unvested or vested stock options, unvested performance share units or pledged shares.
The Named Executive Officers and other Executive Officers have an annual share target defined as base salary on each April 1st multiplied by their ownership multiple of base salary divided by a 52-week average closing stock price. The ownership multiples of base salary depend on the executive’s role in the Company and are as shown in the following table for the Named Executive Officers. The Committee has assigned these particular multiples to match or exceed market practice, and to represent a significant portion of the overall compensation package to reinforce the alignment of management’s decision-making with shareholder interests. Executives new to the Company have five years to achieve their ownership target.

Position	Multiple of Base Salary Used to Establish Ownership Target
Co-President	10x
Chief Financial Officer	4x
Chief Digital Officer and President, Nordstrom.com	3x
Chief Human Resources Officer	3x
Under our guidelines, Named Executive Officers and other Executive Officers are required to conduct any open market transactions in Common Stock only in accordance with an SEC Rule 10b5-1 trading plan. These plans predetermine the timing, number of shares and price at which an Executive Officer may buy or sell Company shares. The Executive Officers must also achieve and retain a minimum holding of 100% of their ownership targets before they may sell Company shares in the market.
The Committee regularly reviews stock ownership status for the Named Executive Officers. All of the Named Executive Officers have exceeded their ownership targets.
Benefits
The Company offers the Named Executive Officers a comprehensive program of broad-based, leadership and retirement benefits. Their purpose varies by benefit, but in general enhances total compensation with meaningful and competitive offerings that support healthy lifestyles and contribute to financial security. These benefits are regularly reviewed for consistency with our pay and benefits philosophy, organizational culture and market practices. Additional information on 2018 benefits is provided as noted below.

		Benefit		Where to Learn More
Broad-Based	●
Company contribution to medical, dental and vision coverage; short- and long-term disability; life insurance; adoption assistance; and employee referral assistance. Employee access to accident insurance; health savings account and flexible spending accounts. Employee Stock Purchase Plan. Merchandise discount. Paid time off.
			●	For merchandise discount, see All Other Compensation in Fiscal Year 2018, footnote (a) on page 44.
Leadership	●	Salary continuance; long-term disability coverage; life insurance	●	For long-term disability and life insurance, see All Other Compensation in Fiscal Year 2018, footnote (d) on page 45.
	●	Deferred Compensation Plan; Company match and discretionary profit-based match for eligible participants	●	See Nonqualified Deferred Compensation beginning on page 53 and All Other Compensation in Fiscal Year 2018, footnote (c) on page 44.
	●	Leadership Separation Plan	●	See Potential Payments Upon Termination or Change in Control at Fiscal Year-End 2018, footnote (e) on page 59.
Retirement	●	401(k) match and discretionary profit-based match	●	See All Other Compensation in Fiscal Year 2018, footnote (b) on page 44.
	●	Retiree health care (closed to new entrants in 2013)	●	See Potential Payments Upon Termination or Change in Control at Fiscal Year-End 2018, footnote (d) on page 59.
	●	Supplemental Executive Retirement Plan (closed to new entrants in 2012; annual benefit capped for current participants)	●	See Pension Benefits beginning on page 51.

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Changes for 2019
Each year, the Committee reviews the design of our total compensation elements and makes changes as needed to improve alignment with our pay and benefits philosophy. In consideration of recommendations made by the Committee’s compensation consultant, the following changes were made for fiscal year 2019:
Base Salary

•	Anne Bramman and Christine Deputy each received increases of approximately 3%, effective April 1, 2019, to maintain their relative market competitiveness.

•	Erik Nordstrom, Peter Nordstrom and Kenneth Worzel’s base salaries remained unchanged.
Performance-Based Annual Cash Bonus
Anne Bramman’s target bonus opportunity as a percent of base salary increased from 90% to 100% to maintain relative market competitiveness for the Chief Financial Officer role.
Long-Term Incentives

•
The 2019 annual equity grant mix for the Co-Presidents was changed to 60% performance-based equity and 40% stock options. This mix is closely aligned with the Company’s pay for performance philosophy. The 2019 annual grant mix for the other Named Executive Officers was changed to 60% performance-based equity and 40% restricted stock units. This mix provides a balance of the key retention and performance objectives of the long-term incentive plan. Performance-based equity was reintroduced into the annual grant mix to support the Company’s communicated forward-looking strategy. Free cash flow growth and EBIT margin percent are the core measures for the performance-based equity with market share serving as a payout modifier. The Committee believes that these measures reflect the Company’s key areas of strategic focus over the next three years. Two-thirds of the performance-based equity grant for 2019 has a three-year performance period. The remaining one-third of the performance-based equity grant for 2019 has a one-year performance period for the core measures and a three-year performance period for the market share modifier.

•	Anne Bramman’s target equity grant value as a percent of base salary increased from 175% to 200% to maintain relative market competitiveness for the Chief Financial Officer role.
One-Time Option Grant
In February 2019, the Committee approved a one-time stock option award to key leadership to recognize the critical and important role that the executives will play in executing the Company’s communicated forward-looking strategy and delivering results to shareholders over the next few years. Anne Bramman, Kenneth Worzel and Christine Deputy received this award, representing options to purchase 123,554, 159,425 and 69,947 shares, respectively. The stock option award was granted on March 5, 2019, the first business day of the open trading window following the Committee’s approval of the grant. The stock options will vest over four years, with 50% vesting at the end of year three and 50% vesting at the end of year four.

Additional Information
Compensation Risk Assessment Supports Integrity of the Pay Program
The Committee oversees an extensive review of the Company’s pay-for-performance philosophy, the composition and balance of elements in the compensation package and the alignment of plans with shareholder interests to ensure these practices do not pose a material adverse risk to the organization. The review is conducted every other year as underlying programs and practices are generally consistent over time. The last review, for fiscal year 2018, concluded with the following perspectives:

•
The goals of the Company’s compensation programs are to attract and retain the best talent and to motivate and reward our people in ways that are aligned with the long-term interests of our shareholders. This has been a long-standing objective of our pay-for-performance philosophy. We believe that the strong alignment of our employee compensation plans with performance has served our stakeholders, and in particular, our shareholders, well. The strength of this alignment is regularly reviewed and monitored by the Committee.

•
As a leading fashion retailer, the Company’s compensation-related risks are generally more straightforward than some other business sectors. We have systems in place to identify, monitor and control risks, making it difficult for a single individual or a group of individuals to expose the Company to material compensation risk.

•
Our compensation program rewards both short- and long-term performance. Performance measures are predominantly team-oriented rather than individually focused and tied to measurable factors that are both transparent to shareholders and drivers of their shareholder return.

•
The compensation program balances the importance of achieving critical short-term objectives with a focus on realizing strategic long-term priorities. Strong stock ownership guidelines are in place for Company leaders, and mechanisms, such as an executive clawback policy, exist to address inappropriate rewards.

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•	The Committee is actively engaged in establishing compensation plans, monitoring these plans during the year and using discretion in making rewards, as necessary.

•
The Company has active and engaged oversight systems in place. The Audit and Finance Committee and the full Board closely monitor and certify the performance that drives employee rewards through detailed and transparent financial reporting, which is in place to provide strong, timely insight into the performance of the Company.

Based on this review, the Committee believes that the Company’s compensation plans do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.
Executive Compensation Clawback Policy Applies to Performance-Based Pay
In February 2008, the Board adopted a formal executive compensation clawback policy that applies to any performance-based bonus, equity, equity equivalent or other incentive compensation awarded to an Executive Officer, beginning in that fiscal year. Under that policy, in the event of a material restatement of the Company’s financial results, the Board will review the circumstances that caused the restatement and consider accountability to determine whether an Executive Officer was negligent or engaged in misconduct. If so, and if the amount or vesting of an award would have been less had the financial statements been correct, the Board will seek to recover compensation from the Executive Officer as it deems appropriate. This policy is in addition to any requirements which might be imposed pursuant to applicable law.
Termination and Change in Control Provisions are Committee-Directed
Under our Leadership Separation Plan, eligible Company leaders, including certain Named Executive Officers, are entitled to receive severance benefits upon involuntary termination of employment by the Company, due to job elimination, to assist in the transition from active employment. Erik Nordstrom and Peter Nordstrom are not eligible for separation benefits under the Plan. Separation benefits are described in the Potential Payments Upon Termination or Change in Control section on page 59.
As described in the same section, the Named Executive Officers are generally not entitled to any payment or accelerated benefit in connection with a change in control of the Company. However, the Named Executive Officers are entitled to accelerated vesting of equity if they experience a qualifying termination (termination by the Company without cause or termination by the executive for good reason) within 12 months following a change in control, unless the Committee acts to prevent such acceleration.
Tax and Accounting Considerations Underlie the Compensation Elements
The Committee recognizes the tax and regulatory factors that can influence the structure of executive compensation programs, including:

•
Section 162(m) of the Internal Revenue Code (“IRC”), which generally disallows a tax deduction to public companies for annual compensation over $1 million paid to their Named Executive Officers. Prior to the enactment of corporate tax reform in 2017 (the “Tax Act”), the IRC generally excluded from the calculation of the $1 million limit compensation that was based on the attainment of pre-established, objective performance goals established under a shareholder-approved plan. The exclusion for performance-based compensation was repealed by the Tax Act, effective for taxable years beginning after December 31, 2017, such that compensation paid to our Named Executive Officers in excess of $1 million is not deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The Tax Act also expanded the category of covered officers for purposes of the limitations of Section 162(m). Following passage of the Tax Act, the Committee anticipates that compensation paid to the Company’s Named Executive Officers in excess of $1 million will not be deductible by the Company.

•
Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 718, Stock Compensation (“ASC 718”), where stock options, performance share units and restricted stock units are accounted for based on their grant date fair value (see the notes to the financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019, filed with the SEC). The Committee regularly considers the accounting implications of our equity-based awards.

•
Section 409A of the IRC, the limitations of which primarily relate to the deferral and payment of benefits under the Nordstrom Deferred Compensation Plan and Supplemental Executive Retirement Plan. The Committee continues to consider the impact of Section 409A and in general, the evolving tax and regulatory landscape in which its compensation decisions are made.

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Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. The Committee believes the Compensation Discussion and Analysis represents the intent and actions of the Committee with regard to executive compensation and has recommended to the Board that it be included in this Proxy Statement for filing with the SEC.

Compensation Committee
Tanya L. Domier, Chair
Glenda G. McNeal
Philip G. Satre
Brad D. Smith
Gordon A. Smith

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Summary Compensation Table
The following table summarizes the total compensation paid or accrued by the Company for services provided by the Named Executive Officers for fiscal years ended February 2, 2019, February 3, 2018 and January 28, 2017.

Name and Principal Position	Fiscal Year	Salary ($)(a)	Bonus ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(f)	All Other Compensation ($)(g)	Total ($)
Erik B. Nordstrom	2018	756,393	—	2,654,705	—	963,144	—	77,504	4,451,746
Co-President	2017	771,142	—	1,760,169	616,272	1,431,290	988,659	50,395	5,617,927
	2016	751,152	—	1,630,746	1,437,210	1,213,601	721,831	46,222	5,800,762
Anne L. Bramman	2018	768,889	150,000	3,562,483	—	645,066	—	38,716	5,165,154
Chief Financial Officer	2017	504,173	—	749,965	—	430,384	—	316,516	2,001,038
	2016	—	—	—	—	—	—	—	—
Peter E. Nordstrom	2018	756,393	—	2,654,705	—	963,144	—	59,386	4,433,628
Co-President	2017	771,142	—	1,760,169	616,272	1,431,290	1,030,787	40,774	5,650,434
	2016	751,152	—	1,630,746	1,437,210	1,213,601	758,249	47,811	5,838,769
Kenneth J. Worzel	2018	786,875	—	3,562,483	—	835,167	754,441	45,813	5,984,779
Chief Digital Officer and President, Nordstrom.com	2017	762,500	—	749,703	262,497	574,620	725,676	32,380	3,107,376
	2016	657,417	—	1,742,820	907,475	424,932	412,356	35,880	4,180,880
Christine F. Deputy	2018	604,587	—	2,551,421	—	432,819	—	86,153	3,674,980
Chief Human Resources Officer	2017	—	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—	—
Blake W. Nordstrom	2018	791,274	82,026	2,654,705	—	881,118	—	66,907	4,476,030
Former Co-President	2017	771,142	—	1,760,169	616,272	1,431,290	998,647	57,181	5,634,701
	2016	751,152	—	1,630,746	1,437,210	1,213,601	748,859	49,711	5,831,279

(a)	Salary
The amounts shown represent base salary earned during the fiscal year. The numbers shown for all fiscal years vary somewhat from annual base salaries due to the fact that our fiscal year ends on the Saturday nearest to January 31st and salary increases are effective April 1st of each year. Also, as a result of our 4-5-4 retail reporting calendar, fiscal year 2017 included an extra week (the “53rd week”). The 2018 base salaries for the Named Executive Officers were $758,500 each for Erik Nordstrom, Peter Nordstrom and Blake Nordstrom, $775,000 for Anne Bramman and $585,000 for Christine Deputy. Kenneth Worzel’s base salary increased from $775,000 to $800,000 effective May 14, 2018, when he assumed additional responsibilities as Chief Digital Officer. The amount shown for Blake Nordstrom reflects a prorated amount based on his separation from service on January 2, 2019 and includes the payout of his accrued vacation pay. Christine Deputy was not a Named Executive Officer in fiscal years 2016 or 2017 so no amounts are shown for those years.
Kenneth Worzel and Christine Deputy elected to defer $25,000 and $30,800, respectively, of their base salaries earned during calendar year 2018 into the Nordstrom Deferred Compensation Plan (“NDCP”). Anne Bramman and Christine Deputy elected to defer 8% and $32,000, respectively, of their base salaries earned during calendar year 2019 into the NDCP. Due to the timing of our fiscal year ends, $2,695, $23,913, and $30,852, were attributed to fiscal year 2018 deferrals for Anne Bramman, Kenneth Worzel, and Christine Deputy, respectively, as reported in the Fiscal Year 2018 Nonqualified Deferred Compensation Plan Table on page 53.
Each of the Named Executive Officers contributed a portion of their base salary earned during fiscal year 2018 to the 401(k) Plan.
(b) Bonus
The amounts reported reflect discretionary bonuses approved by the Compensation Committee. In March 2018, the Committee determined to award Anne Bramman a one-time cash payment in recognition of her service since joining the Company in June 2017 as Chief Financial Officer. In February 2019, the Committee approved a discretionary bonus for Blake Nordstrom so that the sum of his performance-based bonus and this discretionary award equaled what his performance-based bonus would have been had he been an active employee on the last day of the fiscal year.

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(c) Stock Awards
The amounts reported reflect the grant date fair value of restricted stock units and performance share units granted during the fiscal year under the 2010 Equity Incentive Plan. The amounts reported are not the value actually received.
The value the Named Executive Officers will ultimately receive from their performance share units will depend on whether the performance requirements are met and the market price of Common Stock at the end of the performance cycle. The amounts reported were calculated in accordance with FASB Accounting Standards Codification 718, Stock Compensation (“ASC 718”) and reflect the probable outcome with respect to satisfaction of performance conditions at the date of grant. The payout could be as low as zero depending on performance over the relevant period, and the value of any payout will depend on stock price at the time of payout. No amounts are reported for fiscal year 2018 as the Company did not award performance share units during the fiscal year.
The value the Named Executive Officers may receive from their restricted stock units will depend on whether the time-based vesting requirement is met and the market price of Common Stock on the vesting date. The amounts reported were calculated in accordance with ASC 718. See column (c) of the Grants of Plan-Based Awards in Fiscal Year 2018 table on page 46 for the number of restricted stock units granted in fiscal year 2018.
(d) Option Awards
The amounts reported reflect the grant date fair value of stock options granted during the fiscal year under the 2010 Equity Incentive Plan. This is not the value received. The Named Executive Officers will only realize value from stock options if the market price of Common Stock is higher than the exercise price of the options at the time of exercise. The amounts reported were calculated in accordance with ASC 718. No amounts are reported for fiscal year 2018 as the Company did not grant stock options during the fiscal year.
Assumptions used in the calculation of these amounts are included in the notes to the financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019, filed with the SEC.
(e) Non-Equity Incentive Plan Compensation
The amounts reported reflect the annual performance-based cash awards under the Executive Management Bonus Plan, as described beginning on page 35. The amounts of the cash awards for fiscal year 2018, approved by the Compensation Committee on February 26, 2019, were paid in March 2019. Kenneth Worzel elected to defer $50,000 of his cash award for fiscal year 2018 into the NDCP.
(f) Change in Pension Value and Nonqualified Deferred Compensation Earnings
The amounts reported are the changes in actuarial present value from fiscal year-end 2017 to fiscal year-end 2018 for each of the eligible Named Executive Officer’s benefit under the Supplemental Executive Retirement Plan (“SERP”). The present value of the benefit is affected by current earnings, credited years of service, the executive’s age and time until normal retirement eligibility, the age of the executive’s spouse or life partner as the potential beneficiary and economic assumptions (discount rate and mortality table used to determine the present value of the benefit).
The present value of Erik Nordstrom’s and Peter Nordstrom’s benefits decreased from last year by $135,088 and $122,708, respectively. The decreases were primarily the result of an increase in the discount rate used to determine the present value of the benefit. The interest rate used is the same as the discount rate used for financial reporting purposes for the SERP which changed from 3.95% to 4.27%. Under SEC rules, decreases are not reported in the table so no amounts are shown. No amount is shown for Blake Nordstrom as he passed away before the end of the fiscal year, and accordingly did not have a pension benefit as of the end of the fiscal year. Amounts are not reported for Anne Bramman and Christine Deputy because the SERP was closed to new entrants prior to when they joined the Company. See the Pension Benefits section beginning on page 51 for more information about the SERP.
The amounts were calculated using the same discount rate and mortality table assumptions as those used in the Company’s financial statements to calculate the Company’s obligations under the SERP. Assumptions used in the calculation of these amounts are included in the notes to the financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019, filed with the SEC.
Anne Bramman, Kenneth Worzel and Christine Deputy had account balances in the Company’s nonqualified deferred compensation plan in fiscal year 2018, as shown on page 53. They did not receive above-market-rate or preferential earnings on their deferred compensation, so no amounts for these types of earnings are included in the table.
(g) All Other Compensation
Each component of all other compensation paid to the Named Executive Officers is shown in the following table.

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All Other Compensation in Fiscal Year 2018
The table below shows each component of “All Other Compensation” for fiscal year 2018, reported in column (g) of the Summary Compensation Table on page 42, calculated at the aggregate incremental cost to the Company.

	Broad-Based Benefit	Broad-Based Retirement Benefit	Leadership Benefit			Other
Name	Merchandise Discount ($)(a)	401(k) Plan Company Match ($)(b)	NDCP Company Match ($)(c)	Premium on Insurance ($)(d)	SERP ($)(e)	Personal Use of Company Aircraft ($)(f)	Total ($)
Erik B. Nordstrom	58,100	15,840	—	1,939	—	1,625	77,504
Anne L. Bramman	20,902	15,840	—	1,974	—	—	38,716
Peter E. Nordstrom	39,995	15,840	—	1,939	—	1,612	59,386
Kenneth J. Worzel	27,948	15,840	—	2,025	—	—	45,813
Christine F. Deputy	25,661	15,840	43,156	1,496	—	—	86,153
Blake W. Nordstrom	49,128	15,840	—	1,939	—	—	66,907

(a)	Merchandise Discount
The Company provides a merchandise discount for its employees. The Named Executive Officers were provided a discount of 33% for purchases at Nordstrom full-line stores and Nordstrom.com and 20% for purchases at Nordstrom Rack stores, Nordstromrack.com/HauteLook and our restaurants. A 40% discount is available at certain times of the year on specific merchandise. The merchandise discount provided to the Named Executive Officers is the same as for all other eligible management and high-performing non-management employees of the Company. The amounts reported are the total discount the Named Executive Officers received on their Nordstrom purchases during the fiscal year. The Company provides the same merchandise discount program for its Board of Directors, as described on page 18.

(b)	401(k) Plan Company Match
The Company offers a matching contribution on employee 401(k) contributions under the 401(k) Plan to all eligible employees, including the Named Executive Officers. The Named Executive Officers may defer up to 16% of their eligible pay (i.e., base salary, performance-based bonus and other taxable wages) into the Plan, subject to IRC limits.
Although the matching contribution is discretionary and subject to change, the Company currently matches employee contributions for the Plan year, dollar for dollar, up to 4% of eligible pay. The 2018 calendar year compensation limit for eligible pay was $275,000, as set by the IRS. In 2018, the maximum Company matching contribution for the eligible Named Executive Officers was $11,000 (4% of $275,000).
The Company also offers a discretionary match up to an additional 2% of eligible pay, based on Company performance. Based on the Company’s performance in 2018, the Board approved a discretionary match of $0.44 per dollar contributed by the employee, up to 4% of eligible pay. The maximum Company discretionary match for the eligible Named Executive Officers was $4,840 (44% of 4% of $275,000) for 2018. The total Company contribution each of the eligible Named Executive Officers received in March 2019, for calendar year 2018, was $15,840 as reported above.
Contributions under the Plan may be directed to any of 12 custom target retirement date funds or to any of 9 individual investment alternatives, including Common Stock. The Plan also offers a self-directed brokerage option.

(c)	NDCP Company Match
The Company offers a dollar for dollar matching contribution, up to 4% of eligible pay over the 401(k) calendar year compensation limit, on deferrals into the NDCP by eligible participants. The Company may also make a discretionary profit-based match up to an additional 2% of eligible pay over the 401(k) calendar year compensation limit. Christine Deputy received the NDCP Company matching contribution on her 2018 deferrals. Anne Bramman and Kenneth Worzel also made deferrals into the NDCP during fiscal year 2018 but were not eligible for the NDCP Match. Anne Bramman did not defer any pay in calendar year 2018 and Kenneth Worzel is not eligible for the NDCP match as he is a participant in the Company’s SERP, as described beginning on page 51. See the Nonqualified Deferred Compensation section on page 53 for more information.

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(d)	Premium on Insurance
The Company provides life insurance to the Named Executive Officers in an amount equal to approximately 1.25 times their base salary and additional disability insurance. The amounts reported are the annual Company-paid premiums.

(e)	SERP
The Company has a SERP, in which certain Named Executive Officers participate. As described in the Pension Benefits section beginning on page 51, the SERP provides an annual benefit, paid upon retirement for the remaining life of the executive with a 50% annuity paid to the surviving spouse after the executive’s death. Although Blake Nordstrom was a SERP participant, he did not receive any SERP payments during the fiscal year and therefore no amount is reported in this table. Upon Blake Nordstrom’s death on January 2, 2019, his surviving spouse began receiving the 50% survivor annuity. For the period from January 2, 2019 to the end of our fiscal year, Blake Nordstrom’s surviving spouse received SERP benefit payments totaling $29,167.

(f)	Personal Use of Company Aircraft
The Company owns two aircraft which it uses for business purposes. On rare occasions, a Named Executive Officer may have a guest accompany the executive on a business trip on the Company’s aircraft as an additional passenger. Only the direct variable costs (i.e., costs the Company incurs solely as a result of the passenger being on the aircraft) are included in determining the aggregate incremental cost to the Company. When travel does not meet the IRS standard for business travel, the cost of the travel is imputed as income to the executive, which is the Company’s practice to fully disclose. The Company does not reimburse the Named Executive Officers for taxes incurred as a result of the imputed income.
In fiscal year 2018, Erik Nordstrom and Peter Nordstrom were each accompanied by a family member on one business trip. The costs reported are the total direct variable costs associated with the family member’s travel which include the tax deduction the Company was not able to take as a result of the nondeductible portion of the aircraft operating costs.

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Grants of Plan-Based Awards in Fiscal Year 2018
The following table discloses the potential range of payouts for non-equity incentive plan awards granted in fiscal year 2018. These awards are performance-based cash bonuses granted under the Executive Management Bonus Plan, as described beginning on page 35. The table also discloses the number and grant date fair value of restricted stock units granted under the 2010 Equity Incentive Plan in fiscal year 2018, as described on page 37.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (b)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(c)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(d)
Name and Award	Grant Date (a)	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Erik B. Nordstrom
Executive Management Bonus			379,250	1,517,001	3,792,502
Restricted Stock Unit Award	3/6/2018	3/3/2018							54,233			2,654,705
Anne L. Bramman
Executive Management Bonus			174,375	697,500	1,743,751
Restricted Stock Unit Award	3/6/2018	3/3/2018							72,778			3,562,483
Peter E. Nordstrom
Executive Management Bonus			379,250	1,517,001	3,792,502
Restricted Stock Unit Award	3/6/2018	3/3/2018							54,233			2,654,705
Kenneth J. Worzel
Executive Management Bonus			247,875	991,500	2,478,752
Restricted Stock Unit Award	3/6/2018	3/3/2018							72,778			3,562,483
Christine F. Deputy
Executive Management Bonus			117,000	468,000	1,170,000
Restricted Stock Unit Award	3/6/2018	3/3/2018							52,123			2,551,421
Blake W. Nordstrom
Executive Management Bonus			379,250	1,517,001	3,792,502
Restricted Stock Unit Award	3/6/2018	3/3/2018							54,233			2,654,705

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(a) Grant Date
The grant date is the first business day of the open trading window that falls on or after the Compensation Committee’s approval of the grant.
(b) Estimated Future Payouts Under Non-Equity Incentive Plan Awards
The amounts shown report the range of possible cash payouts for fiscal year 2018 associated with established levels of performance or achievement under the Executive Management Bonus Plan. The amounts shown in the “Threshold,” “Target” and “Maximum” columns reflect the payout opportunity associated with established levels of performance or achievement, as discussed beginning on page 35. For there to be any payout, minimum performance milestones or achievement must be met.
Although the column heading refers to future payouts, fiscal year 2018 performance-based bonuses have already been earned and were paid to the Named Executive Officers in March 2019. These cash payments are reported in the Summary Compensation Table on page 42, in column (e), “Non-Equity Incentive Plan Compensation.”
(c) All Other Stock Awards: Number of Shares of Stock or Units
The numbers shown report the number of restricted stock units granted to the Named Executive Officers in fiscal year 2018 under the 2010 Equity Incentive Plan. The restricted stock units were granted on March 6, 2018 and vest equally over four years, beginning on March 10, 2019. The restricted stock units granted to Blake Nordstrom vested on an accelerated basis as of January 2, 2019. The numbers shown for Anne Bramman, Kenneth Worzel and Christine Deputy include the one-time restricted stock unit awards of 45,965, 45,965 and 34,749, respectively, as discussed in the Compensation Discussion and Analysis on page 37.
(d) Grant Date Fair Value of Stock and Option Awards
The grant date fair value of the restricted stock units was calculated in accordance with ASC 718. The reported value for restricted stock units was calculated by multiplying the number of restricted stock units awarded by the fair value of a restricted stock unit on the date of grant. The fair value for the grant on March 6, 2018 was $48.95. This is not the value received. The actual value the Named Executive Officers may receive will depend on whether the time-based vesting requirement is met and the market price of Common Stock at the time of any vesting.

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Outstanding Equity Awards at Fiscal Year-End 2018
The following table provides information on the current holdings of stock options and stock awards by the Named Executive Officers as of the fiscal year ended February 2, 2019. The table includes vested but unexercised stock options, unvested stock options, unvested restricted stock units and performance share units with time remaining in the three-year performance cycle. Because Blake Nordstrom passed away prior to the end of the fiscal year, resulting in the transfer of all outstanding awards to his estate, nothing is reported for Blake Nordstrom in the table below. The vesting schedules for outstanding stock options and restricted stock units are provided on pages 49 and 50. Information about the amount of Common Stock beneficially owned by the Named Executive Officers is provided in the Beneficial Ownership Table on page 70.

	Option Awards						Stock Awards
				Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options (#)			Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
		Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date
Name	Grant Date	Exer- cisable	Unexer- cisable (a)
Erik B. Nordstrom	2/26/2010	77,609	—		34.50	2/26/2020
	2/25/2011	69,637	—		42.48	2/25/2021
	2/22/2012	68,244	—		49.15	2/22/2022
	3/4/2013	99,563	—		50.26	3/4/2023
	3/3/2014	60,747	—		57.16	3/3/2024
	2/24/2015	34,497	11,499		75.23	2/24/2025
	2/24/2015						1,499	67,950
	2/29/2016						6,348	287,755
	2/29/2016	41,070	41,071		51.32	2/28/2026
	6/7/2016	—	10,838		40.50	6/7/2026
	6/7/2016						5,573	252,624
	2/28/2017								13,207	598,673
	2/28/2017	9,663	28,990		46.66	2/28/2027
	2/28/2017						20,724	939,419
	3/6/2018						52,210	2,366,679
Anne L. Bramman	8/21/2017						12,234	554,567
	3/6/2018						45,965	2,083,593
	3/6/2018						26,813	1,215,433
Peter E. Nordstrom	2/26/2010	77,609	—		34.50	2/26/2020
	2/25/2011	69,637	—		42.48	2/25/2021
	2/22/2012	68,244	—		49.15	2/22/2022
	3/4/2013	99,563	—		50.26	3/4/2023
	3/3/2014	60,747	—		57.16	3/3/2024
	2/24/2015	34,497	11,499		75.23	2/24/2025
	2/24/2015						1,497	67,859
	2/29/2016						6,338	287,302
	2/29/2016	41,070	41,071		51.32	2/28/2026
	6/7/2016	—	10,838		40.50	6/7/2026
	6/7/2016						5,573	252,624
	2/28/2017								13,207	598,673
	2/28/2017	9,663	28,990		46.66	2/28/2027
	2/28/2017						20,691	937,923
	3/6/2018						52,210	2,366,679

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	Option Awards						Stock Awards
				Equity Incentive Plan Awards: Number of Securities Underlying Unexer- cised Unearned Options (#)			Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
		Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date
Name	Grant Date	Exer- cisable	Unexer- cisable (a)
Kenneth J. Worzel	3/4/2013	40,536	—		50.26	3/4/2023
	3/3/2014	26,141	—		57.16	3/3/2024
	2/24/2015	15,438	5,147		75.23	2/24/2025
	2/24/2015						697	31,595
	2/29/2016						3,056	138,528
	2/29/2016	19,028	19,029		51.32	2/28/2026
	6/7/2016	—	23,433		40.50	6/7/2026
	6/7/2016						12,049	546,181
	11/21/2016						1,596	72,347
	2/28/2017								5,625	254,981
	2/28/2017	4,116	12,348		46.66	2/28/2027
	2/28/2017						9,170	415,676
	3/6/2018						26,813	1,215,433
	3/6/2018						45,965	2,083,593
Christine F. Deputy	8/24/2015	15,070	5,024		67.34	8/24/2025
	8/24/2015						1,517	68,766
	8/24/2015						3,254	147,504
	2/29/2016						2,674	121,212
	2/29/2016	16,650	16,650		51.32	2/28/2026
	6/7/2016	—	15,432		40.50	6/7/2026
	6/7/2016						7,935	359,694
	2/28/2017								5,497	249,179
	2/28/2017	4,021	12,066		46.66	2/28/2027
	2/28/2017						8,960	406,157
	3/6/2018						34,749	1,575,172
	3/6/2018						17,374	787,563

(a)	Number of Securities Underlying Unexercised Options: Unexercisable
The following table shows the grant date, vesting schedule and expiration date for all unvested stock options as of the fiscal year ended February 2, 2019. All stock option grants have a four-year vesting schedule of 25% per year, with the exception of the grant on June 7, 2016, which vests 100% on June 10, 2019. All grants have a 10-year term.

Grant Date	Vesting Schedule	Expiration Date
2/24/2015	25% per year with a remaining vesting date of 2/24/2019	2/24/2025
8/24/2015	25% per year with a remaining vesting date of 8/24/2019	8/24/2025
2/29/2016	25% per year with remaining vesting dates of 3/10/2019 and 3/10/2020	2/28/2026
6/7/2016	100% on 6/10/2019	6/7/2026
2/28/2017	25% per year with remaining vesting dates of 3/10/2019, 3/10/2020 and 3/10/2021	2/28/2027

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(b)	Number of Shares or Units of Stock That Have Not Vested
The following table shows the grant date and vesting schedule for all unvested restricted stock units as of the fiscal year ended February 2, 2019. The restricted stock unit grants have a four-year vesting schedule of 25% per year with the following exceptions: Christine Deputy’s grant of 8,135 units on August 24, 2015 vests 20% per year over five years; the grant on June 7, 2016 vests 50% after each of years two and three; Kenneth Worzel’s grant of 4,788 units on November 21, 2016 vests 33% after each of years one and two and 34% after year three; and Anne Bramman’s grant of 18,350 units on August 21, 2017 vests 33% after each of years one and two and 34% after year three.

Grant Date	Vesting Schedule
2/24/2015	25% per year with a remaining vesting date of 2/24/2019
8/24/2015	25% per year with a remaining vesting date of 8/24/2019
8/24/2015	20% per year with remaining vesting dates of 8/24/2019 and 8/24/2020
2/29/2016	25% per year with remaining vesting dates of 3/10/2019 and 3/10/2020
6/7/2016	50% in years 2 and 3 with a remaining vesting date of 6/10/2019
11/21/2016	33% in years 1 and 2 and 34% in year 3 with a remaining vesting date of 12/10/2019
2/28/2017	25% per year with remaining vesting dates of 3/10/2019, 3/10/2020 and 3/10/2021
8/21/2017	33% in years 1 and 2 and 34% in year 3 with remaining vesting dates of 9/10/2019 and 9/10/2020
3/6/2018	25% per year with vesting dates of 3/10/2019, 3/10/2020, 3/10/2021 and 3/10/2022

(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested
The numbers reported are the outstanding performance share units granted in fiscal year 2017. The performance share units are earned on the last day of the three-year performance cycle, February 1, 2020, if performance criteria have been met, and vest when the results have been certified by the Compensation Committee. This grant has time remaining in its three-year performance cycle. If the performance cycle had ended as of the close of fiscal year 2018, 50% of the number of performance share units granted would have been earned.
As required to be disclosed, the number of estimated shares reported for the 2017 grant is based on achieving the next higher performance measure, which pays out at 100% of the number of units granted, as shown in the performance share unit vesting schedule on page 37.

(d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
The amounts reported relate to the outstanding performance share units granted in fiscal year 2017. This grant has time remaining in its three-year performance cycle. If the performance cycle for this grant had ended as of the close of fiscal year 2018, 50% of the number of performance share units granted would have been earned.
As required to be disclosed, the payout values reported are based on achieving the next higher performance measure, which pays out at 100% of the number of units granted. The value of estimated payouts has been calculated using the closing price of Common Stock on February 1, 2019, the last market trading day of the fiscal year, of $45.33. The payout does not include estimated dividend amounts as the Company does not pay dividends on unvested performance share units.

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Option Exercises and Stock Vested in Fiscal Year 2018
The following table provides information for the Named Executive Officers on:

•	the number of shares of Common Stock acquired and value realized from stock option exercises in fiscal year 2018; and

•	the number of shares of Common Stock acquired and value realized from performance share units and restricted stock units that vested with respect to fiscal year 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(a)	Value Realized on Vesting ($)(b)
Erik B. Nordstrom	169,717	5,646,094	22,718	1,170,494
Anne L. Bramman	—	—	6,116	400,537
Peter E. Nordstrom	169,717	5,557,886	21,061	1,083,875
Kenneth J. Worzel	64,818	1,298,088	23,618	1,260,447
Christine F. Deputy	—	—	22,412	1,262,623
Blake W. Nordstrom	182,773	6,914,212	21,122	1,087,145

(a)	Number of Shares Acquired on Vesting
The numbers reported are the restricted stock units that vested during the fiscal year. The numbers reported for Erik Nordstrom, Peter Nordstrom and Blake Nordstrom include 3,133, 2,023 and 2,023 shares, respectively, which vested on an accelerated basis in 2018 solely to satisfy Social Security, Medicare or income tax withholding obligations of retirement-eligible employees with respect to their restricted stock unit awards. The numbers reported for Blake Nordstrom include those restricted stock units that vested during the fiscal year, prior to his date of death, January 2, 2019. An additional 86,370 units vested on an accelerated basis upon his date of death.

(b)	Value Realized on Vesting
The amounts disclosed for Erik Nordstrom, Peter Nordstrom and Blake Nordstrom include the number of shares of Common Stock withheld on vesting of restricted stock units to satisfy tax withholding obligations as described previously, multiplied by $52.99, the closing price of Common Stock on November 27, 2018, the vesting date. The amounts reported for Blake Nordstrom include the value received during the fiscal year, prior to his date of death, January 2, 2019. An additional $4,100,848 was realized from units that vested on an accelerated basis upon his date of death.
Pension Benefits
The Company’s original Supplemental Executive Retirement Plan (‘SERP”) was introduced in the 1980s. Over the years, the plan design changed to better meet the purpose of encouraging designated executives to stay with Nordstrom throughout their careers and rewarding their significant and sustained contribution to the Company’s success by adding to their financial security upon retirement. The SERP was closed to new entrants, beginning in 2012.
The Named Executive Officers, except Anne Bramman and Christine Deputy, who both joined the Company after the SERP had been closed to new entrants, are or were eligible for the SERP. The eligible Named Executive Officers are entitled to receive their full retirement benefit at age 58. Their full benefit is equal to 1.6% multiplied by final average pay, as described in a following paragraph, and their years of credited service, up to a maximum of 25 years. They may retire early and receive a reduced benefit if they are between the ages of 53 and 57 with at least 10 years of credited service and the Board approves the early retirement. The early retirement benefit is reduced 10% for each year that their retirement age is less than 58. If they retire after age 58, they are entitled to their full retirement benefit, increased with interest of 5% per year, compounded annually, for each full year worked beyond age 58, for a maximum of 10 years. The annual SERP benefit is capped at $700,000.
Final average pay is the average base salary and annual performance-based cash bonus of the highest 36 months over the longer of:

•	the most recent five years of service; or

•	the entire period of service after the executive’s 53rd birthday.

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The annual SERP benefit is paid upon retirement for the remaining life of the executive with a 50% annuity paid to a surviving spouse or life partner after the executive’s death. A surviving spouse or life partner also receives a 50% survivor benefit if the executive dies before retiring. The amount of this survivor benefit depends on the executive’s age and years of credited service at the time of death. Blake Nordstrom was eligible for his full SERP benefit upon his death on January 2, 2019. His benefit will be paid as a 50% survivor benefit to his surviving spouse.
The SERP provides that no benefit will be paid to an executive whose employment is terminated for cause, which includes competitive behavior against the Company, as determined by the Compensation Committee in the exercise of its discretion in accordance with the Plan. The Compensation Committee also has discretion to discontinue payment of benefits under the SERP if the retired executive is found to have engaged in misconduct or in competitive behavior against the Company.
Information about payment of the SERP benefit related to change in control is provided on page 58 in footnote (b) to the Potential Payments Upon Termination or Change in Control at Fiscal Year-End 2018 table.
Because the SERP is a nonqualified deferred compensation plan, the Company is not obligated to fund it. However, the Company does set aside funds to assist in the payment of future benefit obligations. If the Company were to become insolvent, participants would be unsecured general creditors, and there is no guarantee that funds would be available to pay all creditors in full. See the notes to the financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019, filed with the SEC, for a discussion of the benefit obligation.
Fiscal Year 2018 Pension Benefits Table
The following table shows the present value of the accumulated SERP benefit payable to each of the Named Executive Officers, based on the number of years of service credited under the Plan to each Named Executive Officer and actuarial assumptions consistent with those used in the Company’s financial statements to calculate the Company’s obligations under the Plan. See the notes to the financial statements contained within the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019, filed with the SEC, for a discussion of the benefit obligation and assumptions used.

Name	Plan Name	Age (a)	Number of Years Credited Service (#)(b)	Present Value of Accumulated Benefit ($)(c)	Payments During Last Fiscal Year ($)
Erik B. Nordstrom	SERP	55	25	10,576,866	—
Anne L. Bramman	—	51	—	—	—
Peter E. Nordstrom	SERP	56	25	11,232,918	—
Kenneth J. Worzel	SERP	54	9	2,936,884	—
Christine F. Deputy	—	53	—	—	—
Blake W. Nordstrom	SERP	—	—	—	—

(a)	Age
Age is as of February 2, 2019, the last day of the fiscal year.

(b)	Number of Years Credited Service
Although Erik Nordstrom and Peter Nordstrom each have 39 or more years of service, the number of years of credited service under the SERP is capped at 25.

(c)	Present Value of Accumulated Benefit
The amounts shown are based on the full retirement age of 58. Erik Nordstrom and Peter Nordstrom have met the minimum retirement age with at least 10 years of service and would be eligible for early retirement with prior approval from the Board. If the Board approved early retirement, Erik Nordstrom and Peter Nordstrom would be entitled to receive a reduced SERP benefit having present values as of the end of the fiscal year of $8,730,232 and $10,018,456, respectively. These amounts are reported in the Potential Payments Upon Termination or Change of Control at Fiscal Year-End 2018 table on page 55.

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Nonqualified Deferred Compensation
The Company offers participation in the Nordstrom Deferred Compensation Plan (“NDCP”) to employees, including the Named Executive Officers, who meet a minimum compensation threshold. Under this Plan, a participant may defer up to 80% of base salary, up to 100% of an annual performance-based bonus and up to 100% of any vested performance share units, less applicable payroll taxes.
Deferral elections are irrevocable and are made in compliance with Section 409A of the IRC. If a participant’s NDCP deferrals cause a reduction in the Company’s 401(k) match contribution, the Company may deposit a make-up contribution into the participant’s NDCP account. The Company also provides a dollar for dollar matching contribution, up to 4% of eligible pay over the 401(k) calendar year compensation limit, on deferrals into the NDCP by eligible participants. The Company may also make a discretionary profit-based match up to an additional 2% of eligible pay over the 401(k) calendar year compensation limit. Participants in the Company’s SERP are not eligible for this matching contribution. Christine Deputy is not a participant in the SERP and was eligible for and received a NDCP match for deferrals made in calendar year 2018.
Plan participants may direct their cash deferrals to deemed investment alternatives, priced and valued similar to retail mutual funds. As of the end of the fiscal year, the Company offered 18 deemed investment alternatives. In addition, Plan participants are offered a fixed rate option, which was 4.4% for calendar year 2018 and is 4.5% for calendar year 2019, which is not subsidized by the Company but rather is a rate based on guaranteed contractual returns from a third-party insurance company provider. With the exception of the fixed rate fund, participants may change their investment allocations among these investment alternatives daily. Gains and losses for cash deferrals are credited to participant accounts daily, based on their investment elections. The deemed investment alternatives for cash do not include Common Stock. Vested performance share units that are deferred into the NDCP remain as stock units until distribution.
Fiscal Year 2018 Nonqualified Deferred Compensation Table
The following table discloses information on nonqualified deferred compensation for the Named Executive Officers under the Company’s NDCP for the fiscal year ended February 2, 2019. The Company’s SERP is also a nonqualified plan. Information regarding benefits payable to Named Executive Officers under the SERP is provided on pages 51 and 52.

Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)(b)	Aggregate Earnings in Last Fiscal Year ($)(c)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(d)
Erik B. Nordstrom	—	—	—	—	—
Anne L. Bramman	2,695	—	5	—	2,700
Peter E. Nordstrom	—	—	—	—	—
Kenneth J. Worzel	23,913	—	(21,675)	—	669,043
Christine F. Deputy	30,852	43,156	4,674	—	137,300
Blake W. Nordstrom	—	—	—	—	—

(a)	Executive Contributions in Last Fiscal Year
The amounts reported are the deferrals made during the fiscal year.

(b)	Registrant Contributions in Last Fiscal Year
The amount reported for Christine Deputy is the Company matching contribution on her deferrals during calendar year 2018 as described above.

(c)	Aggregate Earnings in Last Fiscal Year
The amounts include the total interest or other earnings (loss) accrued in fiscal year 2018 on the entire NDCP account balance, including deferred performance share units.

(d)	Aggregate Balance at Last Fiscal Year-End
The amounts shown are the total NDCP balances, including earnings on deferrals, as of February 2, 2019.

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Potential Payments Upon Termination or Change in Control
The information on the following pages describes and quantifies certain amounts that would become payable under existing compensation plans if the Named Executive Officers’ employment had terminated on February 2, 2019, the last day of the fiscal year. The amounts are based on each executive’s compensation and years of service as of that date and, if applicable, based on the closing price of Common Stock on February 1, 2019, the last market trading day of the fiscal year, of $45.33. The estimates are based on all relevant plans effective at the end of the fiscal year and information available at that time. Actual values would reflect specific circumstances at the time of any termination, the plans and provisions effective if and when a termination event occurs and any other applicable factors.

Employment Agreements
The Company does not have employment agreements with any Nordstrom employees, including the Named Executive Officers. The Company maintains a leadership separation plan to provide a broad group of leadership employees an appropriate level of severance benefits in the event of separation of service due to job elimination. Except as described on the following pages, there are no agreements, arrangements or plans that entitle the Named Executive Officers to enhanced benefits upon termination of their employment.

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Potential Payments Upon Termination or Change in Control at Fiscal Year-End 2018
The following table shows various termination scenarios and payments that would be triggered under the Company’s compensation plans.

Name and Potential Payment	Death ($)	Disability ($)	Retirement ($)	Termination without Cause ($)	Qualifying Termination Following a Change in Control ($)
Erik B. Nordstrom
Continued or Accelerated Vesting of Equity Awards(a)	4,166,952	4,166,952	3,861,980	3,861,980	4,266,134
Vested SERP Benefit(b)	4,220,346	—	8,730,232	8,730,232	8,730,232
Life Insurance Proceeds(c)	948,125	—	—	—	—
Retiree Health Care Benefit(d)	159,465	362,387	362,387	362,387	362,387
Separation Benefit(e)	—	—	—	—	—
Disability Insurance Benefit(f)	—	35,000	—	—	—
Executive Management Bonus(g)	—	—	—	—	—
Total Value of Incremental Benefits	9,494,888	4,564,339	12,954,599	12,954,599	13,358,753
Anne L. Bramman
Continued or Accelerated Vesting of Equity Awards(a)	3,853,594	3,853,594	—	—	3,853,594
Vested SERP Benefit(b)	—	—	—	—	—
Life Insurance Proceeds(c)	968,750	—	—	—	—
Retiree Health Care Benefit(d)	—	—	—	—	—
Separation Benefit(e)	—	—	—	400,564	400,564
Disability Insurance Benefit(f)	—	35,000	—	—	—
Executive Management Bonus(g)	—	—	—	—	—
Total Value of Incremental Benefits	4,822,344	3,888,594	—	400,564	4,254,158
Peter E. Nordstrom
Continued or Accelerated Vesting of Equity Awards(a)	4,164,912	4,164,912	3,859,940	3,859,940	4,264,094
Vested SERP Benefit(b)	5,090,904	—	10,018,456	10,018,456	10,018,456
Life Insurance Proceeds(c)	948,125	—	—	—	—
Retiree Health Care Benefit(d)	150,366	333,284	333,284	333,284	333,284
Separation Benefit(e)	—	—	—	—	—
Disability Insurance Benefit(f)	—	35,000	—	—	—
Executive Management Bonus(g)	—	—	—	—	—
Total Value of Incremental Benefits	10,354,307	4,533,196	14,211,680	14,211,680	14,615,834
Kenneth J. Worzel
Continued or Accelerated Vesting of Equity Awards(a)	4,701,801	4,701,801	—	—	4,744,049
Vested SERP Benefit(b)	1,494,790	—	—	—	—
Life Insurance Proceeds(c)	1,000,000	—	—	—	—
Retiree Health Care Benefit(d)	—	—	—	—	—
Separation Benefit(e)	—	—	—	549,455	549,455
Disability Insurance Benefit(f)	—	35,000	—	—	—
Executive Management Bonus(g)	—	—	—	—	—
Total Value of Incremental Benefits	7,196,591	4,736,801	—	549,455	5,293,504
Christine F. Deputy
Continued or Accelerated Vesting of Equity Awards(a)	3,623,921	3,623,921	—	—	3,665,217
Vested SERP Benefit(b)	—	—	—	—	—
Life Insurance Proceeds(c)	731,250	—	—	—	—
Retiree Health Care Benefit(d)	—	—	—	—	—
Separation Benefit(e)	—	—	—	308,622	308,622
Disability Insurance Benefit(f)	—	35,000	—	—	—
Executive Management Bonus(g)	—	—	—	—	—
Total Value of Incremental Benefits	4,355,171	3,658,921	—	308,622	3,973,839

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(a)	Continued or Accelerated Vesting of Equity Awards
As of the end of fiscal year 2018, the Named Executive Officers had outstanding equity awards under our 2004 and 2010 Equity Incentive Plans. Treatment of the awards under various termination scenarios is described below.
Stock Options
Death or Disability
The stock option agreements under the Company’s 2004 and 2010 Equity Incentive Plan provide that if a participant’s employment is terminated by reason of death or disability, stock options granted more than six months prior to the termination event will immediately vest. The stock option agreements provide that if a participant’s employment is terminated by reason of death or disability, vested stock options may be exercised by the participant or participant’s beneficiary during the period ending four years after termination, provided the 10-year term of the grant has not expired.
The amounts shown in the table include the values, as of the end of fiscal year 2018, of unvested stock options that would immediately vest and be exercisable during the period ending four years after termination.
If, during the term of any outstanding grant, the executive engages in any business competitive with the Company or divulges or improperly uses any confidential or proprietary information of the Company, then the post-separation vesting and exercise rights will cease immediately and all outstanding vested and unvested options under such grants will be automatically forfeited.
Retirement or Termination without Cause
The stock option agreements under the 2004 and 2010 Equity Incentive Plans generally provide that if a participant satisfies a minimum age and years of service requirement and the participant’s employment is terminated by reason of retirement or termination without cause, stock options granted more than six months prior to termination will continue to vest and may be exercised during the period ending four years after termination, provided the 10-year term of the grant has not expired. Erik Nordstrom and Peter Nordstrom qualify for this continued vesting as they have reached the minimum retirement age of 55 with at least 10 years of service. The stock option grant on June 7, 2016, under which Erik Nordstrom and Peter Nordstrom each received options to purchase 10,838 shares, does not provide for this continued vesting upon retirement or termination.
The closing price of Common Stock as of the end of the fiscal year 2018 was lower than the exercise prices of the unvested stock options that would continue to vest and be exercisable during the earlier of four years after termination or the 10-year term date of the grant. Therefore, no amounts are included in the table for Erik Nordstrom and Peter Nordstrom.
If, during the term of any outstanding grant, the executive engages in any business competitive with the Company or divulges or improperly uses any confidential or proprietary information of the Company, then the post-separation vesting and exercise rights will cease immediately and all outstanding vested and unvested options under such grants will be automatically forfeited.
Qualifying Termination Following a Change in Control
The Named Executive Officers are not entitled to any payment or accelerated benefit upon a change in control with respect to their awards. However, under the 2010 Equity Incentive Plan, a Named Executive Officer will generally be entitled to accelerated vesting if the executive experiences a qualifying termination (termination by the Company without cause or termination by the executive for good reason) within 12 months following a change in control of the Company, unless the Compensation Committee acts to prevent acceleration or the award is of a type which would continue in effect notwithstanding the occurrence of the change in control. Generally, a change in control occurs upon:

•	the merger or consolidation of the Company with or into another entity;

•	the sale, transfer or other disposition of all or substantially all the Company’s assets;

•	a change in composition of 50% or more of the Board; or

•
any transaction as a result of which any person is the “beneficial owner” of securities of the Company representing at least 30% of the total voting power of the Company’s outstanding voting securities.

The amounts shown include the values, as of the end of fiscal year 2018, of unvested stock options that would vest if the Named Executive Officers experienced a qualifying termination within 12 months following a change in control of the Company and the Committee did not act to prevent acceleration of the awards.

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Performance Share Units
Death or Disability
The performance share unit award agreement under the 2010 Equity Incentive Plan provides that if a participant’s employment is terminated before the end of a performance cycle by reason of death or disability, the participant, or participant’s beneficiary, will be entitled to a prorated payment, based on the period of time the participant worked during the performance cycle, with respect to any performance share units granted more than six months prior to termination that were earned during the performance cycle.
The 2017 grant has time remaining in its three-year performance cycle. If the performance cycle for this grant had ended as of the close of fiscal year 2018, 50% of the number granted would have been earned. Therefore, the amounts included in the table are based on a payout at 50% of the prorated number.
If, during the term of any outstanding performance cycle, the executive engages in any business competitive with the Company or divulges or improperly uses any confidential or proprietary information of the Company, then all outstanding vested but not settled and any unvested portions of the performance share unit awards will be automatically forfeited.
Retirement or Termination without Cause
The performance share unit award agreement under the 2010 Equity Incentive Plan provides that if a participant satisfies a minimum age and years of service requirement and the participant’s employment is terminated before the end of the performance cycle by reason of retirement or termination without cause, the participant will be entitled to a prorated payment, based on the period of time the participant worked during the performance cycle, with respect to any performance share units granted more than six months prior to termination that were earned during the performance cycle. Both Erik Nordstrom and Peter Nordstrom qualify for this prorated payment upon retirement as of the end of the fiscal year.
The 2017 grant has time remaining in its three-year performance cycle. If the performance cycle for this grant had ended as of the close of fiscal year 2018, 50% of the number granted would have been earned. Therefore, the amounts included in the table for Erik Nordstrom and Peter Nordstrom are based on a payout at 50% of the prorated number.
If, during the term of any outstanding performance cycle, the executive engages in any business competitive with the Company or divulges or improperly uses any confidential or proprietary information of the Company, then all outstanding vested but not settled and any unvested portions of the performance share unit awards will be automatically forfeited.
Qualifying Termination Following a Change in Control
The Named Executive Officers are not entitled to any payment or accelerated benefit upon a change in control with respect to their performance share units. However, a Named Executive Officer will generally be entitled to accelerated vesting if the executive experiences a qualifying termination (termination by the Company without cause or termination by the executive for good reason) within 12 months following a change in control of the Company, unless the Compensation Committee acts to prevent acceleration or the award is of a type which would continue in effect notwithstanding the occurrence of the change in control. See the Change in Control paragraph under Stock Options on page 56 for information about when a change in control occurs.
The 2017 grant has time remaining in its three-year performance cycle. If the performance cycle for this grant had ended as of the close of fiscal year 2018, 50% of the number granted would have been earned. Therefore, the amounts included in the table are based on a payout at 50% of the number granted.
Restricted Stock Units
Death or Disability
The restricted stock unit award agreements under the 2010 Equity Incentive Plan provide that if a participant’s employment is terminated by reason of death or disability, restricted stock units granted more than six months prior to the termination event will immediately vest.
The amounts shown in the table include the values, as of the end of fiscal year 2018, of unvested restricted stock units that would immediately vest.
If, during the term of any outstanding grant, the executive engages in any business competitive with the Company or divulges or improperly uses any confidential or proprietary information of the Company, then any unvested units and any Common Stock delivered on vesting under such grants will be automatically forfeited.
Retirement or Termination without Cause
The restricted stock unit award agreements under the 2010 Equity Incentive Plan generally provide that if a participant satisfies a minimum age and years of service requirement and the participant’s employment is terminated by reason of retirement or termination without cause, restricted stock units granted more than six months prior to termination will continue to vest. The restricted stock unit grant on June 7, 2016, under which Erik Nordstrom and Peter Nordstrom each were awarded 11,145 units, does not provide for this continued vesting upon retirement or termination.

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The amounts shown in the table for Erik Nordstrom and Peter Nordstrom include the values, as of the end of fiscal year 2018, of unvested restricted stock units that would continue to vest after termination. These executives qualify for this continued vesting as of the end of the fiscal year since they had each reached the minimum retirement age of 55 with at least 10 years of service.
If, during the term of any outstanding grant, the executive engages in any business competitive with the Company or divulges or improperly uses any confidential or proprietary information of the Company, then any unvested units and any Common Stock delivered on vesting under such grants will be automatically forfeited.
Qualifying Termination Following a Change in Control
Under the 2010 Equity Incentive Plan, the Named Executive Officers are not entitled to any payment or accelerated benefit upon a change in control with respect to their restricted stock units. However, a Named Executive Officer will generally be entitled to accelerated vesting if the executive experiences a qualifying termination (termination by the Company without cause or termination by the executive for good reason) within 12 months following a change in control of the Company, unless the Compensation Committee acts to prevent acceleration or the award is of a type which would continue in effect notwithstanding the occurrence of the change in control. See the Change in Control paragraph under Stock Options on page 56 for information about when a change in control occurs.
The amounts shown include the values, as of the end of fiscal year 2018, of unvested restricted stock units that would vest if the Named Executive Officers experienced a qualifying termination within 12 months following a change in control of the Company and the Committee did not act to prevent acceleration of the awards.

(b)	Vested SERP Benefit
The annual SERP benefit is paid upon retirement for the remaining life of the executive with a 50% survivor annuity paid to the surviving spouse or life partner for the remainder of their life after the executive’s death, as described in the Pension Benefits section beginning on page 51.
Death
The amounts shown are the present values of the 50% survivor annuity, payable in semi-monthly installments to the spouse or life partner of the executive, assuming the payments would begin on the date on which the executive would have attained minimum retirement age of 53, or the executive’s actual age, if older, and would continue for the remaining lifetime of the spouse or life partner. There would be no immediate payment of the benefit if the date of death preceded the executive’s earliest retirement age of 53.
Disability
No amounts are shown as none of the eligible Named Executive Officers have reached normal retirement age of 58 which is the earliest eligibility for the SERP disability benefit.
Retirement or Termination without Cause
The amounts shown in the table for Erik Nordstrom and Peter Nordstrom are the present values of their SERP benefits, reduced for early commencement, payable in semi-monthly installments, assuming the payments would begin as of the last day of fiscal year 2018. These Named Executive Officers have met the minimum retirement age of 53 with at least 10 years of service and would be eligible for early retirement with prior approval from the Board. If the Board approved early retirement, they would be entitled to a reduced SERP benefit, as described in the Pension Benefits section on page 51.
Qualifying Termination Following a Change in Control
No benefits are paid solely due to a change in control, although a change in control triggers immediate vesting and an obligation for the Company to fully fund accrued benefits through a trust. If an executive was separated from the Company after a change in control, a deferred annuity would be payable upon the executive reaching retirement age. If the separation occurred before the executive’s retirement age of 58, the benefit would be paid as a reduced early retirement benefit at age 53, or the executive’s actual age, if older. In this case, the requirement for Board approval of the early retirement is waived.
The amounts shown in the table for Erik Nordstrom and Peter Nordstrom are the present values of their SERP benefits, reduced for early commencement, payable in semi-monthly installments, assuming the payments would begin as of the last day of fiscal year 2018. These Named Executive Officers have met the minimum retirement age of 53 with at least 10 years of service and would be eligible for early retirement.
The Compensation Committee has discretion to discontinue payment of benefits under the SERP if the retired executive is found to have engaged in misconduct or in competitive behavior against the Company.

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(c)	Life Insurance Proceeds
The Company provides life insurance for the Named Executive Officers of approximately 1.25 times annual base salary.
The amounts reported in the table represent the life insurance proceeds that would be payable if the Named Executive Officers had died as of the last day of the fiscal year. The premiums paid for the Company-provided life insurance are included in column (d) in the All Other Compensation in Fiscal Year 2018 table on page 44.

(d)	Retiree Health Care Benefit
The Company provides continued health care coverage for the eligible Named Executive Officers if they separate from the Company after age 55 with at least 10 years of service. These benefits include medical, behavioral health/substance abuse, vision, prescription drug and dental coverage. The Named Executive Officers and their spouses or life partners and eligible dependents would be covered under the retiree health plan, and the executive and the Company would continue to share in the cost of the insurance premium. Coverage and cost sharing would continue for the surviving spouse or life partner and eligible dependents after the executive’s death. Effective November 1, 2013, the retiree health plan was closed to new entrants.
The amounts in the table for Erik Nordstrom and Peter Nordstrom are the present values of the health care cost that would be payable by the Company if they had separated on the last day of the fiscal year. Erik Nordstrom and Peter Nordstrom have met the minimum retirement age of 55 with at least 10 years of service and would be eligible for retirement. Assumptions used in determining these amounts include a discount rate of 4.33% and the RP2014 White Collar, Fully Generational Mortality Table with projection scale MP2018.
An executive who is terminated for cause, as determined by the Company in the exercise of its discretion in accordance with the Plan, is not eligible to receive the retiree health care benefit.

(e)	Separation Benefit
Under the Leadership Separation Plan, Anne Bramman, Kenneth Worzel and Christine Deputy are eligible to receive benefits upon involuntary termination of employment by the Company due to job elimination. Erik Nordstrom and Peter Nordstrom are not eligible for separation benefits under the Plan. The benefits for eligible employees are based on leadership level and years of service, and include:

•
lump sum cash payment for severance: one month of base salary per year of service, with a minimum of 6 months up to a maximum of 12 months. This is reduced by an amount equal to the participant’s gross monthly SERP benefit multiplied by the number of months used to calculate the severance payment, if applicable;

•
lump sum cash payment for health coverage: the cost of the Company-paid portion of the employee’s currently elected health coverage for 12 months, unless the employee is eligible for and elects the retiree health care benefit, as described in footnote (d) above; and

•	six months of outplacement services.
The potential separation benefits for the Named Executive Officers are shown below.

Name	Separation Payment ($)	Company-Paid Portion of Medical Benefits ($)	Cost of Outplacement Services ($)	Total Separation Benefit ($)
Erik B. Nordstrom	—	—	—	—
Anne L. Bramman	387,500	8,864	4,200	400,564
Peter E. Nordstrom	—	—	—	—
Kenneth J. Worzel	533,333	11,922	4,200	549,455
Christine F. Deputy	292,500	11,922	4,200	308,622
Under the Leadership Separation Plan, the Company may provide the executive with additional separation benefits, in cash or in kind, to assist the executive in the transition from active employee status. To receive any benefits under the Leadership Separation Plan, the Named Executive Officer must sign a release in which the executive agrees, among other things, not to disclose to anyone at any time any confidential information acquired during employment with the Company, and not to publish any statement, or instigate, assist or participate in the making or publication of any statement which is disparaging or detrimental in any way to the Company, except in each case as required by applicable law.

(f)	Disability Insurance Benefit
The Company provides long-term disability insurance for the Named Executive Officers. The amount reported in the table for each Named Executive Officer is the long-term disability benefit provided of up to $35,000 per month. The premiums for the Company-provided disability insurance are included in column (d) in the All Other Compensation in Fiscal Year 2018 table on page 44.

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(g)	Executive Management Bonus
The performance period under the Executive Management Bonus Plan is the fiscal year. Therefore, a termination event that occurred on the last day of the fiscal year would not result in any additional or accelerated benefits under this Plan. However, if an employee died, became disabled or retired (after having met certain age and years of service requirements) during the fiscal year, the Compensation Committee would have the sole discretion to determine what amounts, if any, an executive would remain eligible to receive as a performance-based bonus award. Any bonus award would be prorated to reflect the period of service during the fiscal year.
Pay Ratio Disclosure
In August 2015, the SEC issued final rules implementing the provision of the Dodd-Frank Act that requires U.S. publicly traded companies to disclose the ratio of their Principal Executive Officer’s compensation to that of their median employee. For this required disclosure, Erik Nordstrom, Co-President, is considered to be our Principal Executive Officer (“PEO”).
For fiscal year 2018:

•	the annual total compensation of Erik Nordstrom was $4,451,746; and

•	the estimated median of the annual total compensation of all employees of our Company, other than Erik Nordstrom, was $34,454.
Based on this information, for 2018 the ratio of the annual total compensation of Erik Nordstrom, our Co-President and PEO, to the median of the annual compensation of all employees was 129 to 1.
The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee population and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported.
To identify the median employee, we used the total compensation as reported on the 2018 W-2 for all of our U.S. employees, excluding our PEO, and the Canadian equivalent T4 for all of our Canadian employees, who were employed by us on February 2, 2019, the last day of our fiscal year. We included full-time, part-time, seasonal and temporary employees and did not annualize the compensation for our permanent full-time and part-time employees who were not employed with us for the entire fiscal year. We applied a Canadian to U.S. dollar exchange rate to the compensation elements paid in Canadian currency. Similar to other large retail companies, a significant portion of our workforce is employed on a part-time and seasonal basis. As of the end of fiscal year 2018, approximately 38,000 of our 67,000 employees – or 57% of our workforce – were either part-time or seasonal.
After identifying the median employee, we calculated annual total compensation for the median employee using the same methodology we used for determining total compensation for our Named Executive Officers as shown in the 2018 Summary Compensation Table on page 42.

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PROPOSAL 3	ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION
The Board recommends a vote FOR this proposal.
The Company is providing shareholders with an advisory (nonbinding) vote on the compensation program of our Named Executive Officers as disclosed in this Proxy Statement. At the 2017 Annual Meeting of Shareholders, over 95% of the votes cast approved our Board’s recommendation to hold advisory votes on an annual basis.
At the 2018 Annual Meeting of Shareholders, over 90% of the votes cast were supportive of our compensation program. The Compensation Committee recognizes this support of the compensation program for our Named Executive Officers and continues to apply the same pay and benefits philosophy which underlies our pay-for-performance philosophy.

Compensation Program Highlights
As described in the Compensation Discussion and Analysis beginning on page 29, our Named Executive Officers are rewarded when defined performance milestones are achieved and when value is created for our shareholders. Our Compensation Committee and Board believe that our compensation program is effective in implementing our executive compensation philosophy and establishing a solid link between compensation and shareholder interests. Highlights of our compensation program include the following:

•
We deliver the majority of compensation through a pay-for-performance framework where incentives are based on achieving results. At least 70% of the value of the targeted compensation package for each of our Named Executive Officers is weighted toward pay-for-performance and variable compensation to reinforce our philosophy of compensating our executives when they and the Company are successful in ways that support shareholder interests.

•
Each year, the Compensation Committee establishes the performance-based bonus measures that focus executives on the most important Company objectives. In 2018, Named Executive Officers had the following measures:

–
Incentive Adjusted Return on Invested Capital (“Incentive Adjusted ROIC”) to ensure our overall performance aligns directly with shareholder returns over the long term. The measure is expressed as a threshold that must be met before any payout can be made on Incentive EBIT results to ensure our executives are rewarded only after earnings generate meaningful returns for our shareholders;

–
Incentive Earnings Before Interest and Income Tax Expense (“Incentive EBIT”) to emphasize the importance of earnings and its role in driving shareholder value. Erik Nordstrom, Peter Nordstrom and Blake Nordstrom each had this performance measure weighed at 100%, subject to the achievement of the Incentive Adjusted ROIC threshold. Anne Bramman, Kenneth Worzel and Christine Deputy each had this performance measure weighed at 67%, again subject to the achievement of the Incentive Adjusted ROIC threshold; and

–
Individual Measure to enable differentiation in bonus payout opportunity based on individual contributions and execution against goals. This measure was added for fiscal year 2018 for Anne Bramman, Kenneth Worzel and Christine Deputy. The individual bonus measure accounted for 33% of the total bonus opportunity for these Named Executive Officers.

•
The Committee references the 50th percentile of our retail peer group when assessing the Named Executive Officers’ targeted level of total direct compensation (base salary + performance-based bonus + long-term incentives). The market information is considered a reference point rather than policy for reviewing competitiveness.

•	We maintain meaningful executive stock ownership guidelines so that our executives’ interests, as shareholders, are aligned with our broader shareholder base.

•	We have an executive compensation clawback policy that applies to performance-based compensation.

•	Our Compensation Committee has retained and directs an independent compensation consultant.

•	We do not have employment agreements with our executives.

•	We do not provide tax gross-ups, except those related to relocation expenses when an executive must move to assume Company responsibilities.

•	We do not allow stock option grant repricing or backdating, nor do we grant options below 100% of fair market value.

•
We have a derivative and hedging policy that prohibits Directors and Executive Officers (as well as other key insiders and their immediate families) from engaging in hedging transactions with respect to any equity securities of the Company held by them.

•	We have restrictions on pledging of Common Stock.

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Shareholder Support
We are asking our shareholders to indicate their support for our Named Executive Officers’ compensation as described in this Proxy Statement.
This proposal gives our shareholders the opportunity to express their views on the compensation of our Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the 2019 Annual Meeting: “RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure in this Proxy Statement.”
Our Board has adopted a policy of annual executive compensation advisory votes. As an advisory vote, this proposal is not binding on the Company. However, our Compensation Committee and Board value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions regarding the Company’s Named Executive Officers.

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EQUITY COMPENSATION PLANS
The following table provides information as of the fiscal year ended February 2, 2019 about Common Stock that may be issued upon the exercise of options and rights that have been or may be granted to employees and members of the Board under all of the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1) (#)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2) ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities to be issued as reflected in column (1)) (3) (#)
Equity compensation plans approved by the Company’s shareholders (a)	12,581,984	(b)	53	14,615,907	(c)
Equity compensation plans not approved by the Company’s shareholders (d)	8,092		5	—
TOTAL	12,590,076		53	14,615,907

(a)
Consist of the 2004 and 2010 Equity Incentive Plans, the Employee Stock Purchase Plan and the 2002 Nonemployee Director Stock Incentive Plan. Performance share units and restricted stock units do not have an exercise price and therefore have been excluded from the weighted average exercise price calculation in column (2).

(b)	Includes 43,910 of deferred Director awards and 110,631 related to deferred performance share units.

(c)	Includes 12,541,502 shares from the 2010 Equity Incentive Plan, 1,814,978 shares from the Employee Stock Purchase Plan and 259,427 shares from the 2002 Nonemployee Director Stock Incentive Plan.

(d)	Consist of plans created in connection with our subsidiaries.

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PROPOSAL 4	APPROVAL OF THE NORDSTROM, INC. 2019 EQUITY INCENTIVE PLAN
The Board recommends a vote FOR this proposal.

Shareholders are being asked to vote on a proposal to approve the adoption of the Nordstrom, Inc. 2019 Equity Incentive Plan (the “2019 Plan”). The 2019 Plan is intended to be a successor to the existing 2010 plan (the “2010 Equity Incentive Plan”) for employees, which expires in 2020, and the existing 2002 Nonemployee Director Stock Incentive Plan for directors (“2002 Director Plan” and together with the 2010 Equity Incentive Plan, “Prior Plans”). If the 2019 Plan is approved by the shareholders, no future grants will be made under the Prior Plans.
The Company has granted equity awards to its employees and directors under Nordstrom equity compensation plans since 1977. All of these plans, with the exception of the Prior Plans, have expired. The Company wishes to replace the Prior Plans to ensure that the Company has sufficient shares available to continue its long-held approach to pay for performance through granting equity to its employees and nonemployee directors, and to incorporate terms for future grants that reflect current best practices in executive compensation. The Company’s pay for performance philosophy is described in the Compensation Discussion and Analysis beginning on page 29.

The 2019 Plan was approved by the Board on February 27, 2019 and will become effective upon its adoption by the shareholders.

The terms of the 2019 Plan will:

•	reserve for issuance by the Company 9,500,000 shares;

•
require each share issued as part of a full-value award, such as a grant of unrestricted shares, restricted shares, restricted stock units or performance share units, and dividend equivalents to count as 1.6 shares for purposes of determining shares remaining available for grant. Under the 2010 Equity Incentive Plan, full-value awards were counted as 1.6 shares, while under the 2002 Director Plan such awards were counted as 1 share;

•
prohibit liberal share recycling as shares not issued as a result of the net settlement of an outstanding stock appreciation right or stock option; shares used to pay the exercise price or withholding taxes related to an outstanding award; or shares repurchased on the open market with the proceeds of a stock option exercise price will not be returned to the 2019 Plan;

•
provide for “double trigger” rather than “single trigger” accelerated vesting, meaning awards will be accelerated as the result of a change in control where the participant’s employment is involuntarily terminated or the participant terminates for “good reason” within 12 months following a change of control and with respect to performance-based awards allow for acceleration of vesting at target if actual performance cannot be determined upon a qualifying termination;

•
establish one year as the minimum period for vesting of all awards, provided that the Compensation Committee (“Committee”) may grant awards that vest in less than one year if the total number of such shares does not exceed 5% of the available shares authorized for issuance under the 2019 Plan. Under the 2010 Equity Incentive Plan, this 5% limit applied only to grants of Unrestricted Shares;

•
prohibit the issuance of dividends or dividend equivalents on stock options and stock appreciation rights and prohibit delivery of dividends or dividend equivalents on all other types of awards unless such awards are earned and vested;

•	subject all awards to the Company’s clawback policy as described on page 40; and

•	prohibit the transfer of awards, except in the context of death or otherwise required by law, or as approved by the Committee.

Shares Available under Plans

We currently have shares available for grant under two existing equity incentive plans:

•
2002 Nonemployee Director Stock Incentive Plan with 257,883 shares available as of our record date, March 15, 2019. Once the 2019 Plan is approved by the shareholders, the 2002 Director Plan will be terminated, and therefore no additional shares will be granted from it.

•
2010 Equity Incentive Plan with 9,103,009 shares available as of March 15, 2019. Once the 2019 Plan is approved by the shareholders, the 2010 Equity Incentive Plan will be terminated, and therefore no additional shares will be granted from it.

2019 Equity Incentive Plan Upon approval by the shareholders, the 2019 Plan will have 9,500,000 shares available for grant, plus the additional shares that may become available if outstanding awards are forfeited under the 2010 Equity Incentive Plan and the expired 2004 Equity Incentive Plan.

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The following table shows information regarding outstanding options and full-value awards as of March 15, 2019 under the Company’s 2002 Nonemployee Director Stock Incentive Plan, 2004 Equity Incentive Plan and the 2010 Equity Incentive Plan.

Outstanding Options (#)	Weighted Average Exercise Price ($)	Weighted Average Remaining Years of Contractual Life (#)	Unvested Full Value Awards (#)
9,245,495	52.34	4.93	4,606,812*

*
Includes restricted stock units and performance share units granted at maximum. Each outstanding full value award reduces the shares available for grant under the 2010 Equity Incentive Plan by 1.6 shares.

Summary of 2019 Plan Terms
The following is a summary of the 2019 Plan, a complete copy of which has been filed with the Securities and Exchange Commission as Appendix B to this Proxy Statement and is also available on the SEC’s website at www.sec.gov. This summary is qualified in its entirety by the actual terms of the 2019 Plan, which are incorporated herein by this reference.

Participants

Eligible participants include the Company’s and its subsidiaries’:

•	employees; and

•	nonemployee directors
The 2019 Plan is broad enough to cover all of the Company’s and its subsidiaries’ approximately 67,000 full- or part-time employees and nonemployee directors. The Company currently grants equity to approximately 650 eligible employees, approximately 480 of our highest-performing sales people and its nonemployee directors.

Purpose

The purpose of the 2019 Plan is to promote the long-term success of the Company and its subsidiaries and the creation of shareholder value by:

•	motivating participants to focus on the Company’s critical long-range objectives;

•	encouraging the attraction and retention of employees and nonemployee directors; and

•	aligning participant and shareholder interests through stock ownership.

Administration

The Committee will administer the 2019 Plan, except that it may also appoint a secondary Board committee or one or more senior executive officers to administer the 2019 Plan with respect to employees who are not considered executive officers under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). The Committee may delegate certain day-to-day administrative duties under the 2019 Plan to the Company’s Compensation department (or similar department).

Awards

The types of awards that may be made under the 2019 Plan are:

•	options to purchase shares of Common Stock;

•	stock appreciation rights;

•	unrestricted shares of Common Stock;

•	restricted shares of Common Stock;

•	restricted stock units; and

•	performance share units.

Share Limits and Vesting Requirements

The limit on the number of shares of Common Stock that may be delivered under the Plan through the issuance of any type of award may not exceed (i) 9,500,000 plus (ii) any shares currently underlying awards outstanding under the 2010 Equity Incentive Plan and 2004 Equity Incentive Plan but which are forfeited or which expire without exercise during the term of the 2019 Plan.

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The maximum number of shares that will be available for grant under the 2019 Plan is subject to reduction by 1.6 shares for each share that is delivered in settlement of an award of unrestricted shares, restricted shares, restricted stock units, performance share units, dividends and dividend equivalents. When a share is delivered in settlement of one of the foregoing types of awards, the maximum is reduced by 1.6 shares and when a share is delivered in settlement of an option or a stock appreciation right, the maximum is reduced by one share.

All awards granted under the Plan shall vest no earlier than the first anniversary of the date of grant provided that up to 5% of the authorized shares under the Plan (including all unrestricted shares of Common Stock) may be granted without this limit.

The 2019 Plan sets forth limits on the number of shares of Common Stock that may be granted pursuant to an award to any participant in a single fiscal year, as follows. No participant may receive:

•	options to purchase more than 500,000 shares of Common Stock;

•	more than 500,000 stock appreciation rights;

•	more than 100,000 unrestricted shares of Common Stock;

•	more than 500,000 restricted shares of Common Stock;

•	more than 500,000 restricted stock units; or

•	more than 500,000 performance share units.

Options

Options may be incentive stock options that qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or nonqualified stock options not designed to qualify for favorable tax treatment. Incentive stock options may only be granted to employees. Each option agreement will specify the type of option and the date or event when all or any installment of the option is to become exercisable. The Company has historically granted nonqualified options with a four-year vesting period. The option agreement will also specify the term of the option, provided, however, that the term of an option will in no event exceed 10 years from the date of grant. An option agreement may provide for accelerated exercisability in the event of the optionee’s death, disability or retirement and may provide for expiration prior to the end of its term in the event of the termination of the optionee’s service.

The exercise price of an option may not be less than 100% of the fair market value of Common Stock on the date of grant. Options may not be repriced.

At the Committee’s discretion, the exercise price of an option may be paid with:

•	cash;

•	cash equivalents;

•	the delivery of outstanding shares of Common Stock;

•	the cashless exercise method through a broker;

•	a net exercise method through a broker; or

•	a combination of these methods.
No dividend or dividend equivalent rights shall accrue or be paid with respect to options.

Stock Appreciation Rights

Stock appreciation rights may be granted with such terms and conditions as may be determined by the Committee provided, however, that the term of a stock appreciation right may not exceed 10 years from the date of grant. Each grant will be evidenced by a stock appreciation rights agreement, which will specify the number of shares of Common Stock to which the right pertains. The agreement will also specify the exercise price, the date when all or any installment is to become exercisable and the term of the stock appreciation right. The agreement may provide for accelerated exercisability in the event of the optionee’s death, disability or retirement and may provide for expiration prior to the end of its term in the event of the termination of the optionee’s service. Stock appreciation rights may be awarded in combination with options, and such an award may provide that the stock appreciation rights will not be exercisable unless the related options are forfeited.

At the Committee’s discretion, upon exercise of a stock appreciation right, the participant (or person having the right to exercise the right after his or her death) will receive:

•	cash;

•	shares of Common Stock; or

•	any combination of both.

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The exercise price of a stock appreciation right may not be less than 100% of the fair market value of Common Stock on the date of grant. Stock appreciation rights may not be repriced.

No dividend or dividend equivalent rights shall accrue or be paid with respect to stock appreciation rights.

Unrestricted Shares

Shares not subject to vesting may be awarded for such consideration, consisting of any tangible or intangible property or benefit to the Company, including services performed and contracts for services, as the Committee may determine.
Restricted Shares

Restricted shares may be granted with such terms and conditions as the Committee may determine. These restricted shares may be awarded for such consideration, consisting of any tangible or intangible property or benefit to the Company, including services performed and contracts for services, as the Committee may determine.

Each award of restricted shares will be subject to vesting. Vesting will occur, in full or in installments, upon satisfaction of the conditions specified in the restricted share agreement. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company equal or exceed a target determined in advance by the Committee. A restricted share agreement may provide for accelerated vesting in the event of the recipient’s death, disability or retirement and may provide for expiration prior to the end of its term in the event of the termination of the recipient’s service.

The holders of restricted shares will have the voting, dividend and other rights as set forth in their restricted share agreement, and may have the same voting, dividend or other rights as the Company’s other shareholders provided that any dividends accrued on restricted shares shall be held in escrow by the Company and shall only be paid if and when restricted shares vest, in cash or in shares of unrestricted Common Stock having a fair market value equal to the amount of such dividends. Common Stock distributed to the holder of restricted shares on account of a stock split or stock dividend will be subject to restrictions and risk of forfeiture to the same extent as the restricted shares with respect to which such Common Stock has been distributed.

Restricted Stock Units

Restricted stock units may be granted with such terms and conditions as the Committee may determine. Each award of restricted stock units will be subject to vesting. Vesting will occur, in full or in installments, upon satisfaction of the conditions specified in the restricted stock unit agreement. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company exceed a target determined in advance by the Committee. A restricted stock unit agreement may provide for accelerated vesting in the event of the recipient’s death, disability or retirement and may provide for expiration prior to the end of its term in the event of the termination of the recipient’s service.

The holders of restricted stock units will not have voting or dividend rights. Prior to settlement or forfeiture, any restricted stock unit may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right will entitle the holder to be paid an amount in cash or stock equal to the dividends that would have been paid if the restricted stock units had been issued and outstanding shares of Common Stock as of the record date for the payment of dividends, subject to applicable withholding taxes, if and when the restricted stock units vest.

At the discretion of the Committee, settlement of vested units may be made in the form of:

•	cash;

•	shares of Common Stock (unrestricted or restricted shares); or

•	any combination of both.

Performance Share Units

Performance share units may be granted with such terms and conditions as the Committee may determine. Performance share units are designated in shares of Common Stock.

Each award of performance share units will be subject to vesting. Vesting will occur, in full or in installments, upon satisfaction of the conditions specified in the performance share unit agreement. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company exceed a target determined in advance by the Committee. A performance share unit agreement may provide for accelerated vesting in the event of the recipient’s death, disability or retirement and may provide for expiration prior to the end of the performance period in the event of the termination of the recipient’s service.

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A holder of performance share units will have no rights to dividends and will not be entitled to vote such units. Prior to settlement or forfeiture, any performance share unit may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right will entitle the holder to receive, if and when the applicable performance share units vest, an amount in cash or stock equal to the dividends that would have been paid if the performance share units had been settled in shares of Common Stock on or before the record date for any dividends declared on the Company’s Common Stock, subject to applicable withholding taxes.

At the discretion of the Committee, settlement of vested performance share units may be made in the form of:

•	cash;

•	shares of Common Stock; or

•	any combination of both.

Change in Control

Under the 2019 Plan the vesting and exercisability of the awards will accelerate, in whole or in part, upon (i) a “qualifying termination” within 12 months following (ii) a change in control. A “qualifying termination” means an involuntary, employer-initiated termination without cause or a voluntary termination for good reason. Upon a change in control, the Committee may also allow for a cash payment or for the assumption, substitution or exchange of any or all outstanding awards.

Federal Income Tax Consequences

The tax consequences of the 2019 Plan are complex, and the following discussion deals only with general tax principles applicable to the 2019 Plan under federal law.

Incentive stock options are options which under certain circumstances and subject to certain tax restrictions, have special tax benefits for employees under the Internal Revenue Code. Nonqualified stock options are options which do not receive such special tax treatment.

When the Committee grants an incentive stock option and when the participant exercises an incentive stock option and acquires Common Stock, the participant realizes no taxable income and the Company can claim no deduction. (However, the differences between the fair market value of the shares upon exercise and the exercise price is an item of tax preference subject to the possible application of the alternative minimum tax.) If the participant disposes of the stock before two years from grant or one year from exercise of the incentive stock option (a disqualifying disposition), any gain will be deemed compensation and taxed as ordinary income to the extent of the lesser of:

•	the spread between the option price and the fair market value of the stock at exercise; or

•	the difference between the sale price and the exercise price.
If a disqualifying disposition occurs, the Company can claim a deduction equal to the amount treated as compensation. If one- and two-year holding periods are satisfied, any gain realized when the shares are sold will be treated as capital gain, and the Company will receive no corresponding tax deduction.

When the Committee grants a nonqualified stock option, the participant realizes no taxable income and the Company can claim no deduction. On exercise of a nonqualified stock option, the participant realizes ordinary income to the extent of the spread and the Company can claim a tax deduction for the same amount.

When the Committee grants a stock appreciation right, the participant realizes no taxable income and the Company can claim no deduction. The cash or fair market value of stock received on a stock appreciation right exercise is taxed to the participant at ordinary income rates. The Company can claim a tax deduction in the same amount at such time.

Upon grant of unrestricted shares, the participant realizes ordinary income equal to the fair market value of the Common Stock on the date of grant and the Company can generally claim a tax deduction for the same amount.

Grants of restricted shares are generally not taxable to participants at the time of grant and the Company generally claims no deduction at that time. The Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the stock at the time the restrictions lapse (i.e., at the time the restricted shares vest), unless the participant elects, within thirty days of notification of the award, to recognize the income on the award date, in accordance with Code Section 83(b) (an “83(b) election”). If the participant makes an 83(b) election, the Company receives a corresponding deduction at the time of grant. Any dividends received on restricted shares prior to the date the participant recognizes income on the stock are taxable compensation income when received and the Company is entitled to a corresponding tax deduction at such time.

The grant of restricted stock units and performance share units generally does not result in taxable income to the participant. Upon vesting, the number of shares issued or cash paid is treated as ordinary income, and the Company is entitled to a corresponding tax deduction at such time.

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New Plan Benefits

The Committee has full discretion to determine the number and amount of options, stock appreciation rights, unrestricted and restricted shares, and restricted share units and performance share units to be granted to participants, subject to the annual limitations described on page 66. Therefore, the benefits and amounts that will be received by each of the Named Executive Officers, the executive officers as a group, nonemployee directors and all other employees under the 2019 Plan are not presently determinable. The fair market value as of the close of trading on March 15, 2019 was $43.74 per share.

Term, Termination and Amendment

The 2019 Plan will remain in effect for a period of 10 years unless earlier terminated by the Board. The Board may, at any time and for any reason, amend the 2019 Plan. An amendment of the Plan will be subject to the approval of the Company’s shareholders to the extent required by applicable laws, regulations or rules.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership Table
The following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) by holders of more than 5% of the outstanding shares of Common Stock, by our Directors, by the Named Executive Officers, and by all Directors and Executive Officers of the Company as a group. Except as otherwise noted, all information is as of March 15, 2019.

Name of Beneficial Owner		Amount and Nature of Beneficial Ownership (#)	Percent of Ownership (%)
(a)	Bruce A. Nordstrom 1617 Sixth Avenue Seattle, Washington 98101-1707	25,241,278	16.29
(b)	Anne E. Gittinger 1617 Sixth Avenue Seattle, Washington 98101-1707	15,403,689	9.94
(c)	Peter E. Nordstrom	3,389,278	2.18
(d)	Erik B. Nordstrom	3,177,793	2.04
(e)	Kenneth J. Worzel	153,852	*
(f)	Anne L. Bramman	18,396	*
(g)	Christine F. Deputy	61,212	*
(h)	Philip G. Satre	87,196	*
(i)	B. Kevin Turner	36,720	*
(j)	Brad D. Smith	18,585	*
(k)	Gordon A. Smith	17,779	*
(l)	Shellye L. Archambeau	17,175	*
(m)	Bradley D. Tilden	12,783	*
(n)	Tanya L. Domier	12,062	*
(o)	Stacy Brown-Philpot	8,100	*
(p)	Kirsten A. Green	772	*
(q)	Glenda G. McNeal	772	*
(r)	Directors and Executive Officers as a group (21 persons)	8,164,921	5.21
	Other >5% Security Holders
(s)	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	13,686,020	8.83

*	Does not exceed 1% of the Company’s outstanding Common Stock.

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(a)	Bruce A. Nordstrom
Amount and nature of beneficial ownership includes:

•	10,243,647 shares owned by him directly;

•	355 nonvoting deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events;

•	261,776 shares owned by his wife individually;

•	8,490,560 shares held by trusts of which he is a trustee and beneficiary; and

•
6,244,940 shares held by trusts of which he is a co-trustee and for which he has shared voting and dispositive power. Mr. Nordstrom is a contingent remainderman with respect to these trusts, but disclaims any beneficial ownership with respect to the shares of Common Stock held in the trusts.

(b)	Anne E. Gittinger
Amount and nature of beneficial ownership includes:

•	13,844,023 shares owned by her directly;

•	4,466 shares held by her in the Company’s 401(k) Plan; and

•	1,555,200 shares held by a trust of which she is a trustee and beneficiary.
Does not include:

•
5,501,520 shares held by a trust of which she is the beneficiary, but over which she holds no voting or investment power and which are reported as beneficially owned by her brother, Bruce A. Nordstrom.

(c) Peter E. Nordstrom
Amount and nature of beneficial ownership includes:

•	2,471,488 shares owned by him directly, of which 230,000 shares are pledged as collateral for loans and are in compliance with the Company’s policy regarding pledging;

•	32,330 shares held by him in the Company’s 401(k) Plan;

•	502,727 shares that may be acquired by him through stock options exercisable within 60 days after March 15, 2019;

•	175,533 shares owned by his wife individually;

•	445 shares held by his wife in the Company’s 401(k) Plan;

•	49,060 shares held by trusts of which he is the trustee; and

•	157,695 shares held by trusts of which he is the trustee, for which he has sole voting and dispositive power and for which he disclaims beneficial ownership.
(d) Erik B. Nordstrom
Amount and nature of beneficial ownership includes:

•	2,583,088 shares owned by him directly, of which 457,582 shares are pledged as collateral for loans and are in compliance with the Company’s policy regarding pledging;

•	24,802 shares held by him in the Company’s 401(k) Plan;

•	502,727 shares that may be acquired by him through stock options exercisable within 60 days after March 15, 2019;

•	42,646 shares owned by his wife individually; and

•	24,530 shares held by a trust of which he is the trustee.
(e) Kenneth J. Worzel
Amount and nature of beneficial ownership includes:

•	19,923 shares owned by him directly;

•	5,671 nonvoting stock units held under the Company’s Executive Deferred Compensation Plan;

•	4,222 shares held by him in the Company’s 401(k) Plan; and

•	124,036 shares that may be acquired by him through stock options exercisable within 60 days after March 15, 2019.

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(f) Anne L. Bramman
Amount and nature of beneficial ownership includes:

•	18,396 shares owned by her directly.
(g) Christine F. Deputy
Amount and nature of beneficial ownership includes:

•	13,124 shares owned by her directly; and

•	48,088 shares that may be acquired by her through stock options exercisable within 60 days after March 15, 2019.
(h) Philip G. Satre
Amount and nature of beneficial ownership includes:

•	20,366 nonvoting deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including his retirement from the Board; and

•	66,830 shares held by a family trust, of which he is a trustee and beneficiary.
(i) B. Kevin Turner
Amount and nature of beneficial ownership includes:

•	36,720 shares owned by him directly.
(j) Brad D. Smith
Amount and nature of beneficial ownership includes:

•	18,585 shares held by a family trust, of which he is a trustee and beneficiary.
(k) Gordon A. Smith
Amount and nature of beneficial ownership includes:

•	17,779 shares owned by him directly.
(l) Shellye L. Archambeau
Amount and nature of beneficial ownership includes:

•	2,296 shares owned by her directly; and

•	14,879 nonvoting deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including her retirement from the Board.
(m) Bradley D. Tilden
Amount and nature of beneficial ownership includes:

•	12,783 shares held by a family trust, of which he is a trustee and beneficiary.
(n) Tanya L. Domier
Amount and nature of beneficial ownership includes:

•	12,062 shares owned by her directly.
(o) Stacy Brown-Philpot
Amount and nature of beneficial ownership includes:

•	3,444 shares owned by her directly; and

•	4,656 nonvoting deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including her retirement from the Board.
(p) Kirsten A. Green
Amount and nature of beneficial ownership includes:

•	772 shares owned by her directly.
(q) Glenda M. McNeal
Amount and nature of beneficial ownership includes:

•	772 shares owned by her directly.

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(r) Directors and executive officers as a group (21 persons)
Collectively, the combined amount and nature of beneficial ownership for the Directors and all executive officers include:

•	5,698,405 shares owned directly, of which 705,977 shares are pledged as collateral for third party obligations;

•	730,713 shares owned by spouses and trusts of which the respective Director or executive officer is a trustee, or a trustee and beneficiary;

•	39,902 nonvoting stock units held by participating Directors under the Directors Deferred Compensation Plan;

•	5,671 nonvoting stock units held by participating executive officers under the Nordstrom Deferred Compensation Plan;

•	81,410 shares held by participating executive officers and their eligible spouses in the Company’s 401(k) Plan; and

•	1,608,820 shares that may be acquired by the executive officers as a group through stock options exercisable within 60 days after March 15, 2019.
(s) The Vanguard Group
Pursuant to a Schedule 13G filing made with the SEC, as of December 31, 2018, the aggregate amount beneficially owned by The Vanguard Group includes:

•	13,502,343 shares for which it has sole power to vote or to dispose or to direct disposition; and

•	183,677 shares for which it has shared power to dispose or to direct disposition.
Section 16(a) Beneficial Ownership Reporting Compliance
Based upon a review of reports filed with the SEC and written representations that no other reports were required, the Company believes that during the fiscal year ended February 2, 2019 all of our Directors, Executive Officers and owners of in excess of 10% of Common Stock complied with the filing requirements of Section 16(a) of the Exchange Act, except that Bruce Nordstrom filed one report on Form 4 late relating to the distribution of shares from the Directors Deferred Compensation Plan.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review and Approval Process
We maintain policies and procedures regarding the identification, review and approval of related party transactions. In compliance with SEC rules, the Corporate Governance and Nominating Committee reviews and approves or disapproves any transaction or series of related transactions in which: (1) the amount involved exceeds $120,000, (2) the Company or any of its subsidiaries is a participant, and (3) a related party (a Director or Executive Officer of the Company, any nominee for director, any greater than 5% shareholders and any immediate family member of such persons) has a direct or indirect material interest. When considering a transaction, the Committee will review all relevant factors including the Company’s rationale for entering into a related party transaction, alternatives to the transaction, whether the transaction is on terms at least as fair to the Company as would be the case if the transaction were entered with a third party, and the potential of an actual or apparent conflict of interest. After reviewing the information, the Committee will approve or ratify the transaction or transactions only if the Committee determines that the transaction is reasonable and fair to the Company.
Related Party Transactions
Property Sublease. The Company leases a parcel of land from King County, Washington at the King County International Airport and operates its flight department from that location. The size of the Company’s flight department is such that the Company does not require access to or use of the entire parcel, and is able to sublease a portion of the property to Hangar Three LLC (“LLC”) without affecting the Company’s flight operations. LLC is owned by the estate of Blake W. Nordstrom, James F. Nordstrom, Jr. and John N. Nordstrom. LLC constructed a hangar for storage of the owners’ personal aircraft on the subleased property. All architectural, project management and construction costs for the hangar, utilities and landscaping improvements were borne by LLC and not by the Company. Upon expiration or termination of the sublease, the hangar improvements will be surrendered to the Company. The material terms of the sublease are as follows:

•
The current sublease carries a term through July 2020, with the Company having the right to terminate it at any time upon 90 days’ notice to LLC, and payment to LLC of the unamortized portion of the construction cost of the hangar.

•
LLC pays the Company a monthly base rent and estimated real estate tax in the form of reimbursement to the Company of its pro rata share of ground rent paid by the Company under the primary lease with King County, currently $11,082 per month.

•
LLC also pays the Company additional rent in the form of reimbursement to the Company of its pro rata share of maintenance costs of the common areas, currently $900 per month, plus a monthly management fee of $135.

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•
LLC paid a one-time security deposit in August 2007 in the amount of $10,463, plus an additional sum of $6,069 was paid in August 2009, $3,141 was paid in August 2015, and $491 was paid in August 2018 to increase the security deposit amount to the required two times the current base rent of $10,082.

•	In total, LLC paid the Company rent of $143,685 during the fiscal year ended February 2, 2019 (total rent is inclusive of the month of February).
Venture Investment. On February 26, 2019, Kirsten Green was appointed to serve as a member of the Company’s Board of Directors. Ms. Green is the Founder and Managing Partner of Forerunner Ventures Management, LLC (“Forerunner”), a venture capital firm. During the fiscal year ended February 2, 2019, the Company made aggregate investments of $1,800,276 in Forerunner limited partnerships for which Ms. Green, or certain of her affiliates, served as the general partner and in which Ms. Green may be deemed to have a pecuniary interest. On January 30, 2019, prior to Ms. Green’s appointment to the Board of Directors, the Company divested itself of all of its Forerunner Ventures investments.
OTHER MATTERS
The Board knows of no other matters that will be presented at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting or any convening or reconvening of the Annual Meeting upon an adjournment or postponement of the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their best judgment.

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2020 ANNUAL MEETING OF SHAREHOLDERS INFORMATION
Requirements and Deadlines for Submission of Proxy Proposals, Nomination of Directors and Other Business of Shareholders
If a shareholder wants the Company to include a shareholder proposal in our Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to SEC Rule 14a-8 promulgated under the Securities Exchange Act of 1934, (“Exchange Act”) our Corporate Secretary must receive the proposal at our principal executive offices no later than December 11, 2019. Any such proposal must comply with all the requirements of Rule 14a-8.
Under our Bylaws, shareholders must follow certain procedures to nominate a person for election as a director at an annual or special meeting, or to introduce an item of business at an annual meeting. Under these advance-notice procedures, shareholders must submit the proposed nominee or item of business by delivering a notice to the Corporate Secretary of the Company at our principal executive offices. We must receive notice as follows:

•
We must receive notice of a shareholder’s intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year’s meeting. Assuming that the Annual Meeting is held on schedule, we must receive notice pertaining to the 2020 Annual Meeting of Shareholders no earlier than January 24, 2020 and no later than February 23, 2020.

•
However, if we hold the 2020 Annual Meeting of Shareholders on a date that is not within 30 days before or after such anniversary date, we must receive the notice no later than ten days after the earlier of the date we first provide notice of the meeting to shareholders or announce it publicly.

•
If we hold a special meeting to elect directors, we must receive a shareholder’s notice of intention to introduce a nomination no later than ten days following the day on which notice of the annual meeting was mailed to shareholders.

Our Bylaws provide that notice of a proposed nomination must include certain information about the shareholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder in the business and certain other information about the shareholder. Any notice (other than a proposal pursuant to Rule 14a-8) that is received after the times specified herein for proposed items of business will be considered untimely under Rule 14a-4c under the Exchange Act. The persons named in the proxy for the meeting may exercise their discretionary voting power with respect to all such matters, including voting against them. All director nominations and shareholder proposals, other than shareholder proposals made pursuant to Rule 14a-8 under the Exchange Act, must comply with the requirements of the Company’s Bylaws. You may obtain a copy of the Company’s Bylaws at no cost from the Company’s Corporate Secretary or online at investor.nordstrom.com by selecting the Corporate Governance item in the Investor Relations drop-down menu. The contact information for the Company’s Corporate Secretary is on page 79.

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FREQUENTLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

1.	Why am I receiving these materials?
The Company has made these materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail, because you were a shareholder of Nordstrom, Inc. as of March 15, 2019, the Record Date, and were entitled to receive notice of the 2019 Annual Meeting of Shareholders and to vote on matters that will be presented at the Annual Meeting.

2.	What items will be voted on at the Annual Meeting?

Shareholders will vote on the following matters at the Annual Meeting:		Board Recommendation:	Page Reference (for more detail)
Proposal 1	To elect the 11 nominees to the Board named in this Proxy Statement	FOR each Director Nominee	19
Proposal 2	To ratify the appointment of Deloitte & Touche as our Independent Registered Public Accounting Firm	FOR	25
Proposal 3	To conduct an advisory vote regarding the compensation of our Named Executive Officers	FOR	61
Proposal 4	To approve the Nordstrom, Inc. 2019 Equity Incentive Plan	FOR	64
Other	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof

3.	How can I view the webcast? Where is the Annual Meeting being held?
You can view the live webcast of the Annual Meeting at investor.nordstrom.com. Select Events, and follow the instructions given. If you would like to attend the Annual Meeting in person, it is being held in the John W. Nordstrom Room, 5th floor, located in the Nordstrom Downtown Seattle Store, 1617 Sixth Avenue, Seattle, Washington 98101.

4.	Why did I receive a Notice instead of a full set of proxy materials? How can I access the proxy materials online?
We are furnishing proxy materials to our shareholders primarily via the Internet as many of our shareholders prefer that method. By doing so, we increase the convenience of our proxy materials, reduce the environmental impact of our Annual Meeting, and save costs. On April 12, 2019, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders who had not previously requested printed materials.
The Notice contains instructions about how to access our proxy materials and vote online. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously chosen to receive our proxy materials electronically, you will receive access to these materials via email unless you elect otherwise.

5.	What is a proxy and what is the purpose of this Proxy Statement?
If you designate another person to vote your shares, that other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. If you vote online or complete the proxy card enclosed with the materials sent by mail to give us your proxy, you will have designated Anne L. Bramman, our Chief Financial Officer, and Kelley Hall, our Chief Accounting Officer, as your proxies to vote your shares as you have directed. This Proxy Statement provides information about the matters to be voted on by shareholders at the Annual Meeting, along with other information regarding the governance of the Company, including our Board Committee structure and executive compensation.

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6.	What is the difference between a shareholder of record and a street name shareholder?
Many Company shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held as a shareholder of record and those held in street name.

•
Shareholders of record: If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the “shareholder of record” or a “registered shareholder,” and the Notice or proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the Annual Meeting.

•
Street name shareholders: If your shares are held in a stock brokerage account or by a bank, trustee or nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice or proxy materials are being forwarded to you by your broker, bank or other holder of record who is considered the shareholder of record. As the street name shareholder you have the right to direct your broker, bank or other holder of record on how to vote your shares and you are invited to attend the Annual Meeting. Your broker, bank, trustee or nominee is obligated to provide you with a voting instruction form for you to use.

7.	How do I cast my vote?
We encourage you to vote on the Internet or by telephone. It is convenient, and it saves us significant postage and processing costs. In addition, when you vote on the Internet or by telephone, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. The method by which you vote your proxy will not limit your right to vote at the Annual Meeting if you decide to attend in person.
Shareholders of record: The Internet and telephone voting procedures are designed to verify that you are a shareholder of record by using a control number and allowing you to confirm that your voting instructions have been properly recorded. Internet and telephone voting for shareholders of record are available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on May 22, 2019.

Voting on the Internet. You may vote on the Internet by using the voting portal found at www.proxyvote.com. You can then confirm that your instructions have been properly recorded.

Voting by Telephone. If you request printed materials, you may vote by telephone using the toll-free number listed on your proxy card. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

*	Voting by Mail. If you request printed materials, you may vote by signing, dating and returning your proxy card.

Voting in Person. You may vote your shares at the Annual Meeting.
Street name shareholders: You may vote by the method explained on the proxy card or the information you receive from the bank, broker or other record holder. If you are a street name shareholder, you must obtain a proxy, executed in your favor, from the bank, broker or other holder of record to be able to vote in person at the Annual Meeting.
Shareholders holding shares invested in the Company’s 401(k) Plan: If you participate in the Company’s 401(k) Plan, the number of shares of Common Stock in your account as of the Record Date are reflected on your proxy notice and may be voted as described above for shareholders of record. However, if your vote on those shares is not received by 11:59 p.m. Eastern Daylight Time on May 19, 2019, then the Company’s Retirement Committee will vote those shares in the same proportion as all other 401(k) Plan shares that have been voted.
Shareholders holding shares purchased through the Company’s Employee Stock Purchase Plan: If you hold Common Stock that you acquired through the Company’s Employee Stock Purchase Plan, you are the beneficial owner of those shares and your shares may be voted as described above for street name shareholders.

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8.	What does it mean if I receive more than one Notice or package of proxy materials?
This means that you have multiple accounts holding Nordstrom shares. These may include: accounts with our transfer agent, Computershare; shares held in the Nordstrom 401(k) Plan or purchased through the Employee Stock Purchase Plan; and accounts with a broker, bank or other holder of record. Please vote all Notices, voting instruction forms and proxy cards that you receive to ensure that all of your shares are voted.

9.	What is a quorum and what is the voting requirement to approve each of the proposals?
We will have a quorum and will be able to conduct the business of the Annual Meeting if at least 77,476,378 shares, a majority of the outstanding shares of Common Stock as of the Record Date, are present at the Annual Meeting, either in person or by proxy. Your shares will be counted toward the number needed for a quorum if you: (i) vote on the Internet or by telephone; (ii) submit a valid proxy card or voting instruction form; or (iii) in the case of a shareholder of record, attend the Annual Meeting and vote your shares in person.
To elect directors and adopt the other proposals, the following votes are required:

Discretionary
Proposal	Vote Required	Voting Allowed?
Election of Directors	Majority of Votes Cast	No
Ratification of the Appointment of Independent Registered Public Accounting Firm	Majority of Votes Cast	Yes
Advisory Vote Regarding Executive Compensation	Majority of Votes Cast	No
Approval of the Nordstrom, Inc. 2019 Equity Incentive Plan	Majority of Votes Cast	No
Under Washington corporation law and our Articles of Incorporation and Bylaws, the approval of any corporate action taken at a shareholder meeting is based on votes cast. “Votes cast” means votes actually cast “for” or “against” a particular proposal, whether by proxy or in person. Broker nonvotes (broker nonvotes and discretionary voting are explained in the answer to Question 12) and abstentions are not considered “votes cast” and have no effect on the proposals.

•
Election of Directors; Majority Vote Policy: In the election of Directors, the Company has adopted a majority voting standard as described in more detail on page 13 under Director Elections. Because this is an uncontested election, an incumbent director nominee will be elected if the votes cast “for” the nominee’s election exceed the votes cast “against” the nominee. If a director nominee does not receive the requisite votes, that Director’s term will end on the date on which an individual is selected by the Board to fill the position held by such Director or 90 days after the date the election results are determined, whichever occurs first. You may vote “for,” “against” or “abstain” with respect to the election of each nominee.

•
Ratification of the Appointment of Independent Registered Public Accounting Firm: Under the Company’s Bylaws, the votes cast “for” must exceed the votes cast “against” to ratify the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2019. You may vote “for,” “against” or “abstain” on this proposal.

•
Advisory Vote Regarding Executive Compensation: The votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the Company’s executive compensation program. You may vote “for,” “against” or “abstain” on this proposal.

•
Approval of the Nordstrom, Inc. 2019 Equity Incentive Plan: Under the Company’s Bylaws, the votes cast “for” must exceed the votes cast “against” to ratify the Nordstrom, Inc. 2019 Equity Incentive Plan. You may vote “for,” “against” or “abstain” on this proposal.

10.	Can I change my mind after I vote?
Yes, if you vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by:

•	voting again on the Internet or by telephone prior to the Annual Meeting;

•	signing another proxy card with a later date and mailing it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, prior to the Annual Meeting; or

•	attending the Annual Meeting in person and delivering your proxy or casting a ballot.

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11.	What if I do not return my proxy card or voting instruction form or do not provide voting instructions?

•
Shareholders of record: If you are a registered shareholder and do not vote by Internet or phone or return your voted proxy card, your shares will not be voted. If you submit your proxy card with an unclear voting designation or no voting designation at all, your shares will be voted for the ratification of Deloitte, but not on any of the other proposals.

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Street name shareholders: If you are a beneficial owner whose shares are held by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares for the ratification of Deloitte even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of Directors, the advisory vote regarding executive compensation or on any shareholder proposal without instructions from you, in which case a broker nonvote will occur. Since shares that constitute broker nonvotes will not be included in vote totals and have no effect on the outcome of the election of Directors, the advisory vote regarding executive compensation or any other matters properly brought before the meeting, it is important that you instruct your broker on how to vote your shares.

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Shareholders with shares invested in the Company’s 401(k) Plan: If your vote of shares held through the Company’s 401(k) Plan is not received by 11:59 p.m. Eastern Daylight Time on May 19, 2019, then the Company’s Retirement Committee will vote your shares in the same proportion as shares that have been voted in the 401(k) Plan. If you submit your proxy card with an unclear voting designation or no voting designation at all, your shares will be voted by the Retirement Committee “for” all proposals. If any additional proposals are properly presented at the Annual Meeting and any adjournment thereof, the Retirement Committee will vote on the additional proposals in accordance with its discretion.

12.	Will abstentions or broker nonvotes affect the voting results?
If you abstain from voting on a proposal, or if a broker or bank indicates it does not have discretionary authority to vote on a proposal, the shares will be counted for the purpose of determining if a quorum is present, but will have no effect on the other proposals to be considered at the Annual Meeting since these actions do not represent votes cast by shareholders.

13.	Who will count the vote?
Broadridge Investor Communication Services (“Broadridge”) was appointed by the Board to tabulate the vote and act as Inspector of Election. Information about Broadridge is available at broadridge.com. Proxies and ballots that identify the votes of individual shareholders are kept confidential from the Company’s management and Directors. Only Broadridge, as the proxy tabulator and the Inspector of Election, has access to the ballots, proxy forms and voting instructions. Broadridge will disclose information taken from the ballots, proxy forms and voting instructions only in the event of a proxy contest or as otherwise required by law.

14.	Where can I find the voting results of the Annual Meeting?
We intend to announce preliminary voting results at the Annual Meeting and publish final results on a current report on Form 8-K within four business days of the Annual Meeting. The Form 8-K will be available online under the “SEC Filings” tab at investor.nordstrom.com.

15.	Who will bear the cost of this proxy solicitation?
The Company will bear the cost of this proxy solicitation, including reimbursing banks and brokers for reasonable expenses of sending out proxy materials to street name shareholders.

16.	What if I have additional questions that are not addressed here?
You may call Nordstrom Investor Relations at 206-303-3200, e-mail Investor Relations at invrelations@nordstrom.com, or call the Corporate Secretary’s Office at 206-303-2541.

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Appendix A	Reconciliation of GAAP and Non-GAAP Financial Measures

Incentive Earnings Before Interest and Income Tax Expense (“Incentive EBIT”) and Incentive Adjusted Return on Invested Capital (“Incentive Adjusted ROIC”)
We believe that Incentive Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns. Incentive Adjusted ROIC adjusts our operating leases as if they met the criteria for capital leases or we had purchased the properties. This provides additional supplemental information that reflects the investment in our off-balance sheet operating leases, controls for differences in capital structure between us and our competitors and provides investors and credit agencies with another way to comparably evaluate the efficiency and effectiveness of our capital investments over time. In addition, we incorporate Incentive Adjusted ROIC into our executive incentive measures and it is an important indicator of shareholders’ return over the long term.
Incentive EBIT represents net earnings before income tax expense, interest expense and interest income, and contemplates non-operating related adjustments. We define Incentive Adjusted ROIC as our adjusted net operating profit after tax divided by our average invested capital using the trailing 12-month average. These metrics are not measures of financial performance under generally accepted accounting principles (“GAAP”) and should be considered in addition to, and not as a substitute for, net earnings, return on assets, total assets or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. Estimated depreciation on capitalized operating leases and average estimated asset base of capitalized operating leases are not calculated in accordance with, or an alternative for, GAAP and should not be considered in isolation or as a substitution of our results as reported under GAAP. The financial measures calculated under GAAP which are most directly comparable to Incentive EBIT and Incentive Adjusted ROIC are net earnings and return on assets which are reconciled below. The following is a reconciliation of the components of Incentive Adjusted ROIC and return on assets:

	12 Fiscal Months Ended
($ in millions)	February 2, 2019	February 3, 2018	January 28, 2017	January 30, 2016	January 31, 2015
Net earnings	$564	$437	$354	$600	$720
Add: income tax expense	169	353	330	376	465
Add: interest expense, net	104	136	121	125	138
Earnings before interest and income tax expense	837	926	805	1,101	1,323
Add: non-operating related adjustments	72	26	271	145	68
Incentive EBIT	909	952	1,076	1,246	1,391
Add: interest income	15	5	1	—	1
Incentive Adjusted ROIC earnings before interest and income tax expense	924	957	1,077	1,246	1,392
Add: rent expense	251	250	202	176	137
Less: estimated depreciation on capitalized operating leases*	(134)	(133)	(108)	(94)	(74)
Net operating profit	1,041	1,074	1,171	1,328	1,455
Less: estimated income tax expense	(248)	(480)	(444)	(512)	(561)
Net operating profit after tax	$793	$594	$727	$816	$894
Average total assets	$8,282	$8,055	$7,917	$9,076	$8,860
Less: average non-interest-bearing current liabilities**	(3,479)	(3,261)	(3,012)	(2,993)	(2,730)
Less: average deferred property incentives and deferred rent liability(b)	(616)	(644)	(644)	(548)	(502)
Add: average estimated asset base of capitalized operating leases(a)	2,018	1,805	1,512	1,236	1,058
Add (Less): non-operating related adjustments	4	3	90	623	(100)
Average invested capital	$6,209	$5,958	$5,863	$7,394	$6,586
Return on assets	6.8%	5.4%	4.5%	6.6%	8.1%
Incentive Adjusted ROIC	12.8%	10.0%	12.4%	11.0%	13.6%

*
Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease or we had purchased the property. The asset base is calculated based upon the trailing 12-month average of the monthly asset base. The asset base for each month is calculated as the trailing 12 months of rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases. We do not expect the adoption of the new Lease Standard to have a material impact on our Incentive Adjusted ROIC.

**	Balances associated with our deferred rent liability have been classified as long-term liabilities as of January 28, 2017.

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Appendix B	Nordstrom, Inc. 2019 Equity Incentive Plan

ARTICLE 1	Introduction
The purpose of the Plan is to promote the long-term success of the Company and its Subsidiaries. Specific objectives are intended to encourage the attraction and retention of Employees and Nonemployee Directors, focus such individuals’ results on the Company’s critical, long-range goals and align such individuals’ interests with those of the Company’s shareholders.
The Plan seeks to achieve this purpose by providing for Awards in the form of Options (which may constitute incentive stock options (ISOs), for Employees only, or nonqualified stock options (NSOs)), stock appreciation rights (SARs), Unrestricted Shares, Restricted Shares, Restricted Stock Units and Performance Share Units.
The Plan replaces the Nordstrom, Inc. 2010 Equity Incentive Plan (as amended and restated February 16, 2017) and the Nordstrom, Inc. 2002 Nonemployee Director Stock Incentive Plan (as amended on November 14, 2007).

ARTICLE 2	Administration
2.1    Committee Composition. The Compensation Committee shall administer the Plan.
2.2    Committee Responsibilities. The Committee, in its absolute and sole discretion, shall (a) select the Employees and Nonemployee Directors who are to receive Awards under the Plan, (b) determine the type, number, vesting requirements and other features and conditions of such Awards, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee may delegate its authority hereunder to one or more Subcommittees or Company officers, to the extent permitted under the Code, applicable laws and regulations and any applicable exchange rules; actions taken by any Subcommittee or officers shall be subject to review by the full Committee. The Committee’s determinations under the Plan shall be final and binding on all persons.
2.3    Committee for Non-Officer/Non-Director Awards. The Board may also appoint a secondary committee of the Board or one or more senior executive officers of the Company to administer the Plan with respect to Employees who are not considered officers or Directors of the Company under Section 16 of the Exchange Act. That committee or senior executive officer may grant Awards under the Plan to such Employees and may determine all features and conditions of such Awards. Within the limitations of this Section 2.3, any reference in the Plan to the Committee shall include such secondary committee or senior executive officer, as the case may be.
2.4    Compensation Department Powers and Duties. Until such time as the Committee shall modify, revoke or rescind such authority, the Company’s Compensation department, or any successor department within the Company, regardless of name, has the powers and duties set forth below. Determinations made by the Compensation department (or other department) under this Section 2.4 shall be final and binding on all persons, but may, in the Committee’s absolute and sole discretion, be reviewed by the Committee. The powers and duties delegated by the Committee hereunder are to:
(a)    work with Plan service providers to ensure the effective administration of the Plan;
(b)    determine whether a Participant’s disability, as defined by a qualified medical professional acceptable to the Company’s Compensation department (or other department), qualifies as Disability as defined under the Plan; and
(c)    perform any and all tasks, duties, and responsibilities delegated by the Company or the Committee.
The Company’s Compensation department has authority to interpret the terms of the Plan and any Award in carrying out the powers and duties as set forth above.

ARTICLE 3	Shares Available for Awards and General Vesting Requirements
3.1    Basic Limitation. Shares issued pursuant to the Plan shall be authorized but unissued shares. The aggregate number of Shares available for Awards of Options, SARs, Unrestricted Shares, Restricted Shares, Restricted Stock Units or Performance Share Units granted under the Plan shall not exceed (a) 9,500,000 Shares plus (b) the additional shares of Common Stock described in Section 3.3. The limitations of this Section 3.1 and Sections 3.2 and 3.3 shall be subject to adjustment pursuant to Article 12. The aggregate number of Shares available for issuance as Plan Awards shall be reduced by 1.6 (one point six) Shares for each Share delivered in settlement of any Award of Unrestricted Shares, Restricted Shares, Restricted Stock Units, Performance Share Units, dividends, or dividend equivalents, and by 1 (one) Share for each Share delivered in settlement of any Option Award or SAR. Awards that are required to be settled in cash will not reduce the number of Shares available for delivery under the Plan.

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3.2    Additional Shares. If any Shares covered by an Award of Options, SARs, Restricted Shares, Restricted Stock Units or Performance Share Units terminate, lapse or are forfeited or cancelled, or such Award is otherwise settled without the delivery of the full number of Shares underlying the Award, then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture, termination, lapse, cancellation, etc., shall again be, or shall become, available for issuance under the Plan; provided, however, that Shares (a) delivered in payment of the exercise price of an Award, (b) not issued upon the net settlement or net exercise of SARs, (c) delivered to or withheld by the Company to pay withholding taxes related to an Award, or (d) purchased in the open market using option proceeds, shall not become available again for issuance under this Plan. Shares that again become available for issuance under the Plan pursuant to this Section 3.2 shall be added to the number of Shares available under Section 3.1 in the same ratios as applied to them at the time they were originally granted (e.g., 1.6 (one point six) Shares for each Share attributable to previously granted Awards of Restricted Shares, Restricted Stock Units or Performance Share Units and 1 (one) Share for each Share attributable to previously granted Option Awards or SARs).
3.3    Additional Shares from Prior Plan. Shares available for issuance under the Plan shall be increased by any shares of Common Stock subject to outstanding Awards under the Prior Plans on the effective date of the Plan, May 23, 2019, that later cease to be subject to such Awards for any reason other than the exercise, or vesting of such Awards (as the case may be), or any amounts withheld from such Awards by the Company for taxes on the Awards, which Shares shall, as of the date such Shares cease to be subject to such Awards, cease to be available for grant and issuance under the Prior Plans, but shall be available for issuance under the Plan under Section 3.1. Shares that become available for issuance under the Plan pursuant to this Section 3.3, shall become available for issuance under the Plan in such amount as they previously reduced the number of Shares available for issuance under the Prior Plans.
3.4    General Vesting Requirements. Awards granted under the Plan shall vest no earlier than the first anniversary of the date of grant. Notwithstanding the previous sentence, the Committee may grant Awards representing up to an aggregate maximum of five percent (5%) of the available Share reserve authorized for issuance under the Plan pursuant to Section 3.1 (subject to adjustment under Section 3.3) without regard to the foregoing minimum vesting requirement.

ARTICLE 4	Eligibility
4.1    Awards. Employees and Nonemployee Directors shall be eligible for the grant of Awards of NSOs, SARs, Unrestricted Shares, Restricted Shares, Restricted Stock Units or Performance Share Units.
4.2    Incentive Stock Options. Only Employees who are common-law employees of the Company or a Subsidiary shall be eligible for the grant of ISOs. In addition, an Employee who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company or any of its Subsidiaries shall not be eligible for the grant of an ISO unless the requirements set forth in section 422(c)(6) of the Code are satisfied.

ARTICLE 5	Options
Options granted under the Plan are subject to the following terms and conditions:
5.1    Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The Stock Option Agreement shall specify whether the Option is an NSO or an ISO. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.
5.2    Number of Shares. Each Stock Option Agreement shall specify the number of shares of Common Stock subject to the Option, which shall be subject to adjustment in accordance with Article 12. Options granted to any Employee in a single fiscal year of the Company shall not cover more than 500,000 shares of Common Stock. Holders of Options shall have no right to dividend equivalents and prior to exercise, no rights to dividends. The limitation set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12.
5.3    Exercise Price. Each Stock Option Agreement shall specify the Exercise Price; provided that the Exercise Price under an Option shall in no event be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.
5.4    Exercisability and Term. Each Stock Option Agreement shall specify the date or event when all or any installment of the Option is to become exercisable, subject to Section 3.4. The Stock Option Agreement shall also specify the term of the Option; provided that the term shall in no event exceed ten (10) years from the date of grant. A Stock Option Agreement may provide for accelerated exercisability in the event of the Optionee’s Disability, death or Retirement and may provide for expiration prior to the end of its term in the event of the termination of the Optionee’s Service. Options may be granted in combination with SARs, and such an Award may provide that the Options will not be exercisable unless the related SARs are forfeited.

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5.5    Effect of Change in Control. In the event that the Optionee experiences a Qualifying Termination within twelve (12) months following a Change in Control then, unless (i) the Committee shall have previously made provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all of such Option for the cash, securities or property deliverable to the holder of any or all outstanding share-based Awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Company’s Common Stock in connection with the Change in Control, or (ii) the Option would otherwise continue in accordance with its terms notwithstanding the occurrence of the Change in Control, such Option shall automatically become fully vested and exercisable. However, in the case of an ISO, the acceleration of exercisability shall not occur without the Optionee’s written consent. In addition, acceleration of exercisability may be required pursuant to Article 12.
5.6    Dividend Rights. No dividends or dividend equivalent rights shall be paid or accrued with respect to Options.

ARTICLE 6	Payments For Option Shares
6.1    General Rule. The entire Exercise Price of shares of Common Stock issued upon exercise of Options shall be payable in cash or cash equivalents at the time when such shares of Common Stock are purchased, except as follows:
(a)    In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this Article 6.
(b)    In the case of an NSO, the Committee may at any time accept payment in any form(s) described in this Article 6.
6.2    Stock Swap. To the extent specifically provided in an Option Agreement, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, shares of Common Stock that are already owned by the Optionee. Such shares of Common Stock shall be valued at their Fair Market Value on the date when the new shares of Common Stock are purchased under the Plan.
6.3    Exercise/Sale. To the extent that this Section 6.3 is applicable and to the extent so provided in the Stock Option Agreement, all or any part of the Exercise Price and any withholding taxes may be paid by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) Net Exercise; (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee.

ARTICLE 7	Stock Appreciation Rights
SARs granted under the Plan are subject to the following terms and conditions:
7.1    SAR Agreement. Each SAR granted under the Plan shall be evidenced by an SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various SAR Agreements entered into under the Plan need not be identical.
7.2    Number of Shares. Each SAR Agreement shall specify the number of shares of Common Stock to which the SAR pertains and shall provide for the adjustment of such number in accordance with Article 12. SARs granted to any Participant in a single calendar year shall in no event pertain to more than 500,000 shares of Common Stock. The limitation set forth in the preceding sentence shall be subject to adjustment in accordance with Article 12.
7.3    Exercise Price. Each SAR Agreement shall specify the Exercise Price; provided that the Exercise Price under an SAR shall in no event be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.
7.4    Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable, subject to Section 3.4. The SAR Agreement shall also specify the term of the SAR; provided, however, that the term shall in no event exceed ten (10) years from the date of grant. A SAR Agreement may provide for accelerated exercisability in the event of the Participant’s Disability, death or Retirement and may provide for expiration prior to the end of its term in the event of the termination of the Participant’s Service. SARs may be granted in combination with Options, and such an SAR Agreement may provide that the SARs will not be exercisable unless the related Options are forfeited.

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7.5    Effect of Change in Control. In the event that the Participant experiences a Qualifying Termination within twelve (12) months following a Change in Control then, unless (i) the Committee shall have previously made provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all of such SAR for the cash, securities or property deliverable to the holder of any or all outstanding share-based Awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Company’s Common Stock in connection with the Change in Control, or (ii) the SAR would otherwise continue in accordance with its terms notwithstanding the occurrence of the Change in Control, such SAR shall automatically become fully vested and exercisable. In addition, acceleration of exercisability may be required pursuant to Article 12.
7.6    Exercise of SARs. Upon exercise of an SAR, the Participant (or any person having the right to exercise the SAR after his or her death) shall receive from the Company (a) shares of Common Stock, (b) cash or (c) a combination of shares of Common Stock and cash, as the Committee shall determine. The amount of cash and/or the Fair Market Value of shares of Common Stock received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of surrender) of the shares of Common Stock subject to the SARs exceeds the Exercise Price.
7.7    Dividend Rights. No dividends or dividend equivalent rights shall be paid or accrued with respect to SARS.

ARTICLE 8	Unrestricted Shares
Unrestricted Shares granted under the Plan are subject to the following terms and conditions:
8.1    Unrestricted Shares. Unrestricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. In no event shall the number of Unrestricted Shares that are granted to any Participant in a single fiscal year exceed 100,000 shares of Common Stock, subject to adjustment in accordance with Article 12 or together with all other Awards the limits set forth in Section 3.4.
8.2    Payment for Awards. Unrestricted Shares may be granted under the Plan for such consideration consisting of any tangible or intangible property or benefit to the Company as the Committee may determine, including cash, services performed and contracts for services to be performed.

ARTICLE 9	Restricted Shares
Restricted Shares granted under the Plan are subject to the following terms and conditions:
9.1    Restricted Share Agreement. Each grant of Restricted Shares under the Plan shall be evidenced by a Restricted Share Agreement between the recipient and the Company. Such Restricted Shares shall be subject to all applicable terms of the Plan and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Restricted Share Agreements entered into under the Plan need not be identical. In no event shall the number of Restricted Shares which are granted to any Participant in a single fiscal year exceed 500,000 shares of Common Stock, subject to adjustment in accordance with Article 12.
9.2    Payment for Awards. Restricted Shares may be granted under the Plan for such consideration consisting of any tangible or intangible property or benefit to the Company as the Committee may determine, including cash, services performed and contracts for services to be performed.
9.3    Vesting Conditions. Each Award of Restricted Shares shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Agreement, subject to Section 3.4. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a Performance Cycle equal or exceed a target determined in advance by the Committee. Such target shall be based on any one or combination of the Performance Criteria.
If the Participant’s employment with the Company or Subsidiary is terminated before the end of a Performance Cycle for any reason other than Disability, death or Retirement, the Participant shall forfeit all rights with respect to any Restricted Shares that were being earned during the Performance Cycle. The Committee, in its absolute and sole discretion, may establish guidelines providing that if a Participant’s employment is terminated before the end of a Performance Cycle by reason of Disability, death or Retirement, the Participant shall be entitled to a prorated payment with respect to any Restricted Shares that were being earned during the Performance Cycle, as determined at the end of such Performance Cycle. A Restricted Share Agreement may provide for accelerated service-based vesting in the event of the Participant’s Disability, death or Retirement (provided that, with respect to accelerated vesting in the event of Retirement, such Restricted Share Agreement shall comply with the requirements of Code Section 409A and include specific provisions regarding any tax withholding requirements, as required). Notwithstanding the foregoing, in the event that the Participant experiences a Qualifying Termination within twelve (12) months following a Change in Control, then unless (i) the Committee shall have previously made provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all of such Restricted Shares for the cash, securities, or property deliverable to the holder of any or all outstanding share-based Awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Company’s Common Stock in connection with the Change in Control; or (ii) the Restricted Share Agreement would otherwise continue in accordance with its terms notwithstanding the occurrence

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of the Change in Control, such Restricted Shares shall automatically vest upon the date of such Qualifying Termination at such amount as would have been earned if the original payment date(s) of the Restricted Shares had been the date of the Qualifying Termination, or if such payment is indeterminable then one hundred percent (100%) of such Restricted Shares will vest and any restrictions thereon shall lapse at the time of such Change in Control.
9.4    Voting and Dividend Rights. The holders of Restricted Shares granted under the Plan shall have the voting, dividend and other rights as set forth in their Restricted Share Agreement, and may have the same voting, dividend and other rights as the Company’s other shareholders. Any dividends paid on Restricted Shares shall not be paid at the dividend payment date and shall only be paid if and when Restricted Shares vest, in cash or in shares of unrestricted Common Stock having a Fair Market Value equal to the amount of such dividends. Common Stock distributed in connection with a stock split or stock dividend, and distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Shares with respect to which such Common Stock has been distributed.

ARTICLE 10	Restricted Stock Units
Restricted Stock Units granted under the Plan are subject to the following terms and conditions:
10.1    Restricted Stock Units. Restricted Stock Units are designated in shares of Common Stock.
10.2    Restricted Stock Unit Agreement. Each grant of Restricted Stock Units under the Plan shall be evidenced by a Restricted Stock Unit Agreement between the recipient and the Company. Such Restricted Stock Units shall be subject to all applicable terms of the Plan and may be subject to any other terms of the applicable Restricted Stock Unit Agreement that are not inconsistent with the Plan. The provisions of the various Restricted Stock Unit Agreements entered into under the Plan need not be identical. In no event shall the number of Restricted Stock Units which are granted to any Participant in a single fiscal year pertain to more than 500,000 shares of Common Stock, subject to adjustment in accordance with Article 12.
10.3    Payment for Awards. To the extent that an Award is granted in the form of Restricted Stock Units, no cash consideration shall be required of the Award recipients.
10.4    Vesting Conditions. Each Award of Restricted Stock Units shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Restricted Stock Unit Agreement, subject to Section 3.4. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a Performance Cycle equal or exceed a target determined in advance by the Committee. Such target shall be based on any one or combination of the Performance Criteria.
If the Participant’s employment with the Company or Subsidiary is terminated before the end of a Performance Cycle for any reason other than Disability, death or Retirement, the Participant shall forfeit all rights with respect to any Restricted Stock Units that were being earned during that Performance Cycle. The Committee, in its absolute and sole discretion, may establish guidelines providing that if a Participant’s employment is terminated before the end of a Performance Cycle by reason of Disability, death or Retirement, the Participant shall be entitled to a prorated payment with respect to any shares of Restricted Stock Units that were being earned during the Performance Cycle, as determined at the end of such Performance Cycle. A Restricted Stock Unit Agreement may provide for accelerated service-based vesting in the event of the Participant’s Disability, death or Retirement (provided that, with respect to accelerated vesting in the event of Retirement, such Restricted Stock Unit Agreement’s accelerated vesting provisions shall comply with the requirements of Code Section 409A). Notwithstanding anything to the contrary contained in the foregoing, in the event that the Participant experiences a Qualifying Termination within twelve (12) months following a Change in Control then unless (i) the Committee shall have previously made provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all of such Restricted Stock Units for the cash, securities, or property deliverable to the holder of any or all outstanding share-based Awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Company’s Common Stock in connection with the Change in Control; or (ii) the award of Restricted Stock Units would otherwise continue in accordance with its terms notwithstanding the occurrence of the Change in Control, such Restricted Stock Units shall automatically vest upon the date of such Qualifying Termination at such amount as would have been earned if the original payment date(s) of the Restricted Stock Units had been the date of the Qualifying Termination, or if such payment is indeterminable then one hundred percent (100%) of such Restricted Stock Units will vest and any restrictions thereon shall lapse at the time of such Change in Control.
10.5    Dividend Rights. Shares underlying an Award of Restricted Stock Units shall not be entitled to dividends and shall be entitled to dividend equivalents with respect to such Restricted Stock Units only as set forth under a Restricted Stock Unit Agreement and in compliance with this Section 10.5. If a Restricted Stock Unit Agreement includes rights to dividend equivalents, an amount equal to the dividends that would have been paid if the Restricted Stock Units had been issued and outstanding shares of Common Stock on or before the record date for any declared dividend shall be paid to the holder of such Restricted Stock Units, in cash or stock, subject to applicable withholding taxes, only if and when the Restricted Stock Units vest. Any dividend equivalents payable pursuant to this Section 10.5 shall be paid no later than March 1 of the calendar year after the calendar year in which the underlying Restricted Stock Units vest as provided in the applicable Restricted Stock Unit Agreement.

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10.6    Form and Time of Settlement of Restricted Stock Unit Awards. Settlement of vested Restricted Stock Units may be made in the form of (a) cash, (b) shares of Common Stock or (c) any combination of both, as determined by the Committee. For the avoidance of doubt, settlement of vested Restricted Stock Units in shares of Common Stock shall not be considered an Award of Unrestricted Shares under Article 8. Methods of converting Restricted Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of shares of Common Stock over a series of trading days. Vested Restricted Stock Units shall be settled in a lump sum before the later of (i) two and one half (2 1/2) months after the end of the Company’s fiscal year during which all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed or (ii) March 15 following the calendar year in which all vesting conditions applicable to the Restricted Stock Units have been satisfied or have lapsed. Until an Award of Restricted Stock Units is settled, the number of such Restricted Stock Units shall be subject to adjustment pursuant to Article 12.
10.7    Creditors’ Rights. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Restricted Stock Unit Agreement.

ARTICLE 11	Performance Share Units
Performance Share Units granted under the Plan are subject to the following terms and conditions:
11.1    Performance Share Units. Performance Share Units are designated in shares of Common Stock.
11.2    Agreement. Each grant of Performance Share Units under the Plan shall be evidenced by an Agreement between the recipient and the Company, shall be subject to all applicable terms of the Plan, and may be subject to any other terms that are not inconsistent with the Plan. The provisions of the various Performance Share Unit Agreements entered into under the Plan need not be identical. Performance Share Units may be granted in consideration of a reduction in the recipient’s other compensation.
11.3    Payment for Awards. To the extent that an Award is granted in the form of Performance Share Units, no cash consideration shall be required of the Award recipients.
11.4    Vesting Conditions. Each Award of Performance Share Units shall be subject to vesting. Vesting shall occur, in full or in installments, upon satisfaction of the conditions specified in the Performance Share Unit Agreement, subject to Section 3.4. The Committee may include among such conditions the requirement that the performance of the Company or a business unit of the Company for a Performance Cycle equal or exceed a target determined in advance by the Committee. Such target shall be based on any one or combination of the Performance Criteria.
In no event shall the number of Performance Share Units which are subject to performance-based vesting conditions and which are granted to any Participant in a single fiscal year exceed 500,000, subject to adjustment in accordance with Article 12.
If the Participant’s employment with the Company or Subsidiary is terminated before the date that Performance Share Units vest, the Participant shall forfeit all rights with respect to any unvested Performance Share Units. However, with respect to Performance Share Units subject to performance-based vesting conditions, the Committee, in its absolute and sole discretion at the time an Award of Performance Share Units is made, may establish guidelines providing that if a Participant’s employment is terminated before the end of a Performance Cycle by reason of Disability, death or Retirement, the Participant shall be entitled to a prorated payment with respect to any Performance Share Units that were being earned during the Performance Cycle, as determined at the end of such Performance Cycle. A Performance Share Unit Agreement may provide for accelerated service-based vesting in the event of a Participant’s Disability, death or Retirement (provided, in the case of Retirement, that such Performance Share Unit Agreement’s accelerated vesting provisions shall comply with the requirements of Code Section 409A). Notwithstanding anything to the contrary contained in the foregoing, in the event that the Participant experiences a Qualifying Termination within twelve (12) months following a Change in Control then unless (i) the Committee shall have previously made provision for a cash payment in settlement of, or for the assumption, substitution or exchange of any or all of such Performance Share Units for the cash, securities, or property deliverable to the holder of any or all outstanding share-based Awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Company’s Common Stock in connection with the Change in Control; or (ii) the award of Performance Share Units would otherwise continue in accordance with its terms notwithstanding the occurrence of the Change in Control, such Performance Share Units shall automatically vest upon the date of such Qualifying Termination at such amount as would have been earned if the original payment date of the Performance Shares Units had been the date of the Qualifying Termination, or if such payment is indeterminable then one hundred percent (100%) of such Performance Share Units will vest and any restrictions thereon shall lapse at the time of such Change in Control. In addition, acceleration of vesting may be required pursuant to Article 12.
11.5    Dividend Rights. Shares underlying an Award of Performance Share Units shall not be entitled to dividends and shall be entitled to dividend equivalents with respect to such Performance Share Units only as set forth under a Performance Share Unit Agreement and in compliance with this Section 11.5. If a Performance Share Unit Agreement includes rights to dividend equivalents, an amount equal to the dividends that would have been paid if the Performance Share Units had been settled shares of Common Stock on or before the record date for any declared dividend shall be paid to the holder of such Performance Share Units, in cash or stock, subject to applicable withholding taxes, only if and when such Performance Share Units actually vest and are settled in shares of Common Stock. Any dividend equivalents payable pursuant to this Section 11.5 shall be paid no later than March 1 of the calendar year after the calendar year in which the underlying Performance Share Units vest as provided in the applicable Performance Share Unit Agreement.

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11.6    Form and Time of Settlement of Units. Settlement of vested Performance Share Units may be made in the form of (a) cash, (b) shares of Common Stock or (c) any combination of both, as determined by the Committee. For the avoidance of doubt, settlement of vested Performance Share Units in shares of Common Stock shall not be considered an Award of Unrestricted Shares under Article 8. Methods of converting Performance Share Units into cash may include (without limitation) a method based on the average Fair Market Value of shares of Common Stock over a series of trading days. Vested Performance Share Units shall be settled in a lump sum by the last day of the calendar year in which all vesting conditions applicable to the Performance Share Units have been satisfied or have lapsed. Until an Award of Performance Share Units is settled, the number of such Share Units shall be subject to adjustment pursuant to Article 12.
11.7    Creditors’ Rights. A holder of Performance Share Units shall have no rights other than those of a general creditor of the Company. Performance Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Performance Share Unit Agreement.

ARTICLE 12	Protection Against Dilution
12.1    Modification or Assumption of Awards. Except in connection with a corporate transaction involving the Company (a “Strategic Transaction” which shall include, without limitation any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares or the sale of all or substantially all of the Company’s assets), the terms of outstanding Awards may not be amended to reduce any exercise price associated with such Awards or to cancel any outstanding Awards in exchange for cash, other Awards or other securities with an exercise price that is less than the exercise price of the original Awards without shareholder approval. The foregoing and the provisions of this Article 12 notwithstanding, no modification of an Award shall, without the consent of the Award recipient, alter or impair his or her rights or obligations under such Award.
12.2    Adjustments. Upon or in contemplation of any Strategic Transaction, the Committee shall, in such manner, to such extent (if any) and at such time as it deems appropriate and equitable in the circumstances:
(a)    proportionately adjust any or all of (i) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of Awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan), (ii) the number, amount and type of shares of Common Stock (or other securities or property) subject to any or all outstanding Awards, (iii) the grant, purchase, or exercise price of any or all outstanding Awards, (iv) the securities, cash or other property deliverable upon exercise of any or all outstanding Awards, or (v) the performance standards appropriate to any or all outstanding Awards, or
(b)    make provision for a cash payment or for the assumption, substitution or exchange of any or all outstanding share-based Awards or the cash, securities or property deliverable to the holder of any or all outstanding share-based Awards, based upon the distribution or consideration payable to holders of the outstanding shares of Common Stock upon or in respect of such event.
For the avoidance of doubt, this Article 12 does not apply to normal cash dividends with respect to Company Stock other than extraordinary dividends or to stock issued in lieu of such dividends. The Committee may adopt such valuation methodologies for outstanding Awards as it deems reasonable in the event of a cash or property settlement and, in the case of Options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess, if any, of the per share amount payable upon or in respect of such event over the grant price of the Award, unless otherwise provided in, or by authorized amendment to, the Award or provided in another applicable agreement with the Participant. With respect to any ISO, in the absolute and sole discretion of the Committee, the adjustment may be made in a manner that would cause the Option to cease to qualify as an ISO.
12.3    Dissolution or Liquidation. To the extent not previously exercised, settled or assumed, Options, SARs, and Performance Share Units shall terminate immediately prior to the dissolution or liquidation of the Company.

ARTICLE 13	Awards Under Other Plans
The Company may grant Awards under other equity plans or programs. Such Awards may be settled in the form of shares of Common Stock issued under this Plan.

ARTICLE 14	Limitation on Rights
14.1    Retention Rights. Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an Employee or Nonemployee Director. The Company and its Subsidiaries reserve the right to terminate the Service of any Employee or Nonemployee Director at any time, with or without cause, subject to applicable laws, the Company’s Restated Articles of Incorporation and Bylaws and a written employment agreement (if any).

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14.2    Shareholders’ Rights. Unless otherwise provided in this Plan or in any Award, a Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any shares of Common Stock covered by his or her Award prior to the time when a stock certificate for such shares of Common Stock is issued or, if applicable, the time when he or she becomes entitled to receive such shares of Common Stock by filing any required notice of exercise and paying any required Exercise Price. No adjustment shall be made for normal cash dividends or other rights for which the record date is prior to such time, except as expressly provided in the Plan.
14.3    Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue shares of Common Stock under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of shares of Common Stock pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such shares of Common Stock related to their registration, qualification or listing or to an exemption from registration, qualification or listing.
14.4    Compliance with Code Section 409A. Awards under the Plan are intended to comply with Code Section 409A and all Awards shall be interpreted in a manner that results in compliance with Section 409A, Department of Treasury regulations, and other interpretive guidance under Section 409A. Notwithstanding any provision of the Plan or an Award to the contrary, if the Committee determines that any Award does not comply with Code Section 409A, the Company may adopt such amendments to the Plan and the affected Award (without consent of the Participant) or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary and appropriate to (a) exempt the Plan and the Award from application of Code Section 409A and/or preserve the intended tax treatment of amounts payable with respect to the Award, or (b) comply with the requirements of Code Section 409A.
14.5    Clawback Policy. Each award issued under the Plan is subject to the Company’s clawback policy, which is amended from time to time.
14.6    Transferability. Except in the context of death of a Participant, or as otherwise required by law, or as approved by the Committee for no consideration, Awards issued under the Plan may not be transferred to any third party.
14.7    Governing Law. The Plan shall be governed by, and construed in accordance with, the laws of the State of Washington, without giving effect to any conflicts of laws principles.

ARTICLE 15	Withholding Taxes
15.1    General. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any shares of Common Stock or make any cash payment under the Plan until such obligations are satisfied.
15.2    Share Withholding. To the extent that applicable law subjects a Participant to tax withholding obligations, the Committee may permit such Participant to satisfy all or part of such obligations by having the Company withhold all or a portion of any shares of Common Stock that otherwise would be issued to him or her or by surrendering all or a portion of any shares of Common Stock that he or she previously acquired. Such shares of Common Stock shall be valued at their Fair Market Value on the date when they are withheld or surrendered, and shall be deemed to have been issued for purposes of identifying any shares which may become available for grant pursuant to Section 3.3 above.

ARTICLE 16	Future of the Plan
16.1    Term of the Plan. The Plan, as set forth herein, became effective on the date of shareholder approval, May 23, 2019, and shall remain in effect for a period of ten (10) years unless earlier terminated under Section 16.2.
16.2    Amendment or Termination. The Board may, at any time and for any reason, amend, alter or terminate the Plan. Notwithstanding the foregoing and except as provided in Section 14.4, no amendment, alteration or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s express written consent. An amendment of the Plan shall be subject to the approval of the Company’s shareholders for any amendment that would (a) require shareholder approval in order to satisfy the applicable requirements of Code section 422, or other applicable laws, regulations or rules, including but not limited to any stock exchange rules; (b) increase amounts payable under the Plan to Participants (provided that shareholder approval shall not be required for increases that are not material and do not require such approval under applicable law or stock exchange rules); (c) increase the number of shares of Common Stock authorized to be issued under the Plan; (d) permit the repurchase by the Company of any outstanding Awards with an Exercise Price greater than the then-current Fair Market Value of Common Stock; or (e) modify the Plan’s eligibility provisions. No Awards shall be granted under the Plan after the termination thereof.

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ARTICLE 17	Definitions
17.1    “Award” means any grant of an Option, an SAR, an Unrestricted Share, a Restricted Share, a Restricted Stock Unit or a Performance Share Unit under the Plan.
17.2    “Award Agreement” means the written agreement between the Company and the recipient that contains the terms, conditions and restrictions pertaining to a particular Award.
17.3    “Board” means the Company’s Board of Directors, as constituted from time to time.
17.4    “Cause” means (a) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, which use or disclosure causes material harm to the Company, (b) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof, (c) gross negligence, (d) willful misconduct or (e) a failure to perform assigned duties that continues after the Participant has received written notice of such failure. The foregoing, however, shall not be deemed an exclusive list of all acts or omissions that the Company (or the Parent or Subsidiary employing the Participant) may consider as grounds for the discharge of the Participant without Cause.
17.5    “Change in Control” means the happening of any of the following:
(a)    the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization in excess of fifty percent (50%) of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity;
(b)    the sale, transfer or other disposition of all or substantially all of the Company’s assets;
(c)    a change in the composition of the Board as a result of which fewer than fifty percent (50%) of the incumbent Directors are Directors who either (i) had been Directors of the Company on the date twenty-four (24) months prior to the date of the event that may constitute a Change in Control (the “original Directors”) or (ii) were elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the aggregate of the original Directors who were still in office at the time of the election or nomination and the Directors whose election or nomination was previously so approved, but excluding, for this purpose, any such Director whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation; or
(d)    any transaction as a result of which any person is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing at least thirty percent (30%) of the total voting power represented by the Company’s then outstanding voting securities. For purposes of this Paragraph (d), the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of a Subsidiary and (ii) a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company.
A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
17.6    “Code” means the Internal Revenue Code of 1986, as amended.
17.7    “Committee” means the Compensation Committee of the Company’s Board.
17.8    “Common Stock” means shares of the common stock of the Company.
17.9    “Company” means Nordstrom, Inc., a Washington corporation.
17.10    “Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.
17.11    “Employee” means a common-law employee of the Company, a Parent or a Subsidiary.
17.12    “Exchange Act” means the Securities Exchange Act of 1934, as amended.
17.13    “Exercise Price,” in the case of an Option, means the amount for which one share of Common Stock may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of an SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value of one share of Common Stock in determining the amount payable upon exercise of such SAR.

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17.14    “Fair Market Value” means the market price of a share of Common Stock, determined by the Committee in good faith on such basis as it deems appropriate. Whenever possible, the determination of Fair Market Value by the Committee shall be based on the closing price on the date of the Award as reported by the New York Stock Exchange, or the primary exchange or quotation system on which the Common Stock is then trading. Such determination shall be conclusive and binding on all persons.
17.15    “Good Reason” means the occurrence of one or more of the following without the Participant’s express written consent and within twelve (12) months following a Change in Control:
(a)    a material diminution in the Participant’s base salary;
(b)    a material diminution in the Participant’s authority, duties, or responsibilities;
(c)    a material change in the geographic location at which the Participant must perform his or her services to a place that is more than fifty (50) miles from where the Participant was based immediately prior to the Change in Control; and
(d)    any other action or inaction that constitutes a material breach by the Company of this Plan with respect to a Participant’s Award.
The event or events described above shall constitute Good Reason only if the Company (or the Parent or Subsidiary employing the Participant) fails to cure such event or events within ninety (90) days after receipt from the Participant of written notice of the event or events which constitutes Good Reason. Such notice must be provided to the Company (or the Parent or Subsidiary employing the Participant) and must provide a reasonably detailed description of the facts that the Participant believes constitute a Good Reason event. Good Reason shall cease to exist for an event on the ninetieth (90th) day following the later of its occurrence or the Participant’s knowledge thereof, unless the Participant has given written notice to the Company thereof prior to such date.
17.16    “ISO” means an incentive stock option described in Section 422(b) of the Code.
17.17    “Net Exercise” means in lieu of exercising an Option for cash, the Optionee may elect to receive shares equal to the value of the Option (or the portion thereof being exercised) by surrender of the Option. The Company shall issue to such Optionee a number of shares of Common Stock computed using the following formula:
X = Y (A - B)
A
Where
X =    The number of shares to be issued to the Optionee pursuant to the Net Exercise.
Y =    The number of shares purchasable under this Option or, if only a portion of the Option is being exercised, the portion of the Option being cancelled (at the date of such calculation).
A =    The fair market value of one (1) share (at the date of such calculation).
B =    The Exercise Price (as adjusted to the date of such calculations).
17.18    “NSO” means a stock option not described in Sections 422 or 423 of the Code.
17.19    “Nonemployee Director” means a member of the Company’s Board or the Board of Directors of a Subsidiary who is not an Employee. Service as a Nonemployee Director shall be considered employment for all purposes of the Plan, except as provided in Section 4.2.
17.20    “Option” means an NSO or an ISO granted under Article 5 of the Plan and entitling the holder to purchase shares of Common Stock pursuant to an Award.
17.21    “Optionee” means an individual or estate who holds an Option.
17.22    “Participant” means an individual or estate who holds an Award.
17.23    “Performance Criteria” shall mean a specified percentage or quantitative level in one or more of the following performance measures:
(a)    the Company’s shareholder return as compared with any designated industry or other comparator group;
(b)     the trading price of the Company’s common stock;
(c)    the results of operations, such as sales, earnings, net income (before or after taxes), cash flow, return on assets, same-store sales, economic profit, or return on investment (including return on equity, return on capital employed, or return on assets);

B-10 NORDSTROM, INC. - 2019 Proxy Statement

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(d)    earnings before or after taxes, interest, depreciation and/or amortization, and including /excluding capital gains and losses;
(e)    other financial results, such as profit margins, operational efficiency, expense reduction, or asset management goals; and
(f)    the internal or external market share of a product or line of products.
Each of the foregoing performance measures may be based on the performance of the Company generally, in the absolute or in relation to its peers, or the performance of a particular Participant, department, business unit, subsidiary, or other segment to which a particular Participant is assigned. The Committee may establish different performance measures and milestones for individual Participants or groups of Participants. For each Participant, each performance measure will be weighted to reflect its relative significance to the Company for the Performance Cycle.
Except as otherwise specified in an individual Award, applicable performance measures shall be adjusted to exclude the following items that occur during a given Performance Cycle:
(i)    Extraordinary, unusual or non-recurring items of gain or loss;
(ii)    Gains or losses on the disposition of a business, a segment of a business, or significant assets outside the ordinary course of business;
(iii)    Changes in tax or accounting standards, principles, regulations or laws;
(iv)    The effect of a merger or acquisition, including all financial results derived therefrom during the period from the merger or acquisition date through the end of the Performance Cycle in which the merger or acquisition occurred;
(v)    Gains or losses due to non-cash adjustments which relate to the valuation of long-term assets rather than current-year performance (including but not necessarily limited to gain or loss recognized for store closures, lease terminations, pension adjustments and mark to market adjustments); and
(vi)     The impact of other similar occurrences outside of the Company’s core, on-going business activities (including but not necessarily limited to litigation or tax reserves, financing activities, foreign exchange rate fluctuations and restructuring charges).
In all other respects, performance measures comprising Performance Criteria for an Award shall be calculated in accordance with the Company’s financial statements, under generally accepted accounting principles (GAAP), or under a non-GAAP methodology established by the Committee prior to the issuance of an Award. The method of calculating performance measurements shall be consistently applied and identified in the audited financial statements, including footnotes, or the Compensation Discussion and Analysis section of the Company’s annual report.
17.24    “Performance Cycle” means a predetermined period of time, not less than one year, over which Performance Criteria will be measured with respect to an Award
17.25    “Performance Share Unit” means a bookkeeping entry representing the equivalent of one (1) share of Common Stock, as granted under the Plan pursuant to an Award.
17.26    “Performance Share Unit Agreement” means the written agreement between the Company and the recipient of a Performance Share Unit that contains the terms, conditions and restrictions pertaining to such Performance Share Unit.
17.27     “Plan” means this Nordstrom, Inc. 2019 Equity Incentive Plan, as amended from time to time.
17.28    “Prior Plans” mean the Nordstrom 2010 Equity Incentive Plan and 2004 Equity Incentive Plan, as subsequently amended in 2007 and 2008.
17.29    “Qualifying Termination” means (a) the Participant’s employment is involuntarily terminated by the Company (or the Parent or Subsidiary employing the Participant) without Cause, or (b) the Participant terminates employment from the Company (or the Parent or Subsidiary employing the Participant) for Good Reason. The twelve-month period will be extended by one (1) additional month if the thirty-day cure period in Section 17.15 is triggered in the eleventh or twelfth month following a Change in Control. It is intended that any Qualifying Termination shall be an “involuntary Separation from Service,” as that term is defined in Treasury Regulation Section 1.409A-1(n).
17.30    “Restricted Share” means a share of Common Stock granted under Article 9 pursuant to an Award, with such restrictions as set forth in the applicable Restricted Share Agreement.
17.31    “Restricted Stock Unit” means a right granted under Article 10 to receive Common Stock or cash at the end of a specified deferral period pursuant to an Award, which right may be conditioned on the satisfaction of certain requirements (including the satisfaction of certain performance goals).
17.32    “Restricted Share Agreement” means the written agreement between the Company and the recipient of a Restricted Share that contains the terms, conditions and restrictions pertaining to such Restricted Share.

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17.33    “Restricted Stock Unit Agreement” means the written agreement between the Company and the recipient of a Restricted Stock Unit that contains the terms, conditions and restrictions pertaining to such Restricted Stock Unit.
17.34    “Retirement” means Participant’s termination from Service on or after his or her Retirement Date.
17.35    “Retirement Date” shall have the meaning as set forth in a particular Award Agreement.
17.36    “SAR” means a stock appreciation right granted under Article 7 of the Plan pursuant to an Award.
17.37    “SAR Agreement” means the written agreement between the Company and a Participant that contains the terms, conditions and restrictions pertaining to his or her SAR.
17.38    “Service” means service as an Employee or Nonemployee Director.
17.39    “Stock Option Agreement” means the written agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to his or her Option.
17.40    “Subcommittee” means a separate committee established by and consisting of members of the Committee.
17.41    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.
17.42    “Unrestricted Share” means a share of Common Stock granted under Article 8 of the Plan pursuant to an Award.
IN WITNESS WHEREOF, this instrument setting forth the terms and conditions of this NORDSTROM, INC. 2019 EQUITY INCENTIVE PLAN is executed this _________ day of June 2019.

NORDSTROM, INC.
By:
Christine Deputy
Title:	Chief Human Resources Officer

B-12 NORDSTROM, INC. - 2019 Proxy Statement

NORDSTROM CARES

Our commitment to our communities extends well beyond the experiences we offer in our stores. Our corporate social responsibility efforts are focused on two pillars: caring for our communities and respecting the environment. We're committed to making progress in these areas across our business. Below are a few of our 2018 highlights.

JOINED *BETTER WORK* TO **IMPROVE WORKING CONDITIONS** IN GARMENT FACTORIES

GAVE
29,000+
KIDS NEW SHOES WITH *SHOES THAT FIT*

DONATED
≈$12 million
TO 600+ U.S. AND CANADA ORGS

HELPED CUSTOMERS KEEP MORE THAN **10 TONS OF CLOTHING** OUT OF LANDFILLS—THAT'S THE WEIGHT OF FIVE CARS!

SERVED UP **3** AWARD-WINNING **WOMEN-PRODUCED COFFEES** IN OUR COFFEE SHOPS

BEAT OUR 2020 ENERGY-REDUCTION GOAL BY 2.1%—SAVING ENOUGH ENERGY TO **POWER 9,391 HOMES FOR A YEAR**

To learn more about our work, please read our 2018 corporate social responsibility report, which will be available on NordstromCares.com this summer.

MIX
Paper from responsible sources
FSC® C102835

RECYCLING IS ALWAYS IN STYLE.
Learn more about our sustainability efforts at nordstromcares.com.
©2019 Nordstrom, Inc. All rights reserved. Printed in the USA. 435884539

investor.nordstrom.com #NORDSTROM

NORDSTROM

NORDSTROM, INC.
C/O SECRETARY
1700 7TH AVENUE, SUITE 700
SEATTLE, WA 98101

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/22/2019 for shares held directly and by 11:59 P.M. ET on 05/19/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/22/2019 for shares held directly and by 11:59 P.M. ET on 05/19/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Shellye L. Archambeau	☐	☐	☐
1b. Stacy Brown-Philpot	☐	☐	☐
1c. Tanya L. Domier	☐	☐	☐
1d. Kirsten A.Green	☐	☐	☐
1e. Glenda G. McNeal	☐	☐	☐
1f. Erik B. Nordstrom	☐	☐	☐
1g. Peter E. Nordstrom	☐	☐	☐
1h. Brad D. Smith	☐	☐	☐
1i. Gordon A. Smith	☐	☐	☐
1j. Bradley D. Tilden	☐	☐	☐
1k. B. Kevin Turner	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2., 3. and 4..	For	Against	Abstain
2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐
3. ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION.	☐	☐	☐
4. APPROVE THE NORDSTROM, INC. 2019 EQUITY INCENTIVE PLAN.	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting and at any convening or reconvening of the meeting following a postponement or adjournment of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000414133_1 R1.0.1.18

The Notice and Proxy Statement and Annual Report on Form 10-K are available for **viewing purposes only** at investor.nordstrom.com.

To vote by Internet, you must access www.proxyvote.com.

If you vote via telephone or Internet, you do not need to mail back this proxy card.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
NORDSTROM, INC.
1617 SIXTH AVENUE, SEATTLE, WASHINGTON 98101-1707

The Shareholder(s) of Nordstrom, Inc. named on this proxy card hereby appoints Anne Bramman and Kelley Hall, or either of them, each with full power of substitution, as Proxy Holders to vote all shares of stock of the Shareholder entitled to vote at the Annual Meeting of Shareholders of Nordstrom, Inc. to be held May 23, 2019, at 9:00 a.m., Pacific Daylight Time, at the John W. Nordstrom Room, Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, Washington 98101-1707, and any adjournment or postponement thereof, with all power the Shareholder would possess if personally present. The Proxy Holders will vote as directed by the Shareholder for the proposals to be presented at the meeting. Unless revoked or otherwise directed, the Proxy Holders will vote FOR proposals 1, 2, 3 and 4. If any additional proposals are properly presented at the meeting and any adjournment thereof, the Proxy Holders will vote on such additional proposals in accordance with their discretion.

Notwithstanding the above, if there are shares allocated to the Shareholder's account in the Nordstrom 401(k) Plan (the "Plan"), the Shareholder hereby directs the Nordstrom, Inc. Retirement Committee (the "Retirement Committee") to confidentially vote all shares as indicated by the Shareholder on the reverse side of this proxy card. If this proxy card is signed and returned without specific instructions for voting, the shares will be voted by the Retirement Committee as provided in the paragraph above. If the Shareholder's vote of shares held through the Plan is not received by 11:59 p.m. Eastern Daylight Time on May 19, 2019, then the Retirement Committee will vote those shares in the same proportion as Plan shares that have been voted.

Your telephone or Internet vote authorizes the Proxy Holders and/or the Retirement Committee to vote the shares in the same manner as if you marked, signed and returned this proxy card.

Continued and to be signed on reverse side

0000411133_2 R1.0.1.18

*** Exercise Your *Right* to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 23, 2019

NORDSTROM, INC.

NORDSTROM

NORDSTROM, INC.
C/O SECRETARY
1700 7TH AVENUE, SUITE 700
SEATTLE, WA 98101

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 15, 2019
Date: May 23, 2019 **Time:** 9:00 AM PDT
Location: John W. Nordstrom Room
Downtown Seattle Nordstrom
1617 Sixth Avenue
5th Floor
Seattle, Washington 98101-1707

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

0000414132_1 R1.0.1.18

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement 2. Annual Report

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com.*

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 09, 2019 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com.* Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

0000414132_2 R1.0.1.18

Voting items

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

1a. Shellye L. Archambeau

1b. Stacy Brown-Philpot

1c. Tanya L. Domier

1d. Kirsten A.Green

1e. Glenda G. McNeal

1f. Erik B. Nordstrom

1g. Peter E. Nordstrom

1h. Brad D. Smith

1i. Gordon A. Smith

1j. Bradley D. Tilden

1k. B. Kevin Turner

The Board of Directors recommends you vote FOR proposals 2., 3. and 4..

3. ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION.

4. APPROVE THE NORDSTROM, INC. 2019 EQUITY INCENTIVE PLAN.

NOTE: To transact such other business as may properly come before the meeting and at any convening or reconvening of the meeting following a postponement or adjournment of the meeting.

0000414132_3 R1.0.1.18